UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(RULE 14c-101)
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
Check the appropriate box:
☑     Preliminary Information Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))
☐     Definitive Information Statement
SUTURA, INC.
(Name of the Registrant as Specified in its Charter)
Payment of Filing Fee (Check the appropriate box):
☐     No Fee Required
☑     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1.	Title of each class of securities to which transaction applies:

n/a

2.	Aggregate number of securities to which transaction applies:

n/a

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum value of the transaction is $6,750,000 in cash. The filing fee was determined by multiplying the proposed maximum value of the transaction by 0.0000393.

4.	Proposed maximum aggregate value of transaction:

$6,750,000.00

5.	Total fee paid:

$265.27

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, schedule, or registration statement no.:

3.	Filing party:

4.	Date filed:

Sutura, Inc.
NOTICE OF APPROVAL OF ASSET PURCHASE AGREEMENT AND
AND APPROVAL OF SALE OF ASSETS
BY
WRITTEN CONSENT OF STOCKHOLDERS
                    , 2009
          NOTICE IS HEREBY GIVEN, pursuant to Section 228 of the General Corporation Law of the State of Delaware (which is referred to in this document as “Delaware Law”) that, on                     , 2009, the holders of a majority of the outstanding shares of Sutura, Inc., a Delaware corporation (which is referred to in this document as “we,” “us” or the “Company”), entitled to vote thereon, acting by written consent without a meeting of stockholders, approved
•	An Asset Purchase Agreement, dated as of December 12, 2008, by and among the Company and Nobles Medical Technologies, Inc., a Delaware corporation, as amended by the First Amendment to Asset Purchase Agreement, dated as of February 2, 2009, by and between the Company and Nobles Medical Technologies, Inc.; and

•	The transactions contemplated thereby.
          Under the asset purchase agreement, we will sell substantially all of the Company’s non-cash assets and $3.0 million of the Company’s cash and cash equivalents (less the amount of certain expenses of the Company incurred between November 3, 2008 and the closing date to the extent that such expenses exceed $1.5 million) to Nobles Medical Technologies, Inc., a Delaware corporation, in exchange for a cash payment of $6.75 million, subject to the terms and conditions of the asset purchase agreement.
          As permitted by Delaware Law and the Company’s certificate of incorporation, as amended and as currently in effect, no meeting of Company stockholders is being held to vote on the approval of the asset purchase agreement because such transactions have been approved by the requisite stockholders in an action by written consent. The terms and conditions of the asset purchase agreement and the various transactions contemplated thereby are described in detail in the enclosed Information Statement.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
THIS INFORMATION STATEMENT IS DESIGNED TO INFORM YOU OF THE ASSET SALE AND TO PROVIDE YOU WITH INFORMATION ABOUT THE ASSET SALE AND THE BACKGROUND TO THE ASSET SALE.

Brian Abraham, Ph.D.
Chief Executive Officer Fountain Valley, California

NEITHER THE ASSET SALE NOR THE ASSET PURCHASE AGREEMENT HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THE ASSET

SALE OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OR STATEMENTS (OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT) REGARDING THE ASSET SALE OR THE OTHER MATTERS DISCUSSED HEREIN AND, IF GIVEN OR MADE, ANY SUCH REPRESENTATIONS OR INFORMATION PROVIDED MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED OR SANCTIONED BY THE COMPANY OR ANY OTHER PERSON.
This information statement is dated                               , 2009, and it is first being mailed to stockholders on or about                               , 2009.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This Information Statement contains “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding our assumptions, projections, expectations, intentions or beliefs about future events, including the asset sale. We caution you that these statements may and often do vary from actual results, and the differences between these statements and actual results can be material. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements.
          Forward-looking statements speak only as of the date of this Information Statement. We expressly disclaim any obligation or undertaking to release, publicly or otherwise, any updates or revisions to any forward-looking statement contained in this Information Statement to reflect any change in our expectations or any change in events, conditions, assumptions or circumstances on which any such statement is based unless so required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC. New factors affecting the forward-looking statements emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SUMMARY TERM SHEET
          The following is a summary of information contained elsewhere in this Information Statement. It may not contain all of the information that is important to you. To understand the proposed transaction fully and for a more complete description of the terms of the proposed transaction, we urge you to read this Information Statement, the Asset Purchase Agreement, as amended, set forth on Annex A and the Opinion of Craig-Hallum Capital Group LLC set forth on Annex B, because they contain important information about the Company and the asset sale. Unless the context otherwise requires, all references in this document to we, us, our, or the Company are to Sutura, Inc., a Delaware corporation; all references to Nobles Medical are to Nobles Medical Technologies, Inc., a Delaware corporation; all references to the Whitebox Parties are to Whitebox Convertible Arbitrage Partners, L.P., a British Virgin Islands limited partnership, Whitebox Hedged High Yield Partners, L.P., a British Virgin Islands limited partnership, Whitebox Intermarket Partners, L.P., a British Virgin Islands limited partnership, Pandora Select Partners, L.P., a British Virgin Islands limited partnership, Scot W. Malloy, and Gary S. Kohler; all references to the unaffiliated stockholders are to the stockholders of the Company other than the Whitebox Parties, Anthony Nobles and the other directors and officers of the Company; and all references to the asset purchase agreement are to the Asset Purchase Agreement, dated as of December 12, 2008, by and between Nobles Medical Technologies, Inc. and Sutura, Inc., a copy of which is set forth on Annex A, as amended by the First Amendment to Asset Purchase Agreement, dated as of February 2, 2009, by and between Nobles Medical Technologies, Inc. and Sutura, Inc., a copy of which is also set forth on Annex A.
The Parties Involved in the Asset Sale
•	Sutura, Inc. The Company is a medical device company that designs, develops, and manufactures a family of patented minimally invasive devices to suture vascular structures during open surgery and catheter-based procedures. The Company’s operations, to date, have consisted mainly of raising capital, research, development, and clinical testing of its SuperStitch vascular suturing devices, obtaining regulatory clearances and approvals in both the U.S. and Europe and limited manufacturing and sales. The Company’s business plan since August 2008 has focused on trying to sell its intellectual property assets or business. Since August 19, 2005, the Company’s common stock has been traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol “SUTU.”

•	Nobles Medical Technologies, Inc. Nobles Medical is a newly formed Delaware corporation, formed for the purpose of purchasing the assets of the Company pursuant to the asset sale.

See “Parties to the Transaction” beginning on page [ ].
Structure of the Transaction and Consideration to be Received
          Pursuant to the asset purchase agreement and related agreements, the Company has agreed to sell to Nobles Medical substantially all of the non-cash assets of the Company plus $3.0 million in cash and cash equivalents (less the amount of certain expenses of the Company incurred between November 3, 2008 and the closing date to the extent that such expenses exceed $1.5 million) in exchange for a cash payment of $6.75 million and the assumption of certain liabilities. An escrow agreement has been entered into by Nobles Medical, the Company and Farmers and Merchants Bank pursuant to which Nobles Medical has placed an amount equal to the $6.75 million purchase price into escrow, which will be paid to the Company at the closing for the assets. See “The Asset Purchase Agreement and Related Documents” beginning on page [          ].
Use of Proceeds
          The proceeds from the asset sale will be paid to Whitebox Advisors, LLC in its capacity as the collection agent for the Whitebox Parties, each of whom is a secured party under certain security agreements securing the performance of payment of amounts due under certain secured notes issued by the Company in favor of each of the Whitebox Parties. None of the proceeds received in connection with the asset sale will be distributed to any of the Company’s stockholders based on their equity holdings in the Company.
          In addition to making the above payments, after the asset sale is consummated, the Company intends to cease its operations and distribute its remaining assets, if any, to its creditors. The Company believes that the value of the Company’s assets is less than the Company’s outstanding liabilities, and that no distribution will be made to any stockholders based on their equity holdings in the Company. See “The Asset Sale—Certain Effects of the Asset Sale” beginning on page [          ].

Closing and Closing Conditions
          We anticipate that the asset sale will close on                     , 2009. However, the asset sale may not be completed until certain closing conditions are satisfied or waived. These conditions include the passage of at least 20 days following the mailing of this Information Statement. See “The Asset Purchase Agreement and Related Documents—Asset Purchase Agreement—Closing” beginning on page [___] and “—Conditions to Complete the Asset Sale” beginning on page [          ].
Termination
          The Company and Nobles Medical may agree to terminate the asset purchase agreement at any time before closing of the asset sale. In addition, either the Company or Nobles Medical may unilaterally terminate the asset purchase agreement if:
•	one party discovers any material inaccuracy of any representation or warranty of the other party or any uncured material breach of any covenant of the other party; or

•	the closing has not occurred on or prior to May 15, 2009, unless the failure to close results from the breach of any provision of the asset purchase agreement by the party seeking to terminate the asset purchase agreement.
          The Company may terminate the asset purchase agreement if:
•	the fairness opinion related to the transaction is withdrawn by Craig-Hallum; or

•	the Company’s board withdraws its authorization and approval of the agreement based upon receipt of a superior acquisition proposal.
          Nobles Medical may terminate the asset purchase agreement if:
•	the Company’s board withdraws its authorization and approval of the agreement based upon receipt of a superior acquisition proposal and the closing has not occurred on or prior to May 14, 2009; or

•	the Company’s stockholders do not approve the transaction within five business days following (i) notification from the SEC that it has no comments (or no further comments) on the materials to be distributed to the Company’s stockholders or (ii) the expiration of the applicable waiting period following the initial filing of such materials with the SEC without receipt of comments from the SEC.
          See “The Asset Purchase Agreement and Related Documents — Asset Purchase Agreement — Termination” beginning on page [          ].
Termination Fee
          Each of the Company and Nobles Medical has entered into an escrow agreement pursuant to which it has established an escrow account with Farmers and Merchants Bank. If Nobles Medical fails to close the asset sale for certain reasons, the Company will be entitled to receive a termination fee to be paid from Nobles Medical’s escrow account in the amount of the actual expenses, subject to certain exclusions, incurred by the Company from November 3, 2008 to the date the asset purchase agreement is terminated. If the Company fails to close the asset sale for certain reasons, Nobles Medical will be entitled to receive a termination fee of $500,000 to be paid from the Company’s escrow account. See “The Asset Purchase Agreement and Related Documents—Asset Purchase Agreement—Termination Fees” beginning on page [          ].
No Solicitation
          Except in connection with certain actions that the Company’s board of directors believes in good faith are required for the board to comply with its fiduciary duties, the asset purchase agreement prohibits the Company from soliciting and participating in discussions with third parties or taking other actions related to transactions other than the proposed asset sale to Nobles Medical. See “The Asset Purchase Agreement and Related Documents—Asset Purchase Agreement—No Solicitation of Alternative Transactions” beginning on page [          ].

Indemnification
          Each of the Company and Nobles Medical is obligated to indemnify the other party and its affiliates and representatives from losses arising from misrepresentations or breaches of warranty set forth in the asset purchase agreement and related documents, failure to perform its obligations under the asset purchase agreement and related documents, and certain additional liabilities and taxes.
          Each representation, warranty, covenant and agreement contained in the asset purchase agreement survives closing and remains in full force and effect, subject only to the limitations stated by its respective terms.
          See “The Asset Purchase Agreement and Related Agreements—Asset Purchase Agreement—Indemnification” beginning on page [          ].
Escrow
          Each of the Company and Nobles Medical has entered into an escrow agreement pursuant to which it has opened an escrow account with Farmers and Merchants Bank. As of the date of this Information Statement, Nobles Medical has deposited the entire $6.75 million purchase price into its escrow account, and the Company has deposited $500,000 into its escrow account. These amounts will be released upon closing of the asset sale or upon the occurrence of certain other events. See “The Asset Purchase Agreement and Related Documents—Ancillary Agreements—Escrow Agreements” beginning on page [          ].
Required Vote
          Delaware law requires that the asset purchase agreement and related transactions be approved by a majority of the voting power of the Company’s outstanding capital stock. The required stockholder approval was obtained by written consent on                     , 2009. See “Stockholder Consent to the Asset Sale” beginning on page [          ].
Recommendations
          The special committee of the Company’s board of directors that was appointed to, among other things, evaluate a possible sale transaction with Nobles Medical or other potential third party acquirors and negotiate the terms of such transactions on behalf of the board has unanimously determined that the asset purchase agreement, the asset sale and the other transactions contemplated by the asset purchase agreement are advisable and in the best interests of the Company and its stockholders (including the unaffiliated stockholders), and has recommended to the full Company board of directors that the board of directors approve the asset purchase agreement and the transactions contemplated thereby, and that the stockholders of the Company approve and adopt the asset purchase agreement. After considering factors including the unanimous recommendation of the special committee, the Company’s board of directors has unanimously:
•	determined that the asset sale is advisable and in the best interests of the Company’s stockholders (including its unaffiliated stockholders) and creditors and that the consideration to be received by the Company in the asset sale is fair and reasonable;

•	approved and voted to enter into the asset purchase agreement; and

•	recommended that the Company’s stockholders approve the asset purchase agreement and the transactions contemplated thereby.
Accordingly, the special committee and the board of directors unanimously recommended that the Company’s stockholders vote to adopt and approve the asset purchase agreement. See “The Asset Sale—Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval and Adoption of the Asset Purchase Agreement” beginning on page [___].
Interests of Certain Persons
          In considering the proposed transactions, you should be aware that some Company stockholders, directors, officers and employees have interests in the asset sale that may be different from, or in addition to, your interests as a Company stockholder generally, including:

•	all of the proceeds from the asset sale will be paid to the Whitebox Parties as secured creditors of the Company, and none of the proceeds will be distributed to any of the Company’s stockholders based on their equity holdings in the Company;

•	four of the seven members of the Company’s board of directors are affiliated with the Whitebox Parties that will ultimately receive the proceeds of the asset sale;

•	Mr. Nobles was the President, Chief Science Officer and a director of the Company on the date the asset purchase agreement was executed, beneficially owns approximately 29.12% of the Company’s outstanding shares, is the Chief Executive Officer and a director of Nobles Medical, and owns 9.50% of the outstanding shares of Nobles Medical on a fully diluted basis; and

•	Egbert Ratering is a Vice President and past director of the Company, beneficially owns approximately 31.30% of the Company’s outstanding shares, and owns 0.50% of the outstanding shares of Nobles Medical on a fully diluted basis.
          These arrangements are more fully described under “The Asset Sale—Interests of Certain Persons in the Asset Sale” beginning on page [          ].
          The special committee and the Company’s board of directors were aware of these interests and considered them, among other matters, prior to providing their respective recommendations with respect to the asset purchase agreement.
Opinion of the Special Committee’s Financial Advisor
          The special committee received an opinion from Craig-Hallum Capital Group LLC to the effect that, as of the date of its opinion, the consideration received by the Company in the asset sale, taken as a whole, pursuant to the asset purchase agreement, is fair, from a financial point of view, to the Company and its common stockholders, other than Mr. Nobles. Craig-Hallum’s opinion is subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Craig-Hallum in preparing its opinion, which opinion is attached as Annex B. The Company encourages you to read carefully Craig-Hallum’s opinion in its entirety and the section entitled “The Asset Sale—Opinion of Craig-Hallum” beginning on page [___]. The opinion of Craig-Hallum was provided to the Company’s special committee in connection with the special committee’s evaluation of the asset sale and does not address any other aspect of the asset sale.
Financing
          The consideration being paid by Nobles Medical to purchase the Company’s assets is not contingent on debt financing. As of the date of this Information Statement, Nobles Medical has placed into escrow the entire amount of the purchase price. See “The Asset Sale—Financing” beginning on page [          ].
Material U.S. Federal Income Tax Consequences
          The Company will recognize gain or loss for United States federal income tax purposes on the asset sale. The winding-up of the Company’s operations and the distribution of its remaining assets, if any, to its creditors may cause the stock in the Company to be considered worthless for United States federal income tax purposes. In that event, a Company stockholder would be entitled to a deduction equal to the stockholder’s adjusted basis in the stockholder’s shares at the time the shares become worthless. See “The Asset Sale—Material U.S. Federal Income Tax Consequences” beginning on page [          ].
Dissenters’ Rights
          The Company’s stockholders are not entitled to dissenters’ rights under Delaware Law. See “The Asset Sale—Absence of Dissenters’ Rights” beginning on page [          ].

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE
          The following questions and answers are presented for your convenience only and briefly address some questions you may have about the asset sale. They may not contain all of the information that is important to you. We urge you to read carefully the entire Information Statement, including the annexes.

Q:	Why am I receiving this Information Statement?

A:	This Information Statement describes the transactions relating to the sale of substantially all of the Company’s non-cash assets and $3.0 million of the Company’s cash and cash equivalents (less the amount of certain expenses of the Company incurred between November 3, 2008 and the closing date to the extent that such expenses exceed $1.5 million) to Nobles Medical and the approval of that sale by written consent of our stockholders. Our board of directors is providing this Information Statement to you pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, solely to inform you of, and provide you with information about, the asset sale before it is consummated.

Q:	Who is entitled to receive this Information Statement?

A:	Stockholders of record as of the close of business on ________, 2009, the date the stockholders approved the asset sale, are entitled to receive this Information Statement, which describes the corporate actions that have been approved by the written consent of our stockholders.

Q:	Am I being asked to vote on the asset sale?

A:	No, we are not asking you to vote for approval of the asset sale or to provide your written consent to the asset sale, because your vote or written consent is not required for approval of the asset sale. The asset sale has already been approved by the written consent of a majority of the Company’s outstanding shares of capital stock.

Q:	Will there be a stockholder meeting to consider and approve the asset sale?

A:	No, a stockholder meeting will not be held to consider and approve the asset sale. The asset sale has already been approved by the written consent of our stockholders.

Q:	Will any of the proceeds from the asset sale be distributed to me as a stockholder?

A:	No. The proceeds from the asset sale will be paid to Whitebox Advisors, LLC in its capacity as the collection agent for the Whitebox Parties. None of the proceeds received in connection with the asset sale will be distributed to any of the Company’s stockholders based on their equity holdings in the Company.

Q:	Is the asset sale subject to the satisfaction of any conditions?

A:	Yes. Before the asset sale may be consummated, certain closing conditions must be satisfied or waived. These conditions are described in this Information Statement in the section entitled “The Asset Purchase Agreement and Related Documents—Asset Purchase Agreement—Conditions Precedent to the Closing of the Asset Sale.” If these conditions are not satisfied or waived, then the asset sale will not be consummated even though it has been approved by written consent.

Q:	When do you expect the asset sale to be consummated?

A:	We intend to consummate the asset sale on the date on which all of the remaining closing conditions specified in the asset purchase agreement are satisfied or waived. Assuming the remaining closing conditions are satisfied or waived by such date, we expect to consummate the asset sale on ________, 2009, but not earlier than 20 days after the date this Information Statement is first mailed to the stockholders.

Q:	What are the material U.S. federal income tax consequences of the asset sale?

A:	The Company will recognize gain or loss for United States federal income tax purposes on the asset sale. The winding-up of the Company’s operations and the distribution of its remaining assets, if any, to its creditors may cause the stock in the Company to be considered worthless for United States federal income tax purposes. In that event, a Company stockholder would be entitled to a deduction equal to the stockholder’s adjusted basis in the stockholder’s shares at the time the shares become worthless. See “The Asset Sale—Material U.S. Federal Income Tax Consequences” beginning on page [___].

Q:	What should I do now?

A:	No action by you is required.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this Information Statement or if you have questions about the asset sale, then you should contact us as follows:
Sutura, Inc.
17080 Newhope Street
Fountain Valley, California 92708
Attention: Brian Abraham, Ph.D., CEO

THE ASSET SALE
Background of the Asset Sale
          The Company was founded as a Delaware corporation on August 14, 1996 by Anthony Nobles and Egbert Ratering. On August 19, 2005, the Company merged with and into Technology Visions Group, Inc., and the surviving corporation continued to use the name Sutura, Inc.
          Since the formation of the Company, Messrs. Nobles and Ratering have been involved in the operations and management of the Company. Mr. Nobles was a director and executive officer of the Company since its formation until his resignation from such positions on January 12, 2009. Mr. Ratering was a director and officer of the Company until the merger with Technology Visions Group, was a director of the Company since the merger until his resignation on October 29, 2008, and has been an officer of the Company since the merger.
          During the summer of 2004, the Company was introduced to Whitebox Advisors, LLC as a potential source of funding for the Company. In September 2004 and in March 2005, the Whitebox Parties made initial investments in an aggregate amount of $9,550,000 in the Company in the form of convertible promissory notes secured by all of the assets of the Company. The Whitebox Parties also acquired warrants entitling the Whitebox Parties to purchase shares of common stock of the Company as part of the financing transactions. These notes and related security agreements and warrants survived the merger with Technology Visions Group. Following its initial investments, the Whitebox Parties continued to make investments in the Company at various times during 2005, 2006 and 2007. Including its initial investments, the Whitebox Parties made an aggregate total investment in the Company of $26,410,000 consisting of $20,550,000 in the form of secured convertible notes, $1,700,000 in the form of unsecured notes and $4,160,000 in the form of a purchase of shares of common stock of the Company. During the period from the time of initial investment in the Company to the date of this Information Statement, certain of the notes have accrued interest in the form of new notes, certain notes have been converted into shares of the Company’s common stock and certain notes have been paid in full. At the time of this Information Statement, the Company has outstanding secured debt owed to the Whitebox Parties in excess of $12.0 million and unsecured debt owed to the Whitebox Parties in excess of $1.7 million.
          In and around September 2005 the Company engaged an investment bank regarding the Company’s interest in pursuing a possible sale of the Company’s business or assets. That investment bank contacted, and had preliminary discussions with, a number of potential acquirers who had interest in businesses similar to the Company’s business; however, none of those third parties indicated an interest in pursuing a transaction with the Company.
          In May 2006, Whitebox Advisors informed the Company that given its significant investment in the Company, Whitebox Advisors would like to designate a member of the Company’s board of directors. On May 15, 2006, David Teckman, then a director of Whitebox Advisors, was appointed to the Company’s board of directors. Further, at a board of director’s meeting held on September 21, 2006, Mr. Nobles stepped down from the positions of President and Chief Executive Officer of the Company and became the Company’s Chief Science Officer. Mr. Teckman was then appointed to serve as the Company’s President and Chief Executive Officer.
          The Company’s board of directors began considering a potential sale of the Company’s business to provide value to its stockholders again in November 2006, believing that the Company had developed its products, and in particular its new SuperStitch EL product, to a sufficient extent so as to be an attractive acquisition candidate. On November 29, 2006, the Company retained Craig-Hallum Capital Group LLC, a Minnesota based investment bank, as its financial advisor to assist and advise it with identifying and negotiating with potential acquirors. Craig-Hallum identified a number of third parties who Craig-Hallum thought might be interested in acquiring the Company or its assets or investing in the Company. During the months of January through May 2007, the Company and Craig-Hallum approached these third parties and identified approximately five parties who indicated an interest in a possible transaction with the Company. Based on preliminary discussions with those parties, in May 2007, Craig-Hallum, on behalf of the Company, informed those parties that the Company would be accepting bids to acquire the Company’s business or assets. However, none of those third parties submitted a bid to acquire the Company’s business or assets. Upon further follow-up with those third parties, they each indicated that the Company would need to test its SuperStitch EL product in clinical settings and provide the clinical data on a significant number of patients to those parties for review before they would consider acquiring the Company.
          From August 2007 through August 2008, the Company focused on further development of its medical device products and clinical testing of its SuperStitch EL device.

          On February 15, 2008, Mr. Teckman resigned from the Company’s board of directors and from his positions of Chief Executive Officer and President. Mr. Richard Bjorkman was appointed to serve as Chief Executive Officer in addition to his current position as Chief Financial Officer, and Mr. Nobles was appointed to serve as President in addition to his position as Chief Science Officer. Also in March 2008, one of the Company’s directors, Richard Moran, resigned.
          During February, March and April 2008, the Company and Whitebox Advisors had discussions regarding the Company’s business and operations plans, budgets and milestones. In early April 2008, representatives of Whitebox Advisors, on behalf of the Whitebox Parties, met with the executive officers of the Company and discussed their concerns regarding the investments of the Whitebox Parties in the Company due to delays in product development and diminishing cash reserves. The Whitebox representatives delivered notice to the Company that the Whitebox Parties were converting an aggregate of $5,213,262.50 of convertible secured promissory notes and accrued interest into 65,165,775 shares of the Company’s common stock, which would make the Whitebox Parties, on a combined basis, the Company’s largeststockholder. Further, they informed the Company that the Whitebox Parties believed that the Company needed to make significant changes and requested that the board appoint designees of Whitebox Advisors to occupy four of the seven positions on the Company’s board of directors and to serve as the Company’s Chairman and Chief Executive Officer. On April 14, 2008, Charles Terrell and John Crew, M.D. resigned from the Company’s board, leaving a total of four vacancies, and Brian Abraham, Mark Strefling, John Kopchik and Richard Vigilante, each employed by Whitebox Advisors or its affiliates, were appointed to the Company’s board to fill the existing vacancies. Additionally, Mark Strefling became the Chairman and Brian Abraham became the Chief Executive Officer.
          In June 2008, as a result of continuing delays in the Company’s planned development schedule, the board and management began to discuss their concerns regarding the Company’s ability to complete necessary development of its products prior to depleting its available cash.
          In August 2008, the Company’s board of directors further discussed concerns regarding the Company’s remaining cash and the likelihood that it would be unable to attract additional capital through debt or equity financings to permit it to execute on its longer term development plan. At that time the board determined that the Company should focus on trying to sell its intellectual property assets or business and begin planning for a substantial cutback, or ceasing, of operations in the near term. The board then instructed its officers to coordinate with Craig-Hallum to contact the third parties with which it had discussions in 2007 to inquire as to their potential interest in acquiring the Company’s intellectual property assets or business. Craig-Hallum contacted those third parties and provided them with the available clinical data on the SuperStitch EL device. None of the third parties expressed an interest in acquiring the Company or its assets.
          At a board meeting on September 30, 2008, the board discussed the financial condition of the Company, including its continuing decrease in available cash and the lack of financing alternatives, which led to concern by the board that the Company would not be able to continue operations beyond December 31, 2008. The board determined that the Company should inform the public markets of the Company’s cash position and the concerns of the board as to the ability of the Company to continue operations beyond December 31, 2008. On October 17, 2008, the Company filed a Form 8-K disclosing the board’s concerns.
          In October 2008, the Company retained Capstone Advisory Group, LLC to value the Company’s assets (other than intellectual property) and to seek bids for the purchase of such assets in anticipation of a possible cessation of operations and liquidation. Upon conclusion of its review and analysis of the Company’s assets, Capstone secured two bids for the assets (other than intellectual property), the highest of which was $505,000.
          On October 15, 2008, Nobles Medical submitted a written offer to the Company’s board to purchase the assets of the Company. The offer identified Mr. Nobles, who is a significant stockholder and was, until January 12, 2009, a director and executive officer of the Company, as the President and Chief Executive Officer of Nobles Medical. The Nobles Medical offer contemplated a purchase of all of the assets of the Company, free and clear of all liens and encumbrances and including $3.0 million in cash, in exchange for a payment of $5.0 million in cash. The offer also contemplated a $250,000 break-up to be paid by one party to the other party, if such party failed to close for certain specified reasons, including, without limitation, a breach of the letter of intent or asset purchase agreement or acceptance of another third party purchase offer by the Company
          The Company’s board held a special meeting on October 20, 2008 to discuss the Nobles Medical offer; Mr. Nobles was not present for and did not participate in the board’s discussions of the offer. At that meeting, the board discussed the conflicts of interest of Messrs. Noble and Ratering. After such discussion, Mr. Ratering agreed to resign his position as a director if the board was able to fill the vacancy caused by his resignation. The board discussed filling this vacancy with Mr. David Kernan, who the board selected based on his experience in the industry and with the Company in connection with helping the Company identify potential investors. The board determined that it was in the best interests of its stockholders to investigate a possible sale transaction with Nobles Medical or another third party and appointed Mr. Richard Bjorkman and Mr. Kernan (subject to the acceptance by Mr. Kernan of his nomination to serve on the Company’s board, which he accepted on October 29, 2008) to serve on a special committee to evaluate a possible sale transaction with Nobles Medical and any other potential third party acquirors, and to negotiate on behalf of the board such transactions and to make recommendations to the board as to proceeding with any such transactions. The board selected Mr. Kernan to serve on the special committee because of his experience in the industry and because he was not affiliated with the Whitebox Parties or Nobles Medical. Mr. Kernan was familiar with the Company and its business as Catalina Capital Advisors, a firm of which he is a founding member, acted as a financial consultant to the Company in the past, and he recently had been retained in January of 2008 to provide consulting services to the Company. The board selected Mr. Bjorkman because of his financial experience and because he was not affiliated with the Whitebox Parties or Nobles Medical. The board determined that the committee would not have the authority to bind the Company or the board in any such transaction, but would be charged with evaluating, negotiating and making recommendations to the entire board as to such potential transactions. At the meeting, the board instructed the special committee on certain changes to the Nobles Medical offer to be presented in the form of a counteroffer. At the October 20 meeting, the board also retained Bruce Nordin, who is employed by Whitebox Advisors, as a consultant to the board to advise the board on potential cost savings and to develop and recommend to the board methods for preserving the Company’s cash.
          Based on the board discussions at the October 20 meeting, the special committee submitted a counteroffer to Nobles Medical on October 21, 2008 that contemplated, among other things, the following changes to the offer by Nobles Medical: (i) the entire $5.0 million purchase price would be placed into escrow no later than October 28; (ii) Nobles Medical would manage the continued business of the Company, but only to the extent that the Company needed to fulfill existing product orders; (iii) the employee head count at the Company would be reduced to conserve cash; (iv) the Company would have the right to contact third parties in an effort to sell its assets or business until December 1, 2008; and (v) the proposed break-up fee would be increased to $500,000.
          On October 22, 2008, the special committee and Mr. Nordin met with Mr. Nobles at the Company and mutually agreed to reduce employee head count at the Company by five persons. Additionally, on October 22, 2008, the special committee received a counterproposal from Nobles Medical that contemplated, among other things, the following provisions: (i) an increase in the offered purchase price from $5.0 million to $6.0 million; (ii) Nobles Medical would assume operating control of the Company during the period from signing of a letter of intent until the earlier of a termination of the asset purchase agreement or the closing of the asset sale; (iii) the operating budget for the Company during this period would be funded by the Company in an amount not to exceed the amount of the break-up fee; (iv) a break-up fee of $500,000 would be placed into escrow by Nobles Medical before the letter of intent was signed; (v) $2.5 million would be added to the escrow by Nobles Medical at the time the parties signed the definitive documents (which was to occur no later than December 15, 2008), bringing the total amount in escrow to $3.0 million; (vi) the remaining $3.0 million of purchase price would be deposited into escrow by Nobles Medical upon completion of any required review process with the SEC; and (vii) Nobles Medical would provide to the Company a commitment letter confirming the availability of sufficient funds to close the asset purchase.
          On October 24, 2008, the special committee met to discuss the recent Nobles Medical counteroffer. Following discussions, the special committee developed and submitted to Nobles Medical a counterproposal modifying the prior Nobles Medical offer as follows: (i) the purchase price would be increased to $7.0 million in exchange for all of the assets, cash and receivables of the Company; (ii) $500,000 would be placed into escrow by each party as a mutual break-up fee amount; (iii) an additional $2.5 million would be added to the escrow by Nobles Medical at the time of signing of definitive documents (which was to occur no later than December 15, 2008), bringing the total amount in escrow to $3.0 million; (iv) the remaining $4.0 million of purchase price would be deposited in escrow by Nobles Medical upon completion of any required review process with the SEC; (v) the Company would fund $500,000 of continued operations of the Company before the definitive documents were signed; (vi) Nobles Medical would assume the Company’s existing facility lease; and (vii) Nobles Medical and Mr. Nobles would release and hold the Company harmless from all claims arising prior to or after the closing.
          On October 26, 2008, the special committee received comments to its October 24 counteroffer from Nobles Medical, proposing the following changes, among others: (i) $2.0 million would be added to the escrow by Nobles Medical upon signing of the definitive agreement, bringing the total amount in escrow to $2.5 million with the remaining amount of the purchase price placed into escrow upon completion of any required review process with the SEC; (ii) the Company would release and hold Nobles Medical and Mr. Nobles harmless from any and all claims arising prior to and after the closing; and (iii) the Company would be responsible for its consulting and investment banking fees.
          On October 29, 2008, Mr. Ratering formally tendered his resignation to the board of directors, and the board accepted Mr. Ratering’s resignation and appointed Mr. Kernan to fill the vacancy created by Mr. Ratering’s resignation.

          On October 30, 2008, the special committee met with Mr. Nobles to discuss his recent counterproposal. Following their meeting with Mr. Nobles, the special committee members and Mr. Nordin discussed Mr. Nobles’ counterproposal and developed and submitted to Nobles Medical a revised proposal contemplating the following modifications to the recent Nobles offer: (i) Nobles Medical would pay $7.0 million to purchase all of the non-cash assets of the Company and $3.0 million in cash; and (ii) Nobles Medical would manage the business operations of the Company until the closing of the asset sale.
          Later on October 30, Nobles Medical informed the special committee that it was lowering its offer from $7.0 million to $6.5 million.
          On November 3, 2008, the board held a special meeting during which the special committee recommended to the board that it accept the recent counterproposal by Nobles Medical with certain changes, including raising the purchase price to $6.75 million and clarifying the management of the Company’s operations by Nobles Medical pending the closing. The board approved the recommendation of the special committee and authorized the special committee to work with Mr. Nordin to submit a final proposal to Nobles Medical; Mr. Nobles was not present for and did not participate in the board’s discussions of the counterproposal.
          Further, at this special meeting, the board concluded that the Company was technically insolvent based on numerous factors including, without limitation, the following: (i) the Company would, in the next few months, be unable to pay its debts as they came due; and (ii) the Company had liabilities that far exceeded the fair market value of its assets and had no reasonable prospect that its business could be successfully continued beyond the first quarter of fiscal year 2009. The board received a presentation from its legal counsel, regarding insolvency under Delaware Law and the shift in the board’s fiduciary duties to consider the interests of both creditors and stockholders of the Company. The board also determined that it was in the best interests of its stockholders and creditors to take actions to preserve value for the stockholders and creditors, which actions would include, without limitation, reductions in the Company’s operating expenditures as deemed appropriate by the board.
          On November 4, 2008, the Company and Nobles Medical entered into a binding letter of intent pursuant to which Nobles Medical agreed to purchase substantially all of the non-cash assets of the Company and $3.0 million in cash in exchange for a cash purchase price of $6.75 million. In addition, the letter of intent provided that Nobles Medical would be able to manage and operate the day-to-day business of the Company subject to oversight by the Company’s board. Nobles Medical was subject to certain maximum spending limits while it operated the Company’s business. The Company, Nobles Medical and Farmers & Merchants Bank also entered into two Escrow Agreements pursuant to which each of the Company and Nobles Medical deposited $500,000 with Farmers & Merchants Bank, as escrow agent, to serve as a break-up fee to be paid to the other party if one party failed to consummate the contemplated transaction without a permitted right to terminate the letter of intent.
          On November 14, 2008, initial drafts of the asset purchase agreement and related documents were circulated to the Company and Nobles Medical. During the remainder of November, the parties negotiated, among other things, expense limitations to be imposed on Nobles Medical during its operation of the Company, which contracts and liabilities would be assumed by Nobles Medical, the events that would permit termination of the asset purchase agreement prior to the consummation of the transactions contemplated by it and the consequences of such a termination, and the parties’ post-closing obligations.
          Also in November, the Company held a conference call with a third party that had previously indicated an interest in the Company’s products. The third party indicated that it was not interested in acquiring the Company or its assets at that time and has not contacted the Company regarding a sale of the Company or the Company’s assets since that conference call.
          While the special committee and the board were considering and negotiating the proposed transaction from Nobles Medical, the special committee also contacted and provided information about the Company to seven venture and private equity funds to determine whether any of those funds would be interested in either acquiring the Company or its assets or funding the Company as it continued to develop its products. None of the funds indicated any interest in acquiring the Company or its assets or investing funds into the Company; however, one fund did indicate that, subject to substantial further due diligence, it would consider making an offer of $1.0 million to acquire the Company’s intellectual property. The special committee decided not to pursue that potential offer based upon its determination that this offer was not a firm offer, was likely to diminish after a lengthy due diligence period, and was less than the offer made by Nobles Medical.
          On November 20, 2008, the special committee retained Craig-Hallum Capital Group, LLC to serve as the special committee’s financial advisor. The special committee selected Craig-Hallum based on its experience with the Company in connection with previous attempts to sell the Company or the Company’s assets and Craig-Hallum’s experience in the Company’s industry. Also on November 20, the special committee informed the board that none of the financial buyers that it had contacted were interested in acquiring the Company or its assets.
          On December 2, 2008, the special committee and Craig-Hallum met to discuss certain financial assumptions pursuant to which Craig-Hallum would evaluate the fairness of the proposed transaction to the Company and the common stockholders of the Company (other than Mr. Nobles). On December 3, the special committee and Craig-Hallum had a follow-up call during which Craig-Hallum discussed its analysis of the fairness of the proposed transaction to the Company and the common stockholders of the Company (other than Mr. Nobles).
          The Company’s special committee and board held a meeting on December 4, 2008, at which Craig-Hallum presented to the special committee and the board its analysis of the fairness of the proposed transaction. Craig-Hallum informed the special committee and the board that in recent months it had contacted the third parties who had expressed some interest in a possible transaction with the Company in May 2007; however, none of those third parties indicated an interest in making a bid to purchase the business or assets of the Company. Craig-Hallum then indicated that, in its opinion and based on its analysis, the consideration to be received by the Company in the asset sale, taken as a whole, pursuant to the asset purchase agreement, is fair, from a financial point of view, to the Company and its common stockholders, other than Anthony Nobles. Following the presentation by Craig-Hallum, the special committee presented to the board the terms of the proposed definitive asset purchase agreement and related documents and recommended that the board approve the proposed definitive agreements. The Company’s legal advisor then discussed the board’s fiduciary duties to the Company’s stockholders and creditors. In making its decision, the board considered the unlikelihood of the Company being able to successfully obtain additional financing in the current financial market, the extent of the Company’s outstanding senior secured debt, the amount of monthly expenses incurred by the Company to remain in operation, and the projected product development timetable. Based on the considerations discussed, the presentation by and opinion of Craig-Hallum, and the recommendation of the special committee, the board (other than Mr. Nobles, who abstained from the vote) unanimously approved the definitive asset purchase agreement and related documents as presented at the meeting and authorized the officers of the Company to proceed with the execution of the agreements upon Nobles Medical increasing the amount placed into escrow to $2.5 million.
          On December 12, 2008, Nobles Medical and the Company entered into the asset purchase agreement and Nobles Medical increased the amount it had on deposit in the escrow account to $2.5 million. Also on December 12, 2008, the Company and the Whitebox Parties, as secured creditors of the Company, entered into a letter agreement pursuant to which the Whitebox Parties agreed to release their existing liens on the Company’s assets upon consummation of the Company’s proposed transaction with Nobles Medical if the consideration from the proposed transaction and any cash and cash equivalents remaining at the time of closing (net of amounts to be paid to Nobles Medical pursuant to the definitive agreements) be paid directly to Whitebox Advisors, as the collection agent for the Whitebox Parties. Additionally, the letter agreement provides that the failure by the Company to consummate the transactions contemplated by the asset purchase agreement by February 28, 2009 will immediately constitute an event of default, without regard to any notice provision or the lapse of any applicable grace period, under the security agreements pursuant to which the Whitebox Parties are secured creditors and the related loan documents. All of the Company’s assets have been pledged as security for performance of the Company’s obligations under the security agreements and the related loan documents.
          The special committee met with Mr. Nordin on January 8, 2009 to discuss the potential need to amend the asset purchase agreement to delay the date on which either party could terminate the asset purchase agreement and to permit additional funding of the Company’s operations until the closing due to the anticipated time needed to complete the SEC review process.
          On January 12, 2009, the Company’s board met to discuss the status of the asset sale with Nobles Medical. Immediately prior to commencement of the meeting, Mr. Nobles resigned from the board and from his positions as President and Chief Science Officer of the Company and indicated that he would remain an employee of the Company until the closing of the asset sale under the terms of his existing employment agreement. At the board meeting, the board accepted Mr. Nobles’ resignations and noted that Mr. Nobles would remain an employee of the Company, and further noted that Nobles Medical, of which Mr. Nobles is the President and Chief Executive Officer, is managing the day-to-day business and operations of the Company pending the closing of the asset sale, subject to oversight by the board in accordance with its fiduciary duties. Also during the meeting, the special committee discussed its conclusions and recommendations that the asset purchase agreement and related transaction agreements be amended to contemplate a possible closing date later than March 15, 2009. Upon the recommendation of the special committee, the board approved and authorized the special committee to negotiate with Nobles Medical to amend the asset purchase agreement to provide for the following: (i) the Company would be willing to fund up to an additional $1.0 million of the Company’s operations pending closing, subject to Nobles Medical increasing its break-up fee by such additional amounts; (ii) the $3.0 million of cash being acquired by Nobles Medical would be reduced by any additional funds used for continued operations of the Company; (iii) the Company would pay Nobles Medical a management bonus fee if the board chooses to terminate the agreement and sell to an alternative bidder as compensation for its management services; and (iv) the asset purchase transaction documents would be revised to allow either party to terminate the asset purchase agreement if closing has not occurred on or before May 15, 2009.
          The special committee and Mr. Nordin then held several discussions with Nobles Medical regarding the proposed amendment to the asset purchase agreement. Following such discussions and negotiation, the Company and Nobles Medical entered into an amendment to the asset purchase agreement on February 4, 2009, that provided, among other things that (i) either party could terminate the asset purchase agreement if the sale transaction had not closed on or before May 15, 2009; (ii) that the Company would continue to fund the Company’s operations in increments of $500,000 on each of February 15 and March 30, and thereafter in such amounts as requested by Nobles Medical until closing, but not exceeding $500,00 in any month and provided that the amount placed in escrow by Nobles Medical be increased by the amount of any funds provided for operations after March 30; and (iii) to the extent that the expenses incurred by the Company from Novemeber 3, 2008 until the closing exceed $1.5 million, then such excess expenses will be deducted from the $3.0 million cash to be provided to Nobles Medical as the closing as part of the purchased assets.
Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval and Adoption of the Asset Purchase Agreement
          The board of directors, based in part on the recommendation of the special committee, has (i) determined that the asset sale is advisable and in the best interests of the Company’s stockholders (including its unaffiliated stockholders) and creditors and that the consideration to be received by the Company in the asset sale is fair and reasonable; (ii) approved and voted to enter into the asset purchase agreement; and (iii) recommended that the Company’s stockholders approve the asset purchase agreement and the transactions contemplated thereby. Mr. Nobles abstained from voting as a director, but each of the other directors voted in favor of the asset purchase agreement and the asset sale.
The Special Committee
          In reaching its determination to recommend the asset purchase agreement and the asset sale, the special committee, in consultation with its and the Company’s legal and financial advisors, considered many factors and benefits of the asset purchase agreement and the asset sale, each of which the special committee believed supported its recommendation. Certain of the material factors considered by the special committee are set forth below:
•	without any material revenue or other source of income, and due to the high likelihood that the Company would not be able to raise additional capital through equity or debt financings the Company would, in the next few months, be unable to pay its debts as they came due;

•	the extent of the Company’s outstanding senior secured debt, and the unlikelihood that any lender would provide additional debt financing;

•	the amount of the monthly expenses incurred by the Company to remain in operation;

•	the Company had liabilities that far exceeded the fair market value of its assets and the Company had no reasonable prospect that its business could be successfully continued beyond the first quarter of fiscal year 2009;

•	the projected product development timetable;

•	Craig-Hallum, the Company’s investment bankers, had contacted potential buyers of the Company’s assets or business in May 2006, and then again in October 2008, to determine if there was interest in a potential transaction with the Company; however, no third party indicated an interest in acquiring the assets or business of the Company other than Noble Medical; and

•	members of the special committee contacted venture and private equity funds, none of which were interested in either acquiring the Company or its assets or investing funds in the Company.
          The special committee also took into consideration a variety of risks and other potentially negative factors concerning the asset purchase agreement and the asset sale, including:

•	the risk that the asset sale transaction would not close;

•	that the asset sale transaction was entered into with a then officer and director of the Company; and

•	that none of the proceeds would be distributed to any of the Company’s stockholders based on their equity holdings in the Company, but would instead be distributed to the Whitebox Parties in their capacity as senior secured lenders.
          In considering the analysis related to the value of the Company, the special committee relied on the analysis undertaken by Craig-Hallum described below under “The Asset Sale—Opinion of Craig-Hallum.” In relying on such analysis, the special committee adopted (for purposes of this discussion) such analysis.
          The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the asset purchase agreement and the asset sale. After considering these factors, the special committee concluded that the positive factors relating to the asset purchase agreement substantially outweighed the negative factors. In view of the wide variety of factors considered by the special committee and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee approved and recommended the asset purchase agreement and the asset sale based upon the totality of the information presented to and considered by it.
The Board of Directors
          In reaching its determination to approve the asset purchase agreement and the asset sale, the board of directors, in consultation with its legal and financial advisors and the Company’s management, considered many factors, including those factors considered by the special committee. In addition, the board also considered the following factors:
•	the recommendation of the special committee in favor of the asset purchase agreement and the asset sale as described above; and

•	at a special meeting in November 2008, the board had determined that the Company was technically insolvent and that actions should be taken to preserve value for the Company’s stockholders and creditors.
          In considering the analysis related to the value of the Company, the board of directors relied on the analysis undertaken by Craig-Hallum described below under “The Asset Sale—Opinion of Craig-Hallum.” In relying on such analysis, the board adopted (for purposes of this discussion) such analysis.
          The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the asset purchase agreement and the asset sale. After considering these factors, the board of directors concluded that the positive factors relating to the asset purchase agreement substantially outweighed the negative factors. In view of the wide variety of factors considered by the board of directors and the complexity of these matters, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board may have assigned different weights to various factors. The board approved and recommended the asset purchase agreement and the asset sale based upon the totality of the information presented to and considered by it.
Opinion of Craig-Hallum
          The special committee retained Craig-Hallum to provide it with a fairness opinion in connection with the asset sale. The special committee selected Craig-Hallum based on Craig-Hallum’s qualifications, expertise, reputation and knowledge of the business of the Company.
          On December 4, 2008, Craig-Hallum rendered a written opinion to the special committee to the effect that, as of December 4, 2008 and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and such other factors as considered relevant by Craig-Hallum in preparing its opinion, the consideration to be received by the Company in the asset sale, taken as a whole, pursuant to the asset purchase agreement, is fair, from a financial point of view, to the Company and its common stockholders, other than Anthony Nobles.

          Craig-Hallum’s opinion was directed to the special committee and only addressed the fairness from a financial point of view of the consideration to be received by the Company in the asset sale and does not address any other aspect or implication of the asset sale. The summary of Craig-Hallum’s opinion in this Information Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this Information Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Craig-Hallum in preparing its opinion. We encourage our stockholders to read carefully the full text of Craig-Hallum’s written opinion.
          Craig-Hallum was not requested to and did not provide advice concerning the structure, the specific amount of consideration, or any other aspects of the asset sale, and Craig-Hallum did not provide services other than the delivery of the fairness opinion. Craig-Hallum did not participate in the negotiations of the asset sale.
          In arriving at its opinion, Craig-Hallum:
•	reviewed a draft of the asset purchase agreement by and between the Company and Nobles Medical dated November 28, 2008;

•	reviewed and analyzed certain publicly available financial and other data with respect to the Company;

•	reviewed and analyzed certain financial forecasts of the Company prepared by management of the Company;

•	reviewed and analyzed certain internal financial information of the Company prepared by management of the Company;

•	reviewed information with respect to the intellectual property and personal property of the Company;

•	discussed the past and present operations and financial condition and prospects of the Company with management of the Company;

•	reviewed the historical prices and trading activity for the Company’s common stock;

•	reviewed publicly available financial data on transactions involving the sale of intellectual property of companies operating in the cardiovascular industry;

•	reviewed the terms of technology licensing transactions involving companies operating in the wound closure and cardiovascular industries; and

•	performed such other analyses and considered such other factors as it deemed appropriate.
          Craig-Hallum relied upon and assumed the accuracy and completeness of the financial statements and other information provided by the Company or otherwise made available to it and did not assume responsibility independently to verify that information. Craig-Hallum further relied upon the assurances of the Company that: (i) the information provided to Craig-Hallum was prepared on a reasonable basis in accordance with industry practice; (ii) the financial forecasts reflected the best currently available estimates and judgment of the Company’s management; and (iii) the Company’s management was not aware of any information or facts that would make the information provided to Craig-Hallum incomplete or misleading. Craig-Hallum expressed no opinion regarding the financial forecasts or assumptions on which these forecasts were based.
          In arriving at its opinion, Craig-Hallum did not perform any appraisals or valuations of any specific assets or liabilities (contingent or otherwise) of the Company and was not furnished with any such appraisals or valuations and expressed no opinion regarding the liquidation value of the Company. In its review and in arriving at its opinion, Craig-Hallum assessed potential values for the Company’s intellectual property using customary valuation approaches and financial forecasts provided by the Company’s management. In addition, the Company provided Craig-Hallum with information regarding current third-party offers for the purchase of the Company’s inventory and personal property. Craig-Hallum’s opinion is based upon information available to it and facts and circumstances as they exist and are subject to evaluation on the date of its opinion. Events occurring after the date of Craig-Hallum’s opinion could materially affect the assumptions Craig-Hallum used in preparing its opinion. Craig-Hallum did not express any opinion as to the price at which shares of common stock of the Company have traded or may trade following consummation of the asset sale or at any future time. Craig-Hallum did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update or revise its opinion. Craig-Hallum’s opinion addresses solely the consideration payable to the Company and does not address any other term or agreement relating to the asset sale. Craig-Hallum did not consider any benefits that may inure to any stockholder of the Company as a result of the asset sale other than in such party’s capacity as a common stockholder of the Company. Craig-Hallum’s opinion is solely for the benefit of the special committee in connection with its consideration of the asset sale.
          Neither Craig-Hallum’s opinion nor its analyses were determinative of the consideration or of the views of the special committee, the board of directors or management of the Company with respect to the asset sale. The type and amount of consideration payable in the asset sale were determined through negotiation between the Company and Nobles Medical, and the decision to enter into the asset sale was solely that of the board of directors.
          The following is a summary of the material analyses performed by Craig-Hallum in connection with Craig-Hallum’s opinion rendered on December 4, 2008. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis could create a misleading or incomplete view of Craig-Hallum’s analyses.
          In performing its analysis, Craig-Hallum only assessed potential values for the Company’s intellectual property using customary valuation approaches and financial forecasts provided by the Company’s management. Craig-Hallum determined that the appropriate methods to use in valuing the intellectual property of the Company were the Income Approach, specifically the Relief from Royalty Method, and the Market Approach. The Company provided Craig-Hallum with information regarding the value of the Company’s remaining assets.
Income Approach — Relief from Royalty
          The Income Approach values assets based on the present value of the future income streams expected from the assets under consideration. In its analysis, Craig-Hallum used the Income Approach, specifically the Relief from Royalty Method. This method assumes that the value of assets can be measured by what the owner of these assets would pay in royalties if it did not own the assets and had to license them from a third party. In using this method, Craig-Hallum estimated the amount of royalty income that the Company could be expected to receive from third parties licensing the patented technologies. This method requires determination of (i) a royalty rate and (ii) a royalty base.
          Craig-Hallum determined the royalty rate by identifying license agreements that disclosed royalty rates on technology similar to the Company’s intellectual property. The license agreements that involved technology similar to the Company’s intellectual property are listed below:

Year	Licensor	Licensee	Royalty Rates	Description of Technology Licensed

1996	Children’s Medical Center Corp.	NMT Medical, Inc.	10.5%	Exclusive rights to the CardioSEAL® cardiac septal implant for sales in the United States, Canada and Europe

1996	Kensey Nash Corp.	St. Jude Medical, Inc.	6.0% to 12.0%*	Exclusive rights to certain uses of current and future sizes of the patented Angio-Seal for hemostatic puncture closures for cardio vascular use worldwide

*	The royalty rate decreases over time as the aggregate number of units subject to the license agreement increases.
Based on these transactions, Craig-Hallum determined the applicable royalty rate to be used in this analysis was 9.0%. This royalty rate was based on available public information regarding the license agreements and did not take into account differing market and other conditions between the dates of the license agreements examined and the date of the draft asset purchase agreement reviewed by Craig-Hallum. There were diverse reasons for, and circumstances surrounding, the transactions Craig-Hallum analyzed and there were inherent differences between the operations and financial condition of the Company and the companies involved in these transactions. As a result, the royalty rate that Craig-Hallum selected for its analysis involved complex considerations and qualitative judgments concerning differences between the characteristics of those transactions and the asset sale that could affect the value of licensed technology in the comparable transactions and the value of the Company’s intellectual property.

          To determine the royalty base, Craig-Hallum utilized forecasted net revenues that could be generated by third-parties utilizing the Company’s intellectual property in the manufacture and sale of the underlying products. The forecasted net revenues were based on projections provided by the Company’s management and required assumptions as to sales growth. Craig-Hallum also performed sensitivity analysis regarding royalties that the Company, in turn, might be required to pay a third party pursuant to a settlement agreement in determining the royalty base for one of the Company’s product lines. Craig-Hallum’s analysis assumed that sales of the Company’s F8 and F6 SuperStitch products would grow by 28.6% in 2009 and by 10% annually thereafter, that sales of the Company’s F12 SuperStitch product would grow by 165.7% in 2009 and by 10% annually thereafter, and that sales of the Company’s other products would grow by 100% in 2010 and 2011 with gradual declines in sales growth to 10% by 2015. Craig-Hallum determined that discount rates of 20% and 25% were appropriate, given the cost of equity for a medical device firm and the risk premium relating to the intellectual property.
          Based on the foregoing factors and as set forth in the table below, Craig-Hallum determined the range of values for the intellectual property to be sold under the asset purchase agreement to be between approximately $1,944,000 and $2,484,000.

Product	25% Discount Rate	20% Discount Rate

SuperStitch FR 6/8	$156,000	$179,000

SuperStitch FR 12/18	$122,000	$141,000

Atrial Septal Defects/Patent Foramen Ovale	$1,666,000	$2,164,000

Total Value of Intellectual Property	$1,944,000	$2,484,000
Market Approach
          The Market Approach values the intellectual property assets to be sold by the Company based on transactions between unrelated parties involving asset sales of medical technology that Craig-Hallum determined were sufficiently similar to the asset sale to provide an indication of the fair market value of the Company’s intellectual property. In the transactions reviewed, the intellectual property acquired consisted of assets including patent portfolios or otherwise proprietary technologies underlying products in cardiovascular and related fields. For certain of the comparable transactions listed below, the approximate value of the intellectual property sold was determined by subtracting an amount from the total purchase price for assets other than intellectual property that were sold in the respective transaction.

Value of
			Total Transaction	Intellectual
Closing Date	Seller	Buyer	Purchase Price	Property

January 31, 2008	Vascon, LLC	Merit Medical Systems Inc.	$3.00 million	$2.49 million

May 26, 2006	IntraLuminal Therapeutics, Inc.	Kensey Nash Corp.	$8.00 million	$6.84 million

March 31, 2006	Millimed A/S	Merit Medical Systems Inc.	$1.51 million	$0.96 million

January 8, 2004	Radius Medical Technologies, Inc.	Medtronic, Inc.	$5.60 million	$5.60 million

December 19, 2000	Cardima, Inc.	Medtronic, Inc.	$8.00 million	$8.00 million
          As noted above, Craig-Hallum determined the range of payments for the intellectual property in these market transactions to be between $960,000 and $8,000,000. Craig-Hallum noted that certain qualitative differences between the products and markets underlying the intellectual property sold in these transactions and the Company’s products and markets, including stage of development, regulatory status and industry prospects, would affect the value assigned to the Company’s intellectual property. Craig-Hallum further noted that differences in capital market conditions existing at the time of each transaction and current capital market conditions would further affect the value of the Company’s intellectual property.
Other Assets
          In addition to the Company’s intellectual property, the asset purchase agreement contemplated the sale of $3.0 million in cash and cash equivalents and substantially all of the Company’s other non-cash assets to Nobles Medical. Craig-Hallum utilized the Company’s estimate of value for the other non-cash assets at $505,000, which was based on an offer to purchase those assets made by an unrelated third party in October 2008.
Summary Analysis
          The tables below set forth the range of approximate values of all assets to be transferred under the asset purchase agreement based on the valuation methods described above for the intellectual property and other assets. Craig- Hallum compared the ranges of indicated values to the proposed $6.75 million price to be paid for the assets in the asset sale. Based on the foregoing analysis, Craig-Hallum concluded that as of December 4, 2008, the consideration to be received by the Company pursuant to the asset purchase agreement was fair, from a financial point of view, to the Company and its common stockholders, other than Anthony Nobles.
Range of Values Indicated by the Income Approach

Asset	Low		High

Intellectual Property	$1,944,000	to	$2,484,000

Cash	$3,000,000	to	$3,000,000

Other Assets	$505,000	to	$505,000

Total Fair Market Value of Assets	$5,449,000	to	$5,989,000
Range of Values Indicated by the Market Approach

Asset	Low		High

Intellectual Property	$955,000	to	$8,000,000

Cash	$3,000,000	to	$3,000,000

Other Assets	$505,000	to	$505,000

Total Fair Market Value of Assets	$4,460,000	to	$11,505,000
          Craig-Hallum performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Craig-Hallum considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Craig-Hallum believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them as a whole, would create an incomplete view of the process underlying Craig-Hallum’s analyses and opinion. In addition, Craig-Hallum may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Craig-Hallum with respect to the actual value of the Company or its assets.
          Craig-Hallum is an investment banking firm. Craig-Hallum, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes.

          Pursuant to the special committee’s engagement letter with Craig-Hallum, the Company paid Craig-Hallum a fee of $75,000 for its services in connection with providing the fairness opinion. No portion of Craig-Hallum’s fee was contingent upon the successful completion of the asset sale. The Company also agreed to reimburse Craig-Hallum for certain expenses and to indemnify Craig-Hallum, its affiliates and certain related parties against certain liabilities and expenses in connection with Craig-Hallum’s services in providing the fairness opinion. During the two years preceding the date of Craig-Hallum’s opinion, Craig-Hallum had been engaged by the Company to assist the Company in discussions with potential acquirors other than Nobles Medical. The discussions did not result in a transaction and Craig-Hallum was only reimbursed for its expenses.
Certain Effects of the Asset Sale
          Pursuant to the letter agreement between the Company and the Whitebox Parties, the consideration received by the Company in connection with the asset sale and any cash and securities remaining in the Company thereafter will be distributed to Whitebox Advisors, LLC, as collection agent for the Whitebox Parties under certain security agreements. Following the closing of the asset sale, the Company will have no operational assets and will have remaining un-assumed liabilities in excess of $20,000,000. The board intends to cease all operations following the closing of the asset sale. The stockholders will not receive any distribution before or after the closing of the asset sale by reason of their equity holdings in the Company, and the Company does not intend to make any payments to any unsecured creditors following the closing of the asset sale.
Conduct of the Company’s Business if the Asset Sale is Not Completed
          If the asset sale is not consummated, the board intends to cease operations. Further, pursuant to the letter agreement between the Company and the Whitebox Parties, failure to consummate the asset sale on or before February 28, 2009 will constitute a default under the security agreement pursuant to which the Whitebox Parties are secured creditors and related loan documents. The Company believes that, upon such default, the Whitebox Parties will take actions to foreclose on their secured interests in the Company’s assets and cause a liquidation.
Interests of Certain Persons in the Asset Sale
          In connection with the asset sale, the Whitebox Parties, Mr. Nobles, and certain directors and officers of the Company will receive benefits and be subject to obligations that are different from, or in addition to the benefits and obligations of the unaffiliated stockholders generally.
          Mr. Nobles was, until January 12, 2009, the President, Chief Science Officer and a director of the Company, and is the beneficial owner of approximately 29.12% of the outstanding shares of the Company’s common stock. Mr. Nobles is also the Chief Executive Officer and a director of Nobles Medical and owns 9.50% of Nobles Medical’s outstanding capital stock on a fully diluted basis. As Chief Executive Officer of Nobles Medical, Mr. Nobles will have control over most of the day-to-day operations of Nobles Medical, subject to oversight of Nobles Medical’s board of directors. As a stockholder of Nobles Medical, Mr. Nobles will participate in the economic benefits Nobles Medical may generate from the assets purchased in the asset sale. Mr. Nobles is employed by Nobles Medical and will receive a salary, which has not been determined as of the date of this Information Statement, upon consummation of the asset purchase transaction.
          Egbert Ratering, is a Vice President and past director of the Company and is the beneficial holder of approximately 31.30 % of the outstanding shares of Company common stock. Mr. Ratering also owns 0.50% of Nobles Medical’s outstanding capital stock on a fully diluted basis. As a stockholder of Nobles Medical, Mr. Ratering will participate in the economic benefits Nobles Medical may generate from the assets purchased in the asset sale.
          Messrs. Brian Abraham, John Kopchik, Mark Strefling and Richard Vigilante are directors of the Company. Additionally, Mr. Strefling serves as Chairman of the Board and Mr. Abraham serves as the Company’s Chief Executive Officer. Each of Messrs. Abraham, Kopchik, Strefling and Vigilante are employed by, or employed by an entity affiliated with, one of the Whitebox Parties. The Whitebox Parties will ultimately receive all of the proceeds from the asset sale as partial payment on the Company’s secured indebtedness owed to the Whitebox Parties and none of the proceeds will be distributed to any of the Company’s stockholders based on their equity holdings in the Company.
          To mitigate the effects of any conflicts of interest discussed above, the asset sale and related transactions were reviewed and approved by the special committee, which was composed of disinterested members of the Company’s board of directors. The special committee was aware of the interests of Messrs. Nobles, Strefling, Abraham, Kopchik and Vigilante and determined that such interests did not detract from the fairness of the asset sale and related transactions and unanimously recommended that the Company’s board of directors approve and enter into the asset sale and related transactions and that the board recommend approval of the asset sale and related transactions to the Company’s stockholders.
Material U.S. Federal Income Tax Consequences
          The following is a summary of the material U.S. federal income tax consequences of the asset sale to the Company and to holders of shares of the Company’s common stock. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of the Company’s common stock, and only applies to “U.S. Holders,” as defined below. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences described herein.
          For purposes of this discussion, the term “U.S. Holder” means:
•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any of its political subdivisions;

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U. S. persons, as defined under Section 7701(a)(30) of the Code (“U.S. persons”), have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
          An individual may, subject to certain exceptions, be deemed to be a U.S. resident alien (as opposed to a nonresident alien) with respect to a calendar year by virtue of being present in the United States on at least 31 days in the calendar year and on an aggregate of at least 183 days during the current calendar year and the two preceding calendar years (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). U.S. resident aliens generally are subject to U.S. federal income tax as if they were citizens of the United States.
          This discussion applies only to holders of the Company’s common stock who hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, holders who hold shares of the Company’s common stock as part of a hedge, straddle, constructive sale or conversion transaction, or holders who acquired their shares of the Company’s common stock through the exercise of options or other compensation arrangements). In addition, this discussion does not address any tax considerations under state, local or foreign tax laws, or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to a holder. The U.S. federal income tax consequences set forth below are not intended to constitute a complete description of all tax consequences relating to the asset sale. Holders are urged to consult their own tax advisors to determine the particular tax consequences of the asset sale, including the application and effect of any state, local or foreign income and other tax laws.
          If any entity that is treated as a partnership for U.S. federal tax purposes holds shares of the Company’s common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity is holding the Company’s common stock, you should consult your tax advisor.
The Company
          The Company will recognize gain or loss for United States federal income tax purposes on the asset sale equal to the amount received in the asset sale less the Company’s adjusted basis in its assets. Gain, if any, is expected to be offset by prior net operating losses of the Company.

U.S. Holders of Company Stock
          U.S. Holders of the Company’s common stock will not receive any consideration in connection with the asset sale and the distribution of the Company’s assets, if any, to the Company’s creditors (see “The Asset Sale—Certain Effects of the Asset Sale”). If such events cause the Company’s common stock to be worthless, a U.S. Holder of such stock may be entitled to a deduction for a loss equal to such U.S. Holder’s adjusted basis in its shares of the Company’s common stock. Special rules govern the deduction of losses arising from worthless securities. Generally if a security becomes worthless during a taxable year, the resulting loss will be treated as a loss from the sale or exchange of that security on the last day of that taxable year. When a security becomes worthless depends on the facts and circumstances of the particular stockholder; U.S. Holders should consult their tax advisors. The loss should be a long-term capital loss if the Company’s common stock was held for greater than one year as of the last day of the U.S. Holder’s taxable year in which the security becomes worthless. If a U.S. Holder acquired different blocks of the Company’s common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of the Company’s common stock.
Regulatory Approvals
          Except with respect to the expiration of the 20-calendar day period from the dissemination of this Information Statement to the Company’s stockholders until the asset sale may be consummated, the parties are not aware of any governmental or regulatory approvals required in connection with the consummation of the asset sale.
Financing
          The consideration being paid by Nobles Medical to purchase the Company’s assets is not contingent on debt financing. As of the date of this Information Statement, Nobles Medical has placed into escrow the entire $6.75 million purchase price. Nobles Medical has not made any alternative financing arrangements.
Accounting Treatment of the Asset Sale
          The asset sale will be accounted for as a sale of assets transaction. At the closing of the asset sale, any excess in the purchase price received by the Company, less transaction expenses, if any, over the net book value of the net assets sold will be recognized as a gain.
Absence of Dissenters’ Rights
          No dissenters’ or appraisal rights are available to the stockholders under the General Corporation Law of the State of Delaware, the Company’s certificate of incorporation or its bylaws in connection with the asset sale.

PARTIES TO THE TRANSACTION
The Company
          The Company is a medical device company that designs, develops, and manufactures a family of patented minimally invasive vascular suturing devices to suture vascular structures during open surgery and catheter-based procedures. The Company’s operations, to date, have consisted mainly of raising capital, research, development, and clinical testing of its SuperStitch vascular suturing devices, obtaining regulatory clearances and approvals in both the U.S. and Europe and limited manufacturing and sales. Since August 2008, the Company’s business plan has focused on selling its intellectual property assets or business.
          Since August 19, 2005, the Company’s common stock has been traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol “SUTU.” Prior to August 19, 2005, its common stock was traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol “TVGR.” The symbol change resulted from the change of the Company’s name at the time of its merger on August 19, 2005.
          Our principal executive offices are located at 17080 Newhope Street, Fountain Valley, California 92708, and our telephone number is 714-437-9801.
Nobles Medical
          Nobles Medical is a newly formed Delaware corporation, formed for the purpose of purchasing the assets of the Company pursuant to the asset sale. Anthony Nobles is the President, CEO and a director of Nobles Medical and is the beneficial holder of 9.50% of the outstanding shares of Nobles Medical common stock. Mr. Nobles was the President, Chief Science Officer and a director of the Company until January 12, 2009, and is the beneficial holder of 103,558,836 shares, or 29.12%, of the Company’s outstanding common stock. Egbert Ratering is a Vice President and past director of the Company and is the beneficial holder of 111,854,726 shares, or 31.30%, of the Company’s outstanding common stock. Mr. Ratering is the beneficial holder of 0.50% of the outstanding shares of common stock of Nobles Medical.
          The principal executive offices of Nobles Medical are located at 17092 Newhope Street, Fountain Valley, California 92708, and its telephone number is ___-___-________.

THE ASSET PURCHASE AGREEMENT AND RELATED DOCUMENTS
          The following is a summary of the material terms of the asset purchase agreement, as amended, a copy of which is attached as Annex A to this Information Statement and is incorporated into this information statement by reference. We urge you to read the asset purchase agreement in its entirety for a more complete description of the terms and conditions of the asset sale because it, and not this summary or this Information Statement, is the legal document that governs the asset sale.
Asset Purchase Agreement
Purchase and Sale of Assets
          In exchange for $6.75 million and the assumption by Nobles Medical of certain liabilities of the Company, the Company will sell and transfer to Nobles Medical $3.0 million in cash and cash equivalents (less the amount of certain expenses of the Company incurred between November 3, 2008 and the closing date to the extent that such expenses exceed $1.5 million) and all of the non-cash assets of the Company (except for the excluded assets described below), free and clear of all liens and encumbrances.
Excluded Assets
          The assets of the Company that Nobles Medical will not acquire include the Company’s cash and cash equivalents in excess of $3.0 million (less the amount of certain expenses of the Company incurred between November 3, 2008 and the closing date to the extent that such expenses exceed $1.5 million), the Company’s certificate of incorporation, bylaws, corporate minute books, stock ledgers and similar corporate documents and instruments, and the shares of capital stock or other interests that the Company holds in its subsidiaries.
Assumption of Liabilities by Nobles Medical
          As of and after the closing date of the asset purchase agreement, Nobles Medical will assume only liabilities related to contracts of the Company that Nobles Medical assumes under the asset purchase agreement, and only to the extent the liabilities arise from performance under the contracts after they have been assumed by Nobles Medical. Nobles Medical will not assume any other liabilities of the Company.
Payment of Purchase Price
          As of the mailing of this information statement, Nobles Medical has deposited $6.75 million in an escrow account for payment of the purchase price. At the closing of the asset sale, the $6.75 million purchase price will be transferred from the escrow account to the Whitebox Parties in exchange for the release by the Whitebox Parties of their security interests in the assets being sold. See “—Ancillary Agreements—Paydown Letter” below. Neither the Company nor any of the Company’s stockholders based on their equity holdings in the Company will receive any of the purchase price from the sale of the assets.
Closing
          The closing of the asset sale will occur as soon as practicable after the satisfaction or waiver of the conditions to the asset sale. See “—Conditions to Complete the Asset Sale” below. Under rules promulgated by the SEC, the asset sale may not be consummated until at least 20 days following the mailing of this Information Statement. We anticipate that the asset sale will close on _________, 2009.
Representations and Warranties
          The asset purchase agreement contains certain customary representations and warranties of the Company and Nobles Medical regarding the asset sale and the assets. These representations and warranties are effective as of the date of the signing of the asset purchase agreement and, as a condition to each party’s obligation to close, must be true, correct and complete in all material respects as of the closing of the asset sale.
          Each of the Company and Nobles Medical has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and good standing;

•	authority relative to execution and delivery of, and performance of its obligations under, the asset purchase agreement and the enforceability of the asset purchase agreement;

•	consents and approvals required to consummate the asset sale;

•	the absence of conflicts between its obligations under the asset purchase agreement and its organizational documents, any material contracts or any applicable law;

•	legal proceedings; and

•	the absence of obligations to brokers or finders.
          In addition, the Company has made a representation and warranty to Nobles Medical regarding title to the assets to be purchased by Nobles Medical pursuant to the asset purchase agreement.
          Nobles Medical has made a representation and warranty to the Company regarding the availability of sufficient funds to consummate the asset sale.
          The full text of these representations and warranties may be found in the asset purchase agreement attached as Annex A.
Operation of the Company’s Business Pending Closing
          Since the entry by the Company and Nobles Medical into a letter of intent related to the asset sale on November 3, 2008, Nobles Medical has been managing the operation and day-to-day business of the Company, subject to such general oversight by the Company’s board of directors as is required for the board to exercise its fiduciary duties. During the period between the signing of the asset purchase agreement and the closing of the asset sale, or the earlier termination of the asset purchase agreement, Nobles Medical will continue to manage the operation and day-to-day business of the Company, subject to such oversight.
          For the period during which it is managing the Company, Nobles Medical has agreed not to permit the Company’s expenses, with identified exclusions (including expenses related to the asset sale and certain expenses not authorized by Nobles Medical), to exceed specific limitations. The expense limitation is $1.5 million for the period from November 3, 2008 until February 15, 2009, and no more than $500,000 in additional expenses for each one month period beginning February 15, 2009. The Company has agreed to make $500,000 available to Nobles Medical on each of February 15, 2009 and March 30, 2009 to pay the Company’s expenses, and to make available an additional $500,000 per month after March 30, 2009 as reasonably requested by Nobles Medical to pay the Company’s expenses, but only if Nobles Medical deposits into its escrow account an amount equal to the amount of requested funds. If the Company terminates the asset purchase agreement following a material breach of the agreement by Nobles Medical, the termination fee payable by Nobles Medical to the Company is equal to the actual expenses of the Company from November 3, 2008 until the date on which the asset purchase agreement is terminated. See “—Termination Fees” below.
          Subject to the Company’s operation by Nobles Medical and the letter agreement that the Company has entered into with its secured creditors (see “—Ancillary Agreements—Paydown Letter” below), until the closing of the asset sale or the termination of the asset purchase agreement, the Company will:
•	conduct its business only in the ordinary course of business;

•	use commercially reasonable efforts to maintain the condition of its property and equipment;

•	not alter its capital structure, make any distribution to stockholders, or make any payments to creditors; and

•	use it best efforts to preserve its business organization and its relationship with its employees, customers and suppliers.

No Solicitation of Alternative Transactions
          From the date of the asset purchase agreement until the earlier of the closing or the termination of the agreement, the Company has agreed that it will not, and will use its reasonable best efforts to cause its representatives not to, directly or indirectly, solicit or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, sale of substantial assets, or sale of more than 10% of the outstanding equity securities, in each case of the Company, other than the transactions contemplated by the agreement. However, the Company or its board of directors may furnish information to, enter into discussions or negotiations with, or otherwise facilitate any inquiries of any person in connection with an unsolicited bona fide written acquisition proposal by that person, if the Company’s board of directors believes in good faith (after consulting with its financial and legal advisors) that such action is required for the board to comply with its fiduciary duties.
          The Company must promptly notify Nobles Medical after receipt of any acquisition proposal or request for information in connection with an acquisition proposal or potential proposal. The Company also must notify Nobles Medical of the terms and conditions of the acquisition proposal or inquiry and keep Nobles Medical informed of the status of any discussions or negotiations.
          The Company’s board of directors may not withdraw, modify or change, or propose to withdraw, modify or change, its authorization and approval of the asset purchase agreement unless the board determines that it is necessary to do so in the exercise of its fiduciary duties.
Additional Covenants
          In the asset purchase agreement, the Company agreed to:
•	afford Nobles Medical access to the Company’s employees;

•	assign to Nobles Medical certain contracts and agreements as Nobles Medical reasonably requests;

•	make any filings required to be made by it with the SEC related to the asset purchase agreement and the transactions contemplated thereby; and

•	notify Nobles Medical promptly upon (i) receipt of any communication alleging that the consent of any person is required to consummate the asset sale; (ii) receipt of any notice from a governmental authority; (iii) any inaccuracy of any representation or warranty in the asset purchase agreement; and (iv) any failure to comply with any covenant in the asset purchase agreement.
          In the asset purchase agreement, Nobles Medical agreed to:
•	maintain the confidentiality of certain information provided by the Company;

•	cooperate with the Company in connection with any required SEC filings; and

•	notify the Company promptly upon (i) receipt of any communication alleging that the consent of any person is required to consummate the asset sale; (ii) receipt of any notice from a governmental authority; (iii) any inaccuracy of any representation or warranty in the asset purchase agreement; and (iv) any failure to comply with any covenant in the asset purchase agreement
Indemnification
          The Company is obligated to indemnify Nobles Medical and its affiliates and representatives from losses or damages resulting or arising from:
•	any misrepresentation or breach of warranty by the Company under the asset purchase agreement or any related certificate or document;

•	any failure by the Company to perform its covenants set forth in the asset purchase agreement or any related document;

•	any liabilities of the Company other than the liabilities assumed by Nobles Medical;

•	fraud, intentional misrepresentation or willful breach by the Company; and

•	any taxes related to the purchased assets for all periods before the closing date.
          Nobles Medical is obligated to indemnify the Company and its affiliates and representatives from losses or damages resulting or arising from:
•	any misrepresentation or breach of warranty by Nobles Medical under the asset purchase agreement or any related certificate or document;

•	any failure by Nobles Medical to perform its covenants set forth in the asset purchase agreement or any related document;

•	the liabilities assumed by Nobles Medical;

•	fraud, intentional misrepresentation or willful breach by Nobles Medical; and

•	any taxes related to the purchased assets for all periods after the closing date, and certain tax liabilities arising in connection with the transactions contemplated by the asset purchase agreement.
          Each representation, warranty, covenant and agreement contained in the asset purchase agreement survives closing and remains in full force and effect, subject only to the limitations stated by its respective terms.
Conditions to Complete the Asset Sale
          The obligations of the Company and Nobles Medical to complete the asset sale are subject to the fulfillment or waiver of certain conditions, including:
•	the approval of the asset sale by the Company’s stockholders; and

•	the absence of an order of any court or administrative agency that restricts or prohibits the consummation of the transactions contemplated by the asset purchase agreement.
          Each of the Company’s and Nobles Medical’s obligations to complete the asset sale is also separately subject to the satisfaction or waiver of a number of conditions, including:
•	the performance by the other party in all material respects of their covenants and obligations contained in the asset purchase agreement and delivery of all documents and instruments required to be delivered by the other party, and the receipt of each party of a certificate from the other party to that effect; and

•	the truth, correctness and completeness in all material respects of the representations and warranties of the other party in the asset purchase agreement, and the receipt by each party of a certificate from the other party to that effect.
          Nobles Medical’s obligation to complete the asset sale is also subject to the fulfillment or waiver of a condition of the Company to deliver a copy of the fairness opinion prepared by Craig-Hallum to Nobles Medical.
Termination
          The Company and Nobles Medical may agree to terminate the asset purchase agreement at any time before closing of the asset sale. In addition, either the Company or Nobles Medical may unilaterally terminate the asset purchase agreement if:

•	one party discovers any material inaccuracy of any representation or warranty of the other party or any material breach of any covenant of the other party if the breach remains uncured ten days after the non-breaching party provides notice to the breaching party; or

•	the closing has not occurred on or prior to May 15, 2009, unless the failure to close results from the breach of any provision of the asset purchase agreement by the party seeking to terminate the asset purchase agreement.
          The Company may terminate the asset purchase agreement if:
•	the fairness opinion related to the transaction is withdrawn by Craig-Hallum; or

•	the Company’s board withdraws its authorization and approval of the agreement based upon receipt of a superior acquisition proposal.
          Nobles Medical may terminate the asset purchase agreement if:
•	the Company’s board withdraws its authorization and approval of the agreement based upon receipt of a superior acquisition proposal, and the closing has not occurred on or prior to May 14, 2009; or

•	the Company’s stockholders do not approve the transaction within five business days following (i) notification from the SEC that it has no comments (or no further comments) on the materials to be distributed to the Company’s stockholders, or (ii) the expiration of the applicable waiting period following the initial filing of such materials with the SEC without receipt of comments from the SEC.
Termination Fees
          Termination Fee of Nobles Medical
          If the Company terminates the asset purchase agreement due to discovery of a material inaccuracy of a representation or warranty of Nobles Medical contained in the agreement or due to a material breach of a covenant by Nobles Medical, Nobles Medical will pay a termination fee equal to the amount of the actual expenses (excluding the expenses that are excluded from the expense limitation, as described in “—Operation of the Company’s Business Pending Closing”) incurred by the Company from November 3, 2008 to the date of the termination of the agreement.
          Termination Fee of the Company
          The Company will pay Nobles Medical a termination fee of $500,000 if:
•	the Company terminates the asset purchase agreement due to:
•	the fairness opinion related to the transaction having been withdrawn by Craig-Hallum; or

•	the Company’s board having withdrawn its authorization and approval of the agreement and the transactions contemplated thereby based upon receipt of a superior acquisition proposal; or
•	Nobles Medical terminates the asset purchase agreement due to:
•	discovery of a material inaccuracy of a representation or warranty of the Company contained in the agreement or due to a breach of a covenant by the Company;

•	the Company’s board having withdrawn its authorization and approval of the agreement and the transaction based upon receipt of a superior acquisition proposal, and the closing not having occurred on or prior to May 14, 2009; or

•	the Company’s stockholders not approving the transaction within five business days following (i) notification from the SEC that it has no comments (or no further comments) on the materials to be distributed to the Company’s stockholders, or (ii) the expiration of the applicable waiting period following the initial filing of such materials with the SEC without receipt of comments from the SEC.
Amendment and Waiver
          Any provision of the asset purchase agreement may be amended or waived by a writing signed by the party against which enforcement of the amendment or waiver is sought.
Ancillary Agreements
Escrow Agreement
          Each of the Company and Nobles Medical entered into an escrow agreement and opened an escrow account with Farmers and Merchants Bank. The escrow accounts were created pursuant to joint instruction, and any distribution of funds from the escrow accounts requires joint instruction. Nobles Medical has placed an amount equal to the $6.75 million purchase price, which will be paid to the Company upon consummation of the asset sale into its escrow account. Further, the Company may be entitled to receive a termination fee from Nobles Medical’s escrow account if the asset purchase agreement is terminated for certain reasons (see “—Asset Purchase Agreement—Termination Fees”). The Company has placed $500,000 in its escrow account, which may be paid to Nobles Medical as a termination fee if the asset purchase agreement is terminated for certain reasons (see “—Asset Purchase Agreement—Termination Fees”).
Paydown Letter
          Pursuant to a letter agreement between the Company and the Whitebox Parties, as amended, the Company will cause Nobles Medical to pay directly to Whitebox Advisors, LLC, as collection agent for the Whitebox Parties, the purchase price to be paid by Nobles Medical pursuant to the asset purchase agreement, plus the net amount of cash and cash equivalents of the Company remaining immediately after the closing of the asset sale. Whitebox Advisors will remit to each Whitebox Party its pro rata portion of the amounts to be paid to Whitebox Advisors based on the outstanding principal amount of the secured notes issued by the Company to the Whitebox Parties. Upon Whitebox Advisor’s receipt of the cash portion of the payments described above, the Whitebox Parties will release all security interests of record in favor of the Whitebox Parties or Whitebox Advisors on the assets to be sold to Nobles Medical. The Company will also reimburse Whitebox Advisors for all costs incurred in connection with the release of the security interests in favor of the Whitebox Parties or Whitebox Advisors. The letter agreement is effective until May 15, 2009. As of February 28, 2009, the failure by the Company to consummate the transactions contemplated by the asset purchase agreement and to deliver the amounts set forth in the letter agreement to Whitebox Advisors will constitute an event of default under the loan documents and security agreements between each Whitebox Party and the Company.
Releases
          The obligation of Nobles Medical to complete the asset sale is conditioned upon the Company’s release of Nobles Medical and its affiliates from any losses that the Company has against Nobles Medical and its affiliates arising before the closing of the asset sale, but excluding losses arising from the asset purchase agreement and related documents. The Company’s obligation to complete the asset sale is conditioned upon Mr. Nobles and his affiliates releasing the Company and its affiliates from any losses that he and his affiliates have against the Company and its affiliates arising under the same circumstances covered by the Company’s release of Nobles Medical and its affiliates.

STOCKHOLDER CONSENT TO THE ASSET SALE
          Under Section 228 of the Delaware Law and our Certificate of Incorporation, as amended and as currently in effect, any action required to or that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent to that action is signed by stockholders having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares were present and vote.
          As of ________, 2009, there were [337,816,037] shares of our common stock issued and outstanding. Under Delaware Law and the terms of our Certificate of Incorporation, as amended and as currently in effect, the asset sale requires the approval of a majority of the outstanding shares of our common stock, with each share of common stock entitled to one vote on the asset sale. Accordingly, the approval of holders of shares of Common Stock entitled to cast [168,908,019] votes is required to approve the asset sale. The record date to determine the stockholders entitled to vote on the asset sale is ________, 2009. The holders of a majority of the Company’s outstanding common stock on the record date have executed written consents approving the asset purchase agreement and the related transactions in accordance with Section 228 of Delaware Law. The actions by written consent are sufficient to approve the asset sale and the other transactions contemplated by the asset purchase agreement without any further action or vote of the stockholders of the Company. Accordingly, no other actions are necessary to approve the asset sale, and no such actions are being requested. Pursuant to Section 228 of the Delaware Law, the Company is delivering the accompanying notice of the stockholders’ consent to all holders of the Company’s common stock as of ________, 2009 who did not participate in the action by written consent.

OTHER IMPORTANT INFORMATION REGARDING THE COMPANY
Overview
          The Company is a medical device company that has developed a line of innovative, minimally invasive vascular suturing devices to suture vascular structures during open surgery and catheter-based procedures. The Company’s strategy was to become the leader in the development and manufacturing of minimally invasive vascular suturing devices. The Company meets the definition of a “smaller reporting company” as such term is defined in Item 10(f) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Company currently has 28 employees, and maintains its headquarters in Fountain Valley, California in a 20,000 square foot facility. This facility is a QSR (Food and Drug Administration — Quality Systems Regulations) and ISO (International Standards Organization) certified freestanding facility with 2,000 square feet of cleanroom space and an additional 3,200 square feet convertible to cleanroom space, if required. Sales offices (with warehouse space) of approximately 1,000 square feet each are leased in Amsterdam, the Netherlands and La Gaude, France to support sales and marketing efforts in Europe. “Sutura(R)” and “SuperStitch(R)” are registered trademarks.
History
          Sutura, Inc. (“Prior Sutura”) was incorporated in Delaware on August 14, 1996, under the name NR Medical, Inc., and changed its name in July 1998 to Sutura, Inc. On August 19, 2005, Prior Sutura merged with and into Technology Visions Group, Inc. pursuant to the terms of that certain Agreement and Plan of Merger, dated November 22, 2004, by and between Prior Sutura and Technology Visions Group, Inc. (the “Merger Transaction”). Pursuant to the Merger Transaction, the separate existence of Prior Sutura ceased and Technology Visions Group, Inc. continued as the surviving corporation under Delaware law. As part of the Merger Transaction, the name of the Company was changed to Sutura, Inc. Further, pursuant to the Merger Transaction, the Company issued 174,948,338 shares of common stock in the aggregate to the former stockholders of Prior Sutura and, as a result, the stockholders of Prior Sutura own approximately 95% of the Company. Accordingly, the merger has been accounted for as a recapitalization of Prior Sutura.
Business Strategy
          The Company’s prior business strategy was to become a leader in the engineering, development and manufacturing of minimally invasive vascular and cardiovascular suturing devices. At this time, due to limited cash resources and timing of product development, the Company has decided to sell its assets pursuant to the asset purchase agreement with Nobles Medical. The Company will continue operations on a reduced level until the closing of the asset sale.
Technology
          Many fluoroscopically guided catheterization procedures rely on percutaneous access to the vascular system through a puncture in the vessel. Many open surgical procedures are performed directly through the arteriotomy, the tissue planes or through a cannula. Following performance of diagnostic or therapeutic treatments or open surgical intervention through the open arteriotomy, catheter sheath or cannula, the arteriotomy site or vascular tissue must be sutured. As part of a typical procedure, a physician inserts the SuperStitch either directly into the arteriotomy, tissue planes or through an introducer sheath or cannula into the vessel, the heart or other vascular structures. The Company’s SuperStitch(R) products allow physicians to suture the arteriotomy or vascular tissue using fluoroscopic or ultrasonic guidance while working through the catheter sheath introducer or cannula as well as direct visualization in an open setting.
Patents and Proprietary Rights
          The Company’s policy is to protect its proprietary position by, among other methods, filing United States and foreign patent applications to protect its technology and inventions that are important to its business. The Company has been granted seventeen patents with claims for its SuperStitch technology. The Company has additional patents on file, both domestically and internationally. Although the Company has attempted to protect its technology through the filing of various patents, patents within the medical device industry are uncertain and involve complex and evolving legal and factual questions. The coverage sought by the Company in its patent applications either may be denied or significantly reduced, both before or after the patent is issued. Accordingly, there can be no assurance that any patent applications will result in the issuance of patents or that the patents issued to the Company will provide significant or even sufficient protection or commercial advantage.

Manufacturing
          The Company manufactures, assembles, tests and packages its SuperStitch products at its facility in Fountain Valley, California. The Company purchases certain components from various suppliers and relies on single-source suppliers for certain parts to its devices. To date, the Company has not experienced any significant adverse effects resulting from shortages of components.
          The Company is required to register as a medical device manufacturer with the Food and Drug Administration (the “FDA”) and is subject to inspections by the FDA for compliance with good manufacturing practices and other applicable regulations. Additionally, in connection with its international sales, the Company is also required to comply with various requirements and standards necessary to permit it to sell its products in other countries. All of these standards and practices require that the Company maintain processes and documentation in a prescribed manner with respect to its manufacturing, testing and quality control activities relating to its products.
Research & Development
          Within the United States, the SuperStitch 6F, 8F, 12F and EL devices have been cleared by the FDA under section 510(k) of the Federal Food, Drug, and Cosmetic Act (“FDC Act”) for use in performing vascular stitching in general surgery, including endoscopic procedures. It is not intended for blind closure of an arteriotomy site. The SuperStitch device is designed for use with or without an access device (e.g., trocar sheath or cannula) for use during minimally invasive surgical procedures, during fluoroscopically guided procedures, or in an open setting. The SuperStitch line of devices are approved in the European Union and CE marked with an indication for use as follows: the SuperStitch is indicated for use in performing vascular stitching in general surgery, including endoscopic procedures. In the EU there is no requirement for the use of fluoroscopic guidance. The research and development of the Company’s products has been primarily performed under the direction of Mr. Nobles, formerly the President, Chief Operating Officer and Chief Science Officer of the Company, and Ben Brosch, V.P. of Engineering and Research and Development. The Company’s research and development staff have been focused on the recently FDA 510(k) cleared 12F and EL devices along with the current versions of the F6 and F8 SuperStitch products.
SuperStitch Products
          F8 & F6 Superstitch. The Company released updated versions of the F6 & F8 SuperStitch products in 2007.
          Superstitch Guide-Wire. The Company released the guide-wire version of the SuperStitch, which allows physicians to re-access a vessel during procedures by placing the sutures first and completing the sutures on the vessel after performing additional procedures if they choose. The guide-wire version also enables physicians to use the SuperStitch on patients where they feel that maintaining access is more crucial. The guide-wire version of the F8 & F6 has received FDA 510(k) clearance in the USA as well as the CE mark in Europe.
          F12 Superstitch. The Company designed this product to address the growing market of larger sites being used by physicians during procedures such as abdominal aortic aneurysms as well as larger surgical applications. The F12 double suture SuperStitch allows physicians to re-access a vessel during procedures by placing the sutures first and completing the sutures on the vessel after performing additional procedures if they choose. The F12 SuperStitch model received FDA 510(k) clearance in the USA as well as the CE mark in Europe.
          SuperStitch EL. The Company has received FDA 510(k) clearance and the CE mark in Europe. This product is an expansion of the SuperStitch technology for vessel closure.
Sales, Marketing and Distribution
          The Company’s products are intended for use by physicians for open surgical intervention and fluoroscopically guided procedures. The Company has been selling its products in the European market through its direct sales operation in France and its distribution partners in Italy, Spain, Switzerland and Scandinavia. The Company has attempted to expand sales into the U.S., Germany, the U.K. and several other European countries. The Company distributes its products through an exclusive relationship with Getz Bros. & Co. Inc. in Korea, Japan and the rest of Asia. In certain of the Company’s exclusive distribution relationships, it has accepted advance payments for products. The advance payments are offset against the sale of product to such distributors in the future. In particular, we have accepted advance payments of $1,250,000 from Getz Bros. & Co. Inc. To date, we have shipped only nominal amounts of product to Getz Bros. If the distributor agreements with Getz Bros. are subsequently terminated or expire pursuant to their terms, our agreements with Getz Bros require the Company to repay at termination all advance payments that have not been offset by shipped product.

Competition
          Competition in the market includes conventional manual compression devices, mechanical compression devices, general surgical suturing systems, common suture and needle holder systems for open surgery, collagen plug devices and suture/staple devices. Many of the Company’s competitors have substantially greater name recognition and financial resources than does the Company, or have pre-market approval from the FDA for more specific claims, all of which may provide a competitive advantage. Further, certain of the Company’s competitors have greater financial resources and expertise in research and development, manufacturing, marketing and regulatory affairs than does the Company.
          The three principal competitive vascular sealing devices are:
•	Angio-Seal® device, sold by the Daig division of St. Jude Medical, Inc. and developed by Kensey Nash Corporation, seals the puncture site through the use of a collagen plug on the outside of the artery connected by a suture to a biodegradable anchor which is inserted into the artery.

•	The Closer™ device, sold by Perclose, Inc., a subsidiary of Abbott Laboratories, seals the puncture site through the use of a suture device that enables a physician to perform a minimally invasive replication of open surgery.

•	The StarClose™ device, sold by Perclose, Inc., a subsidiary of Abbott Laboratories, seals the tract above the puncture site through the use of a staple.
Government Regulation
          The Company’s products are comprehensively regulated in the United States as “medical devices” by the FDA under the FDC Act and implementing regulations and require pre-market clearance or approval by the FDA prior to commercialization. Further, material changes or modifications to medical devices are also subject to FDA review and clearance or approval. Pursuant to the FDC Act, the FDA also regulates the research, testing, manufacture, safety, labeling, storage, recordkeeping, advertising, distribution and production of medical devices in the U.S. Noncompliance with the applicable requirements can result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, and criminal prosecution.
          Generally, before a new device can be introduced into the U.S. marketplace, the manufacturer or distributor must obtain FDA clearance of a 510(k) notification or approval of a pre-market approval (“PMA”) application. If a medical device manufacturer or distributor can establish that a device is “substantially equivalent” to a “predicate device” which is legally marketed as a class I or class II device or to a pre-amendment class III device for which the FDA has not called for PMAs, the manufacturer or distributor may seek clearance from the FDA to market the device by submitting a 510(k) notification. A 510(k) notification may need to be supported by appropriate data, including clinical data, establishing the claim of substantial equivalence to the satisfaction of the FDA. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing or recall the modified device until 510(k) clearance or PMA approval is obtained. Following submission of the 510(k) notification, the manufacturer or distributor may not place the device into commercial distribution until an order is issued by the FDA. No law or regulation specifies the time limit by which the FDA must respond to a 510(k) notification. The FDA’s 510(k) clearance pathway usually takes from four to 12 months, but it may take longer. If a manufacturer or distributor of a medical device cannot establish that a proposed device is substantially equivalent to a predicate device, the manufacturer or distributor must seek pre-market approval of the device through submission of a PMA application, which requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. The PMA approval pathway is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with Quality System Regulation, or QSR, requirements, which impose elaborate testing, control, documentation and other quality assurance procedures.

          Upon submission, the FDA determines if the PMA application is sufficiently complete to permit a substantive review, and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application, which typically takes one to three years, but may take longer. The review time is often significantly extended as a result of the FDA asking for more information or clarification of information already provided. The FDA also may respond with a “not approvable” determination based on deficiencies in the application and require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years. During the review period, an FDA advisory committee, typically a panel of clinicians, may be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel’s recommendation is important to the FDA’s overall decision making process.
          If the FDA’s evaluation of the PMA application is favorable, the FDA often issues an “approvable letter” requiring the applicant’s agreement to specific conditions (e.g., changes in labeling) or specific additional information (e.g., submission of final labeling) in order to secure final approval of the PMA application. Once the approvable letter is satisfied, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include post approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approval.
          Even after approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA. After a device is placed on the market, numerous post market regulatory requirements apply. These include: the QSR, labeling regulations, the FDA’s general prohibition against promoting products for unapproved or “off-label” uses, the Medical Device Reporting regulation (which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur), and the Reports of Corrections and Removals regulation (which requires manufacturers to report recalls and field actions to the FDA if initiated to reduce a risk to health posed by the device or to remedy a violation of the FDC Act).
          The FDA enforces these requirements by inspection and market surveillance. If the FDA finds a violation, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as:
•	fines, injunctions, and civil penalties;

•	recall or seizure of products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing requests for 510(k) clearance or PMA approval of new products;

•	withdrawing 510(k) clearance or PMA approvals already granted; and

•	criminal prosecution.
          On March 1, 2000, the Company first received 510(k) clearance to market the F8 SuperStitch devices and subsequently received 510(k) clearance to market the F6, guide-wire F6 and F8, F12 and EL SuperStitch devices. The Company has made modifications to these devices, including the current devices, which the Company believes do not require new 510(k) clearance. There can be no assurance that the FDA would agree with any of our determinations not to seek such new clearance or that the FDA would not require us to submit a new 510(k) notice for any of the changes. If the FDA were to do so, we could be prohibited from marketing the modified devices until the FDA grants 510(k) clearance for the modified devices. The Company is also subject to compliance with the regulatory requirements of foreign countries in which it desires to sell its SuperStitch devices. The Company has a CE mark permitting sale of the F8 & F6 products in Europe and has also met all of the registration requirements for selling the SuperStitch F8 & F6 devices in Australia. The regulatory requirements vary from country to country. Prior to commencing sales of the devices in countries other than the U.S. and Australia and in Europe, the Company must first ensure that the device complies with all regulatory requirements of the applicable country.

Product Liability and Insurance
          The Company’s business involves the risk of product liability claims. Although the Company maintains product liability insurance, there can be no assurance that product liability claims will not exceed such insurance coverage limits or that such insurance or coverage limits will be available on commercially reasonable terms or at all, each of which could have a material adverse effect on the Company.
Description of Property
          The Company currently leases its headquarters located at 17080 Newhope Street in Fountain Valley, California. This facility consists of approximately 20,000 square feet of space and is a QSR (Food and Drug Administration — Quality Systems Regulations) and ISO (International Standards Organization) certified freestanding facility, with 2,000 square feet of cleanroom space and an additional 3,200 square feet convertible to cleanroom space, if required. The term of the lease is for a period of ten years, commencing on August 1, 2004. The base rent is $27,118 per month and is subject to adjustment on an annual basis by the change, if any, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for CPIW (Urban Wage Earners and Clerical Workers) for Los Angeles, Riverside, Orange Counties. Additionally, the Company leases sales offices (with warehouse space) of approximately 1,000 square feet in each of Amsterdam, the Netherlands and La Gaude, France to support our sales and marketing efforts in Europe. The Company believes that its facilities are adequate for its needs and, in the opinion of the Company’s management, the properties are adequately covered by insurance.
Legal Proceedings
          On June 30, 2005, certain stockholders of the Company filed two separate, but related, complaints in the Superior Court of the State of California, County of Orange-Central Justice Center. The Company and the primary plaintiffs in the two actions (Synapse Fund I, Synapse Fund II and Go Industries, Inc.) held settlement discussions to resolve the disputes raised in these two complaints, and reached an agreement in principle to settle the litigation between the parties. The settlement agreement was approved by the Superior Court on June 1, 2007. Among other terms, as part of the settlement agreement the Company delivered to Synapse Fund I, LLC, for the benefit of all plaintiffs, a convertible secured promissory note in the principal amount of $400,000. The settlement agreement also contained certain covenants of Messrs. Nobles and Ratering and mutual releases between the parties. The convertible secured promissory note bore interest at 8% per annum, payable quarterly in arrears, and could be paid in capital stock at a conversion rate of $0.08 per share. The principal amount of the note, together with any accrued but unpaid interest, was paid in full in December 2008.
          Pham v. Nobles, et al. (Orange County (California) Superior Court Case No. 07CC07644) was filed on July 5, 2007. This case arises out of plaintiff Loni Pham’s investment in the Company. In July 2004, Plaintiff executed a Subscription Agreement, accepted by the Company, under which she purchased 9,805 shares of the Company’s common stock in exchange for $250,000. Plaintiff has asserted causes of action for breach of contract, fraud and negligent misrepresentation against the Company and its former Chief Executive Officer and former board member Mr. Nobles. Plaintiff seeks damages in an amount no less than $250,000, plus interest, costs and punitive damages in an unspecified amount. Defendants filed an answer to Plaintiff’s complaint on October 31, 2007. The Parties then agreed that Plaintiff’s claims against Defendants are subject to a written arbitration agreement and have therefore agreed that the case be stayed and submitted to binding arbitration. On January 31, 2008, the court stayed this case pending binding arbitration. In early August 2008, the parties agreed to dismiss the entire action without prejudice and enter into a tolling agreement, tolling the running of any statute of limitations until January 30, 2009.
          On March 18, 2007, David R. Teckman filed a lawsuit against the Company and Mr. Nobles in the District Court, Fourth Judicial District, County of Hennepin, Minnesota, alleging breach of contract, breach of covenant of good faith and fair dealing, unjust enrichment and similar allegations seeking damages and compensation relating to the recent termination of his employment relationship with the Company. On April 14, 2007, Mr. Teckman dismissed the lawsuit without prejudice.
Directors and Officers of the Company
          The directors and executive officers of the Company at December 31, 2008, their ages, their titles, their years of employment with the Company, and their principal occupation for the last five years are as follows:
          John C. Kopchik, 49. has served as a member of our board since April 4, 2008. Mr. Kopchik is employed at Whitebox Advisors, LLC, a Minneapolis-based SEC-registered investment adviser, and is focused on special situation investments. Prior to joining Whitebox, he was a partner at Common Sense Investments, a hedge fund of funds based in Portland, Oregon, from 2005-2008. From 2001-2005, he was President and Founder of Providence Capital, an Excelsior, Minnesota based hedge fund focused on special situations and capital structure arbitrage investments. Before Providence Capital, he was a Managing Director at Churchill Companies in Minneapolis, Minnesota, where he was involved in private equity investments, including a medical device company. While at Churchill, he served as CEO of TSI, Inc., a public instrumentation company which Churchill took private. TSI had several products which it sold to the medical device market. Mr. Kopchik started his career at Bain and Company in Boston, Massachusetts. He holds a BA (1980) from Harvard College and a JD (1983) from Harvard Law School.
          Mark M. Strefling, 39, has served as the Chairman of our board since April 4, 2008. Mr. Strefling is the General Counsel and Chief Legal Officer of Whitebox Advisors, LLC, a Minneapolis-based SEC-registered investment adviser. Mr. Strefling joined Whitebox in 2008. Prior to his position with Whitebox, Mr. Strefling was a Partner in the Investment Management Practice at the law firm of Faegre & Benson LLP in Minneapolis, Minnesota and was the head of the firm’s Hedge Fund Group. Mr. Strefling joined Faegre & Benson in 1999. Mr. Strefling holds a BA (1991) in Finance and Accounting from the University of St. Thomas; a JD (1996) from Creighton University; and an MBA (1999) in Finance from the Carlson School of Management at the University of Minnesota.
          Brian Abraham, 42, has served as the Company’s Chief Executive Officer and a member of our board since April 4, 2008. Mr. Abraham is employed at Whitebox Advisors, LLC, a Minneapolis-based SEC-registered investment adviser. Prior to joining Whitebox in 2008, Mr. Abraham was the President and Chief Executive Officer of Bluefin Robotics headquartered in Cambridge, Massachusetts from 2005-2008. Bluefin is an undersea robotics technology developer and manufacturer. From 2001-2008, Mr. Abraham served as the Director of Technology Development at Battelle Memorial Institute, a not-for-profit research institute. Also, from 2003-2008, Mr. Abraham was an Adjunct Professor at both Babson College in Wellesley, Massachusetts and The Ohio State University in Columbus, Ohio. Prior to 2001, Mr. Abraham served as part of the management team of, or as an advisor to, various technology related companies. Mr. Abraham holds a BA (1988) in Chemistry and Spanish from Skidmore College; a Ph.D. Chemistry and Post Doctoral Fellow (1993) from Tufts University Graduate School of Arts & Sciences; and an MBA (2002) from the F.W. Olin Graduate School of Business at Babson College.
          Richard Vigilante, 52, has served as a member of our board since April 4, 2008. Mr. Vigilante is the Director of Communications of Whitebox Advisors, LLC, a Minneapolis-based SEC-registered investment adviser. Mr. Vigilante joined Whitebox in 2003. Prior to his position with Whitebox, Mr. Vigilante was a publisher with Gilder Publishing LLC. Mr. Vigilante holds a BA (1978) from Yale College.
          Richard Bjorkman, 58, has served as the Chief Financial Officer, Vice President, Finance and member of our Board since September 21, 2006. Recently, on February 21, 2008, he was appointed interim Chief Executive Officer of the Company, in addition to his existing officer positions, and served as interim Chief Executive Officer until April 4, 2008. He is a member of the special committee that recommended to the board that it approve the asset purchase agreement and related transaction documents with Nobles Medical. Mr. Bjorkman was previously an independent contractor providing CFO services to venture backed start up companies and to companies in turn-around situations. Before that, Mr. Bjorkman served as CFO for Indicast.com from 2001 to 2002. Indicast was an internet voice portal company that was ultimately acquired by Oracle, Inc. Prior to Indicast, he served as CFO for SmithMicro Software, Inc. (Nasdaq: SMSI), a developer of eCommerce software, communication software and provider of professional consulting services. Mr. Bjorkman received his CPA certificate while working for KPMG in their Los Angeles office. He is a past president of Financial Executives International (FEI), Orange County, California chapter.
          Anthony Nobles, 43, served as the Chief Science Officer of the Company from September 21, 2006 until January 12, 2009, as the President and as a director of the Company until January 12, 2009, and served as our Chairman of the Board until April 4, 2008. Prior to that Mr. Nobles served as the Chief Executive Officer, President and Chairman of the Board of the Company since the consummation of the merger of the Company with Technology Visions Group on August 19, 2005. Recently, on February 21, 2008, he was appointed to serve as President and Chief Operating Officer of the Company in addition to his existing officer positions. Mr. Nobles co-founded Prior Sutura in 1996 with Egbert Ratering and served as Prior Sutura’s Chairman of the Board from the inception of Prior Sutura until consummation of the merger. He also served as Prior Sutura’s President and Chief Executive Officer since the inception of Prior Sutura until consummation of the merger, except for a brief period from January 2000 to October 2001 during which time he held the title of Chief Technology Officer. In addition, Mr. Nobles has founded other medical device companies with Mr. Ratering, for which he serves as an officer and director. He has been awarded various patents for medical devices for use in cardiovascular surgery, neurosurgery, obstetrics/gynecology, and vascular & general surgery.
          David Kernan, 52, was appointed to the board on October 29, 2008 to fill a vacancy. He is a member of the special committee that recommended to the board that it approve the asset purchase agreement and related transaction documents with Nobles Medical. Mr. Kernan was a founder and has been a partner of Catalina Capital Advisors since May 2004. Catalina Capital Advisors was previously engaged as a consultant by the Company in connection with investments in the Company by third parties, including the Whitebox Parties. Prior to May 2004, he was part of the founding executive team of Indicast Corp. which developed and marketed voice application technology for corporate clients and wireless carriers, and which was acquired in 2001 by Oracle. Prior to Indicast, Mr. Kernan held various management positions with Ericsson, General Electric and Motorola.
Price Range of Common Stock and Dividend Information
          Since August 19, 2005, the Company’s common stock has been traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol “SUTU.” Prior to August 19, 2005, the Company’s common stock was traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol “TVGR.” The symbol change resulted from the change of the Company’s name at the time of its merger with Prior Sutura. Our stock is traded on a limited and sporadic basis.
          The reported high and low bid and asked prices for the common stock are shown below for the periods from January 1, 2007 through December 31, 2008. The prices presented are bid and ask prices, which represent prices between broker-dealers and do not include retail mark-ups and mark-downs or any commission to the broker-dealer. The prices may not necessarily reflect actual transactions.

	PERIOD	HIGH	LOW

Fiscal Year Ended December 31, 2007	First Quarter	$0.10	$0.05
	Second Quarter	$0.10	$0.065
	Third Quarter	$0.094	$0.05
	Fourth Quarter	$0.09	$0.04

Fiscal Year Ended December 31, 2008	First Quarter	$0.08	$0.05
	Second Quarter	$0.08	$0.051
	Third Quarter	$0.08	$0.06
	Fourth Quarter	$0.06	$0.001
          As of                     , 2009, there were approximately 403 stockholders of record of The Company’s common stock.
          The transfer agent for the Company is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004, telephone, (212) 509-4000.
Dividends
          The Company has not paid any cash dividends on its common stock and does not expect to do so in the foreseeable future.
Financial Information and Financial Statements
          The unaudited balance sheet of the Company as of September 30, 2008 and 2007 and the related consolidated statements of operations and cash flows for the three and nine month periods then ended are attached to this Information Statement as Annex C.
          The audited consolidated financial position of the Company as of December 31, 2007, and the results of its consolidated operations and its cash flows for the years ended December 31, 2007 and 2006 are attached to this Information Statement as Annex D.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
          The following discussion of the Company’s results of operations and financial condition should be read together with the Company’s unaudited financial statements as of and for the periods ended September 30, 2008 and 2007, which are attached to this Information Statement as Annex C, and the Company’s audited financial statements as of and for the periods ended December 31, 2007 and notes thereto, which were included in the Company’s Annual Report on Form 10KSB, as amended by Amendment No. 1 on Form 10KSB/A and are attached to this Information Statement as Annex D.

General
          Sutura, Inc. (“Prior Sutura”) was incorporated in Delaware on August 14, 1996, under the name NR Medical, Inc., and changed its name in July 1998 to Sutura, Inc. References to Prior Sutura include Sutura, Inc. and its wholly-owned subsidiary. On August 19, 2005, Prior Sutura merged with and into Technology Visions Group, Inc. pursuant to the terms of that certain Agreement and Plan of Merger, dated November 22, 2004, by and between Prior Sutura and Technology Visions Group, Inc. (the “Merger Transaction”). Technology Visions Group, Inc. was incorporated in Delaware in 1985 under the name Orbit Technologies, Inc and changed its name to Technology Visions Group, Inc. on December 22, 2000. Pursuant to the Merger Transaction, the separate existence of Prior Sutura ceased and Technology Visions Group, Inc. continued as the surviving corporation under Delaware law. As part of the Merger Transaction, the name of the Company was changed to Sutura, Inc. Further, pursuant to the Merger Transaction, the Company issued 174,948,338 shares of common stock in the aggregate to the former stockholders of Prior Sutura and, as a result, the stockholders of Prior Sutura own approximately 95% of the Company. Accordingly, the merger has been accounted for as a recapitalization of Prior Sutura.
          The Company is a medical device company that designs, develops, and manufactures a family of patented suture mediated stitching devices for vascular tissue approximation. The Company’s operations, to date, have consisted mainly of raising capital, research, development, and clinical testing of its SuperStitch vascular suturing devices, obtaining regulatory clearances and approvals in the U.S., Asia and Europe and limited manufacturing and sales.
          The Company has not generated any pre-tax income to date and therefore has not paid any federal income taxes since inception. No provision or benefit for federal and state income taxes has been recorded for net operating losses incurred in any period since our inception.
          The Company meets the definition of a “Small Business Issuer” as such term is defined in Item 10(a) of Regulation S-B under the Securities Exchange Act of 1934, as amended. The Company currently has 28 employees, and maintains its headquarters in Fountain Valley, California, in a 20,000 square foot facility. This facility is a QSR (Food and Drug Administration — Quality Systems Regulations) and ISO (International Standards Organization) certified freestanding facility with 2,000 square feet of cleanroom space and an additional 3,200 square feet convertible to cleanroom, if required. Sales offices (with warehouse space) of approximately 1,000 square feet each are leased in Amsterdam, the Netherlands and La Gaude, France to support sales and marketing efforts in Europe. “Sutura(R)” and “SuperStitch(R)” are registered trademarks.
Critical Accounting Policies and Estimates
          The Company’s unaudited consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and management is required to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which the Company believes are the most critical to aid in fully understanding and evaluating its reported financial results include the following:
Principles of consolidation
          The consolidated financial statements include the accounts of Sutura Inc. and its wholly owned subsidiaries Technology Visions, Inc., Sutura BV, Sutura SARL and Sutura GMBH. All significant intercompany accounts and transactions have been eliminated.
Use of Estimates
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and disclosures made in the accompanying notes. Actual results could differ from those estimates.
Foreign Currency Translation and Transactions.
          Foreign assets and liabilities are translated using the period-end exchange rates. Results of operations are translated using the average exchange rates throughout the year. Translation gains or losses are accumulated as a separate component of stockholders’ equity

Revenue Recognition
          We recognize revenue in accordance with generally accepted accounting principles as outlined in the SEC’s Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104), which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. We recognize revenue as products are shipped based on FOB shipping point terms when title passes to customers. The Company sells its products in the United States, Germany and France, directly to hospitals and clinics. In all international markets, the Company sells its products to international distributors which subsequently resell the products to hospitals and clinics. We negotiate credit terms on a customer-by-customer basis and products are shipped at an agreed upon price. All product returns must be pre-approved and, if approved, will be credited at original price.
Segment reporting
          Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company allocates its resources and assesses the performance of its sales activities based upon geographic locations of its subsidiaries. The following is a breakdown of our sales for the three and nine month periods ended September 30, 2008.

	Three months ended		Three months ended		Nine months ended		Nine months ended
	Sept 30, 2008		Sept 30, 2007		Sept 30, 2008		Sept 30, 2007

Sales in USA	$1,370	1%	$4,107	12%	$5,405	2%	$19,953	11%
Sales in Europe	121,497	84%	25,727	74%	270,575	78%	102,858	59%
Sales Far East	21,000	15%	5,000	14%	73,050	21%	51,000	29%

Total sales	$143,867	100%	$34,833	100%	$349,030	100%	$173,811	100%

Long lived assets Europe					$3,354		$7,205
Long lived assets USA					680,700		244,199
Total long lived assets					$684,055		$251,404

	Three months ended		Three months ended		Six months ended		Six months ended
Sales major countries	Sept 30, 2008		Sept 30, 2007		Sept 30, 2008		Sept 30, 2007

France	$32,004	22%	$17,356	50%	$93,370	27%	$50,944	29%
Russia	89,493	62%	—	0%	149,362	43%	—	0%
Hong Kong	$21,000	15%	$5,000	14%	$73,050	21%	$51,000	29%
Major customer and concentration of credit risk.

	Three months ended		Three months ended		Nine months ended		Nine months ended
Sales major customers	Sept 30, 2008		Sept 30, 2007		Sept 30, 2008		Sept 30, 2007

Customer 1	$89,493	62%	$—	0%	$149,362	43%	$—	0%
Customer 2	21,000	15%	5,000	14%	73,050	21%	51,000	29%
Customer 3	14,224	10%	12,016	34%	45,770	13%	34,771	20%
Customer 4	17,780	12%	5,340	15%	47,600	14%	16,173	9%
Valuation of Accounts Receivable
          We maintain an allowance for uncollectible accounts receivable to estimate the risk of extending credit to customers and distributors. The allowance is estimated based on the customer’s or distributor’s compliance with our credit terms, the financial condition of the customer or distributor and collection history where applicable. Additional allowances could be required if the financial condition of our customers or distributors were to be impaired beyond our estimates.
Inventories
          Inventories are valued at the lower of the actual cost or market (using “first-in, first-out” method). Cost includes materials, labor and production overhead. We periodically evaluate the carrying value of inventories and maintain an allowance for obsolescence to adjust the carrying value as necessary to the lower of cost or market.
Valuation of Long-Lived Assets
          Property, plant and equipment, intangible and certain other long-lived assets are amortized over their useful lives. Useful lives are based on our estimate of the period that the assets will generate revenue or otherwise productively support our business goals. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future business operations. In our estimate, no provision for impairment is currently required on any of our long-lived assets.
Research and Development Costs
          All research and development costs are charged to operations as incurred.
Stock-Based Compensation.
          Effective January 1, 2006, the Company adopted Statement No. 123R, Share-Based Payment (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of Financial Accounting Standards No 123, accounting for Stock-Based Compensation, and as amended by SFAS 148, and Emerging Issues Task Force Issue No 96-18, accounting for Equity Instruments ,that are issued to Other than Employees for Acquiring, or in conjunction with Selling, Goods or Services.
Debt with Detachable Stock Purchase Warrants and Beneficial Conversion Features
          The proceeds received from debt issued with detachable stock purchase warrants is allocated between the notes and the warrants, based upon the relative fair values of the two securities. The difference between the proceeds allocated to the notes and the face value of the notes is recognized as beneficial conversion feature and reflected as a discount from the convertible notes with a corresponding credit to additional paid-in capital. This beneficial conversion feature together with the value of the warrants is amortized to interest expense over the term of the debt instrument, using the effective interest method.
Reclassification of Expenses
          Certain prior period expenses have been reclassified to conform to current period presentation.
Financial Condition and Results of Operations for the three and nine month periods ended September 30, 2008 compared to three and nine month periods ended September 30, 2007
          In the fourth quarter of 2006 the Company disbanded its direct U.S. sales force for the SuperStitch devices and scaled down its international expansion. The Company instead decided to focus its resources on the development of larger and multiple suture placement devices that address opportunities in the fast growing market of interventions with large catheter based devices in cardiology and radiology. In addition, it is developing longer versions of its stitching devices that allow the placement of sutures inside the vascular and cardio-vascular structures and allow physicians to address the fast growing market in PFO and other structural heart procedures. The Company believed that in both markets its unique suture based approach will have major advantages over currently used techniques. Total headcount for the Company decreased to 31 per the end of September 2008 compared to 32 per the end of December 2007.
Net Sales
          Net sales increased to $143,867 and $349,030 for the three and nine month periods ended September 30, 2008, compared to $34,833 and $173,811 for the three and nine month periods ended September 30, 2007. The increase in sales over last year was mainly the result of large shipments to our distributor in Russia with whom we started doing business in 2008 and new customers in France.

Cost of Sales
          Cost of sales is comprised of all costs to manufacture our existing SuperStitch products, as well as start up costs for the newer versions, including materials, labor and related overhead costs including warranty and service costs. Cost of sales was $642,119 for the three months and $1,780,848 for the nine month period ended September 30, 2008 compared to $676,893 and $1,584,468 for the same periods last year. For the period ended September 30, 2008 the increase in spending was $196,380 and was mainly caused by $200,000 higher payroll expenses. Manufacturing headcount increased from 13 per the end of December 2007 to 15 per the end of September 2008.
Research and Development
          Research and development expenses consist of engineering personnel salaries and benefits, prototype supplies, contract services and consulting fees related to product development. Research and development expenses increased by 92% to $220,638 in the quarter from $114,553 in the same period last year and 67% to $656,742 for the nine months period ended September, 30 2008 from $391,301 in nine months period last year. The increase of $265,441 for the nine months period consisted mainly of $250,000 in higher expenses for clinical trials including consultants of our EL product.
General and Administrative
          General and administrative expenses consist of salaries and benefits of administrative personnel as well as insurance, professional and regulatory fees and provisions for doubtful accounts. General and administrative expenses were $140,851 or 13% lower at $913,687 in the quarter ended September 30, 2008 compared to $1,054,538 in the quarter ended September 2007. For the nine month period ended September 30, 2008 our G&A expenses were 18% higher at $3,820,033 compared to $3,237,697 the same period a year ago. For the nine months we recorded $478,000 higher payroll expenses, mainly due to a settlement with our former CEO, $69,000 higher consulting expenses, $180,000 higher travel and car expenses, $116,000 higher board compensation and liability insurance, $63,000 higher building maintenance and $47,000 in additional reserve for bad debt. These higher expenses were offset in part by a reduction in legal expenses of $441,000.
Sales and Marketing
          Sales and marketing expenses consist of salaries and benefits, commissions, and other costs related to our support staff, advertising costs and expenses related to trade shows, distributor support and seminars. Headcount in Sales and Marketing was 4 per the end of September 30, 2008. Total expenses were $174,049 in the quarter ended September 30, 2008 up 33% from $130,916 in the quarter ended September 2007. Year to date ended September 30, 2008 selling expenses rose by 31% to $607,708 from $465,339 the same period last year or an increase of $142,369. The Company participated in the European cardiology meeting in Barcelona and the TCT in Washington as well as in a smaller meeting in Frankfurt, Germany and incurred $56,000 higher travel and entertainment as well as $69,000 higher exhibition expenses than last year.
Interest income/expense
          Interest income for the three and nine month periods ended September 30, 2008 was $69,186 and $376,976 respectively compared to $4,926 and $13,366 respectively in the three and nine month periods ended September 30, 2007. Most of the cash received from the patent settlement in December has been invested in notes and certificates of deposits. Interest expenses for the three month period ended September 30, 2008 decreased by 19% to $554,290 compared to $686,530 in the three months period ended September 30, 2007. For the nine month period interest expenses increased by 13% to $1,941,396 compared to $1,719,592 last year. The decrease in interest in the quarter is a direct consequence of lower borrowing as year to date $4,100,000 of notes have been reimbursed and a further $5,012,752 notes at 12% interest have been converted into shares on April 2nd 2008. Year to date the increase is the result of higher interest rates on most of the Whitebox notes compared to last year as well as the expense of extending the term on most notes. In addition to the interest the Company amortizes the fair value of the warrants and the beneficial conversion feature of the notes over the term of the notes. In the three and nine month periods ended September 30, 2008, $175,293 and $312,462 was expensed compared to $875,559 and $1,463,068 in the same periods in 2007.

	Three months	Three months	Year to date	Year to date
Interest expenses.	2008	2007	2008	2007

Note payable related party in Euros	$3,470	$2,984	$10,953	$8,956
Note payable officer	25,013	18,528	75,039	55,584
Whitebox I	52,012	202,395	306,419	595,395
Whitebox I Consent fee	24,563	24,563	73,689	24,563
Whitebox I Interest note	6,072	—	18,216	—
WhiteboxII	92,700	92,700	278,100	272,700
WhiteboxII consent fee	11,250	11,250	33,750	11,250
Whitebox II Interest note	2,781	—	8,343	—
Whitebox III	216,300	162,625	648,900	442,625
WhiteboxII consent fee	26,250	26,250	78,750	26,250
Whitebox III Interest note	4,879	—	14,637	—
Idylwood Partners L.P.	—	15,000	—	45,000
Whitebox V	—	30,000	60,000	90,000
Whitebox V Interest note	—	—	1,800	—
Whitebox VI	—	30,000	60,000	68,333
Whitebox VI Interest note	—	—	1,800	—
Synapse	8,000	8,000	24,000	10,667
Whitebox VII	51,000	50,233	153,000	56,267
Officers	12,000	10,000	36,000	10,000
Whitebox VIII	18,000	2,000	58,000	2,000

	$554,290	$686,530	$1,941,396	$1,719,592

Beneficial conversion amortization

Whitebox I	$—	$—	$—	$582,754
Whitebox I BCF consent fee	20,420	20,420	61,260	20,420
Whitebox II	—	—	—	67,876
Whitebox II BCF consent fee	9,353	9,353	28,059	9,353
Whitebox III	—	790,098	—	1,079,365
Whitebox III BCF consent fee	21,823	21,823	65,469	21,823
Idylwood Partners L.P.	—	—	—	34,722
Whitebox V	—	105,764	248,302	281,751

Total conversion feature expense	$51,596	$947,458	$403,090	$2,098,064

Total interest and conversion expenses	$605,885	$1,633,988	$2,344,485	$3,817,656

Liquidity and Capital Resources
          During the nine month period ended September 30, 2008, the Company used $8,608,349 of cash in operating activities. Most of this amount was to finance the operating loss but in addition there was an amount of $1,612,000 to pay back owed salaries accrued on the company books in prior periods. At June 30, 2008, the Company used $3,160,000 to pay back on their due date two notes issued to Whitebox in 2006 and 2007. On September 21, 2008, the Company used a further $1,000,000 for reimbursement of another note to Whitebox. At September 30, 2008, the Company had cash, cash equivalents, restricted cash equivalents and marketable securities available for sale of $6,386,986.

Financial Condition and Results of Operations for the year ended December 31, 2007 compared to year ended December 31, 2006
          In the fourth quarter of 2006 the Company disbanded its direct U.S. sales force for SuperStitch devices and scaled down its international expansion. The Company instead decided to focus its resources on the development of larger and multiple suture placement devices that address opportunities in the fast growing market of interventions with large catheter based devices in cardiology and radiology. In addition it is developing longer versions of its stitching devices that allow the placement of sutures inside the vascular and cardio-vascular structures and allow physicians to address the fast growing market in PFO and other structural heart procedures. The Company believed that in both markets its unique suture based approach will have major advantages over currently used techniques. Total headcount for the Company remained the same at 32 per the end of December 2007 and 2006.
Net Sales
          Net sales were $78,230 for the quarter ending December 31, 2007 compared to $104,410 for the same quarter ending December 31, 2006. Net sales for the year ending December 31, 2007 were $252,041 compared to $634,569 for the year ended December 31, 2006. The Company decided in 2006 to discontinue its US sales force resulting in a drop of US sales for the year ended December 31, 2007 to $21,999 compared to $282,798 for 2006. Export and international sales were $76,184 for the quarter ended December 31, 2007 and $88,415 for the same quarter 2006. For the year ended December 31, 2007 export and international sales were $230,042 compared to $351,772 for 2006.
Cost of Sales
          Cost of sales is comprised of all costs to manufacture our products, including materials, labor and related overhead costs including warranty and service costs. Cost of sales increased 2% to $2,256,331 for the year ended December 31, 2007 from $2,203,690 for year ended December 31, 2006. Manufacturing headcount decreased from 14 per the end of December 2006 to 13 per the end of December 2007. In the year ending December 31, 2007 we had very low manufacturing activity resulting in $230,000 lower overhead absorption from products shipped to inventory compared to last year. On the other hand we had lower obsolescence expenses than last year as we established a reserve of $250,000 in 1996 and had no obsolescence expenses in the year ending December 31, 2007. In the year ended December 31, 2007 the Company incurred payroll expenses that were $74,000 higher than last year as it decided to fully compensate staff and employees for not only all accrued back owed salaries but also award back owed interest to compensate for late payment of such salaries.
Research and Development
          Research and development expenses consist of engineering personnel salaries and benefits, prototype supplies, contract services and consulting fees related to product development. Headcount in R&D was 7 at the end of each of December 31, 2007 and 2006. Research and development expenses increased 27% to $696,448 in the year ended December, 31 2007 from $547,270 in the year ended December 31, 2006. In 2007 the Company has focused its research on both the Super Stitch 12 Fr and the SuperStitch EL for which it incurred, compared to last year, $49,000 higher expenses for components and supplies as well as $20,000 in clinical trial expenses. Also in the year ended December 31, 2007, the Company incurred payroll expenses that were $65,000 higher than last year as it decided to fully compensate staff and employees for not only all accrued back owed salaries but also award back owed interest to compensate for late payment of such salaries.
General and Administrative
          General and administrative expenses consist of salaries and benefits of administrative personnel as well as insurance, professional and regulatory fees and provisions for doubtful accounts. General and administrative expenses increased 16% to $5,144,733 in the year ended December 31, 2007 from $4,434,976 in the year ended December 31, 2006. In the year ended December 31, 2007, the Company incurred payroll expenses that were $781,000 higher than last year as it decided to fully compensate staff and employees for not only all accrued back owed salaries but also award back owed interest to compensate for late payment of such salaries. Headcount in G&A was 8 for both 2007 and 2006. In the year ended December 31, 2007 the Company incurred $1,688,314 in legal expenses compared with $1,560,512 in 2006, or an increase in legal expenses of $128,302 or 8%. The remainder of the increased spending was $198,000 in travel, $26,000 in cars, $28,000 in entertainment, $24,000 in board compensation, and $65,000 in financial consulting. These increases were offset by $400,000 in lower cost of settling lawsuits, $49,000 in lower outside services, $33,000 lower liability insurance, $78,000 lower general insurance expenses and $40,000 lower tax and license expenses.

Sales and Marketing
          Sales and marketing expenses consist of salaries and benefits, commissions, and other costs related to our direct sales force, advertising costs and expenses related to trade shows, distributor support and seminars. Headcount in Sales and Marketing was unchanged at 4 people at December 31, 2007 and December 31, 2006. Sales and marketing expenses decreased 59% to $627,144 in the year ended December 31, 2007 from $1,533,128 in the year ended December 31, 2006. The decreases are mainly the result of lower US based marketing and sales activities which were discontinued in late 2006. The lower level of spending for the year ended December 31, 2007 compared to 2006 was $711,000 in payroll related expenses, and $175,000 in travel expenses.
Interest Income Expense
          Interest expenses are paid on convertible notes that the Company has issued to finance its operations. Interest expenses for the year ended December 31, 2007 increased by 9% to $4,275,905 compared to $3,938,515 in the year ended December 31, 2006. The increase in interest is a direct consequence of additional borrowing, higher interest rates on most of the Whitebox notes as well as the expense of extending the term on most notes.

	Twelve months	Twelve months
Interest expenses.	2007	2006

Note payable related party in Euros	$12,191	$10,321
Note payable officer	74,112	68,623
Whitebox I	846,916	786,000
Whitebox Ia Interest note	6,072	—
Fusion	—	11,971
Whitebox II	387,900	274,000
Whitebox IIa Interest note	2,781	—
Whitebox III	711,425	560,000
Whitebox IIIa Interest note	4,879	—
Idylwood Partners L.P.	60,000	40,500
Whitebox IV	—	21,444
Whitebox V	120,000	5,667
Whitebox Va Interest note	900	—
Whitebox VI	98,333	—
Whitebox VIa Interest note	900	—
Synapse	18,667	—
Whitebox VII	107,267	—
Notes Officers	20,000	—
Whitebox VIII	22,000	—
Pandorra	2,000	—
Other	(17,349)	16,071

	$2,478,997	$1,794,596

	Twelve months	Twelve months
Beneficial conversion amortization	2007	2006

Whitebox I	$582,754	$1,165,509
Fusion	—	144,153
Whitebox II	67,876	135,752
Repricing warrants Whitebox II	—	41,362
Whitebox III	1,079,365	503,353
Loan Commitment warrants	103,192	—
Repricing warrants Whitebox III	—	92,520
Idylwood Partners L.P.	34,722	48,611
Whitebox V	401,468	12,660

Total conversion feature expense	$2,269,378	$2,143,920

Total interest expenses	$4,748,374	$3,938,516

RESTATEMENT PRIOR YEAR RESULT

          In the three month period ended September, 30, 2008, the management of the Company determined that the July 1, 2007 extension and changes in the terms of Whitebox Notes I, II and III should have, as per FASB EITF 96-19, been accounted for as new notes rather than extensions of existing notes. The difference is an additional amortization of $472,469 beneficial conversion feature on our books per December 31st, 2007. The December 31, 2007 outstanding notes payables have been increased by $472,469 and 2007 interest expenses also by $472,469.
Other Income
          On December 21, 2006, the Company filed a patent infringement lawsuit against Abbott Laboratories, Inc. and Perclose, Inc. in the United States District Court for the Eastern District of Texas. In its complaint, the Company asserted that Abbott Laboratories and Perclose have been infringing on the Company’s patents for vascular and cardiovascular suturing. Abbott Laboratories and Perclose responded to the complaint denying the allegations and asserting certain infringement claims against the Company. On December 3, 2007, the Company, Abbott Laboratories and Abbott Vascular Inc. entered into a Settlement, License and Release Agreement to settle and resolve that certain patent infringement lawsuit. The Settlement License and Release Agreement provided, among other things, for a cross license of certain patents between the parties and a one-time payment by Abbott Laboratories to the Company in the amount of $23,000,000. This amount was received by the Company as of December 14, 2007. Also, in December 2007, the Company wrote off $687,475 of old payables which the Company determined were no longer collectible by creditors. The write off resulted in a one time credit to other income of $687,475.
Liquidity and Capital Resources
          The Company ended the year with a cash balance of $7,767,196. For the years ended December 31, 2007 and 2006, we incurred a net profit of $10,500,479 and a net loss of $11,997,615, respectively. The profit of 2007 was the result of a legal settlement of $23,000,000 received in December 2007. Corrected for this one-time income the Company would have incurred a loss of $12,499,521 in 2007. As of December 31, 2007, we had an accumulated deficit of $58,134,208. Historically we have relied on the issuance of notes payables to provide a significant portion of funding for our operations. In 2007 the Company arranged additional debt financing of $4,600,000. At December 31, 2007, we had cash, cash equivalents, restricted cash equivalents and marketable securities available for sale of $19,684,886. We believe that current cash and cash equivalents and marketable securities, together with cash receipts generated from sales of the SuperStitch products, will be sufficient to meet anticipated cash needs for operating and capital expenditures through at least December 31, 2008. Nevertheless, we expect to continue to incur substantial costs and cash outlays in 2008 and beyond to support SuperStitch research and development. In 2009 we will require additional funding to continue our operations and will attempt to raise the required capital through either debt or equity arrangements. We cannot provide any assurance that the required capital will be available on acceptable terms, if at all, or that any financing activity would not be dilutive to our current stockholders. If we are not able to raise additional funds, we would likely be required to significantly curtail or halt our operations and this would have a material adverse effect on our financial position, results of operations and cash flows.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
          None.
Security Ownership of Certain Beneficial Owners and Management
          The following table sets forth as of                     , 2009 certain information with respect to the beneficial ownership of our voting securities by (i) any person known by us to be the beneficial owner of more than 5% of our voting securities; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of                     , 2009 are deemed outstanding for purposes of computing such person’s percentage ownership, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership including the number and percentage of shares owned is determined in accordance with Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”) and is generally determined by voting power or investment power with respect to securities. The percentage of beneficial ownership is based on [337,816,037] shares of common stock outstanding as of                     , 2009. Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of the following stockholders is c/o Sutura, Inc., 17080 Newhope Street, Fountain Valley, California 92708.

Common Stock Beneficial Ownership Table
	Number of	Percentage of
	Sutura Shares	Sutura Shares
Name and Address of	Beneficially	Beneficially
Beneficial Owner	Held	Owned

5% STOCKHOLDERS:
Nobles, Anthony (1)	103,558,836	29.12%
Ratering, Egbert (2)	111,854,726	31.30%
Grootkasteel, B.V.	69,461,329	20.56%
Synapse Capital, LLC (3)	24,859,460	7.36%
Whitebox Advisors, LLC (4)	413,734,261	68.75%

EXECUTIVE OFFICERS & DIRECTORS
Abraham, Brian (5)	0	0.0%
Bjorkman, Richard (6)	450,000	0.13%
Kernan, David	0	0.0%
Strefling, Mark M. (5)	0	0.0%
Kopchik, John C. (5)	0	0.0%
Vigilante, Richard (5)	0	0.0%
All directors & officers as a group (7)	450,000	0.13%

*	Indicates less than 1%

(1)	Includes 9,687,954 shares of the Company held by Anthony Nobles; 6,508,680 shares of the Company held by The Anthony Nobles Family Limited Partnership; 86,783 shares of the Company held by Rhonda Nobles; 69,461,329 shares of the Company held by GrootKasteel B.V.; and 17,814,090 shares of the Company issuable upon the exercise of options held by Anthony Nobles. Anthony Nobles is an officer and director of GrootKasteel B.V. and holds the power to vote all shares held by The Anthony Nobles Family Limited Partnership. Rhonda Nobles is the spouse of Mr. Nobles. Mr. Nobles resigned as President, Chief Science Officer and a director of the Company on January 12, 2009.

(2)	Includes 16,343,557 shares of the Company held by Egbert Ratering; 2,169,560 shares of the Company held by Franck Ratering; 2,169,560 shares of the Company held by Alex Ratering; 2,169,560 shares of the Company held by Harry Ratering; 69,461,329 shares of the Company held by GrootKasteel B.V.; 11,580,090 shares of the Company issuable upon conversion of convertible notes and 7,961,070 shares of the Company issuable upon conversion of options held by Egbert Ratering. Egbert Ratering is an officer and director of GrootKasteel B.V. Franck Ratering, Alex Ratering and Harry Ratering are members of Mr. Ratering’s immediate family.

(3)	Includes 10,264,866 shares of the Company issued to Synapse Fund I LLC and 14,606,335 shares of the Company issued to Synapse Fund II LLC. Synapse Capital, LLC is the Manager of each of Synapse Fund I and Synapse Fund II.

(4)	Includes 149,724,259 shares of the Company beneficially owned by Whitebox Advisors, LLC, as the managing member of each of Pandora Select Partners L.P., a British Virgin Islands limited partnership; Whitebox Hedged High Yield L.P., a British Virgin Islands limited partnership; Whitebox Convertible Arbitrage Partners L.P. a British Virgin Islands limited partnership, and by Gary S. Kohler and Scot W. Malloy, who are employed by Whitebox Advisors (collectively, the “Whitebox Parties”), and 264,022,064 shares of the Company issuable to the Whitebox Parties upon conversion of notes and warrants.

(5)	Each of Messrs. Abraham, Kopchik, Strefling and Vigilante are employed by, or employed by an entity affiliated with, Whitebox Advisors, LLC or one of the Whitebox Parties, but disclaim any beneficial ownership of any securities benefically owned by Whitebox Advisors, LLC.

(6)	Shares issuable upon exercise of options.

(7)	Includes 450,000 shares of the Company issuable upon exercise of options. Calculation includes all shares of the Company beneficially owned by Brian Abraham, Richard Bjorkman, David Kernan, John Kopchik, Mark Strefling and Richard Vigilante.

OTHER IMPORTANT INFORMATION REGARDING NOBLES MEDICAL
Information Regarding Nobles Medical
          Nobles Medical is a newly formed Delaware corporation, created for the specific purpose of acquiring the assets of the Company. Its principal executive offices are located at 17092 Newhope Street, Fountain Valley, California 92708. At present, Nobles Medical has no business operations.
Directors and Officers of Nobles Medical
          At the time of mailing of this Information Statement, Mr. Anthony Nobles is the sole officer of Nobles Medical, serving as its Chief Executive Officer, President, Treasurer and Secretary. Mr. Nobles and Dr. John Crew, a past director of the Company, serve as the board of directors of Nobles Medical.
Security Ownership of Certain Beneficial Owners of Nobles Medical
          The following table sets forth as of the closing of the asset sale certain information with respect to the beneficial ownership of the voting securities of Nobles Medical by (i) any person known by us to be the beneficial owner of more than 5% of its voting securities; (ii) each director; and (iii) each executive officer. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of                     , 2009 are deemed outstanding for purposes of computing such person’s percentage ownership, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership including the number and percentage of shares owned is determined in accordance with Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”) and is generally determined by voting power or investment power with respect to securities. The percentage of beneficial ownership is based on 1,000,000 shares of capital stock outstanding as of [               , 2009]. Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

Common Stock Beneficial Ownership Table
	Number of	Percentage of
	Nobles Medical	Nobles Medical
Name and Address of	Shares Beneficially	Shares Beneficially
Beneficial Owner	Held	Owned
5% STOCKHOLDERS:
Nobles, Anthony (1)	95,000	9.5%
Swiss Capital Strategy Biomedical Equipment Limited Partnership (2)	300,000	30.0%
Turkisk Medical Holdings, LLC (3)	579,000	57.9%
John Crew, M.D. (4)	0	0.0%
Egbert Ratering (5)	5,000	0.50%

(1)	Mr. Nobles is a recent past officer and director of the Company and is a beneficial holder of 29.12% of the Company’s common stock.

(2)	Swiss Capital Strategy Biomedical Equipment Limited Partnership is a Cayman limited partnership.

(3)	Turkish Medical Holdings, LLC is a Delaware limited liability company.

(4)	John Crew, M.D. is a past director of the Company and is a beneficial holder of 0.71% of the Company’s common stock.

(5)	Egbert Ratering is an executive officer and recent past director of the Company and is a beneficial holder of 31.30% of the Company’s common stock.
Except for Messrs. Nobles and Ratering, no beneficial holder of shares of common stock of Nobles Medical is an officer, director or other affiliate of the Company.

INFORMATION STATEMENT COSTS
          We will pay for the cost of preparing, assembling, printing and mailing this information statement to our stockholders.
DELIVERY OF INFORMATION STATEMENT TO SECURITY HOLDERS SHARING AN ADDRESS
          Only one Information Statement is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. We will deliver promptly upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered if you write to us at Our principal executive offices are located at 17080 Newhope Street, Fountain Valley, California 92708, or call us at 714-437-9801. If you are sharing an address with another security holder and are receiving multiple copies of this Information Statement, and would prefer to receive a single copy, please write to us or call us at the address or phone number above.
WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY
          The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. These materials can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.
          You may also read and copy any reports, statements or other information that we have filed with the SEC at the address indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.
          The reports, opinions and appraisals referenced in this Information Statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested stockholder of the Company or representative who has been so designated in writing. A copy of any report, opinion or appraisal will be transmitted by the Company to any interested stockholder of the Company or any representative who has been so designated in writing upon written request and at the expense of the requesting stockholder.

Annex A

ASSET PURCHASE AGREEMENT
by and between
NOBLES MEDICAL TECHNOLOGIES, INC.
and
SUTURA, INC.
Dated as of December 12, 2008

1. PURCHASE AND SALE OF ASSETS	A-7

1.1 Purchased Assets	A-7
1.2 Excluded Assets	A-7

2. ASSUMPTION OF LIABILITIES	A-8

2.1 Assumed Liabilities	A-8
2.2 Excluded Liabilities	A-8

3. PURCHASE CONSIDERATION	A-8

3.1 Purchase Price Escrow	A-8
3.2 Purchase Price Payment	A-8

4. CLOSING	A-9

4.1 Closing Date	A-9
4.2 Buyer Closing Deliveries	A-9
4.3 Seller Closing Deliveries	A-9

5. REPRESENTATIONS AND WARRANTIES OF SELLER	A-10

5.1 Corporate Organization	A-10
5.2 Qualifications to do Business	A-10
5.3 Corporate Power and Authority	A-10
5.4 Conflicting Agreements, Governmental Consents	A-10
5.5 Actions, Suits, Proceedings	A-11
5.6 Title to Purchased Assets	A-11
5.7 Brokers and Finders	A-11

6. DISCLAIMER OF WARRANTIES	A-11

6.1 General Disclaimer of Warranties	A-11
6.2 Disclaimer of Representations or Warranties Regarding Regulatory Approval	A-11
6.3 Disclaimer of Representations or Warranties Regarding Validity of Patents or Non-Infringement of Intellectual Property	A-11

7. REPRESENTATIONS AND WARRANTIES OF BUYER	A-12

7.1 Corporate Organization	A-12
7.2 Qualifications to do Business	A-12
7.3 Corporate Power and Authority	A-12

7.4 Conflicting Agreements, Governmental Consents	A-12
7.5 Actions, Suits, Proceedings	A-12
7.6 Availability of Funds	A-12
7.7 Brokers and Finders	A-12

8. OPERATIONS OF SELLER PRIOR TO CLOSING	A-13

8.1 Management by Buyer	A-13
8.2 Limitation on Expenses and Expenditures	A-13

9. CERTAIN COVENANTS OF SELLER	A-14

9.1 Operation of Business	A-14
9.2 Access to Employees	A-14
9.3 Assignment of Contracts	A-14
9.4 SEC Filings	A-14
9.5 Non-Solicitation	A-15
9.6 Notice of Certain Events	A-15
9.7 Reasonable Best Efforts	A-16
9.8 Further Assurances

10. CERTAIN COVENANTS OF BUYER	A-16

10.1 Confidentiality	A-16
10.2 Cooperation with SEC Filings and Seller Legal Requirements	A-16
10.3 Notice of Certain Events	A-16
10.4 Reasonable Best Efforts	A-17

11. MUTUAL COVENANTS	A-17

11.1 Tax Matters	A-17
11.2 Third Party Consents	A-17

12. CLOSING CONDITIONS	A-18

12.1 Closing Conditions of Seller	A-18
12.2 Closing Conditions of Buyer	A-18

13. INDEMNIFICATION.	A-19

13.1 Indemnification of Buyer	A-19
13.2 Indemnification of Seller by Buyer	A-20
13.3 Survival	A-20
13.4 Procedure for Indemnification	A-20

14. TERMINATION	A-21

14.1 Termination Events	A-21
14.2 Effect of Termination	A-22

15. GENERAL PROVISIONS	A-23

15.1 Interpretation and Construction	A-23
15.2 Entire Agreement	A-24
15.3 Severability	A-24
15.4 Amendment and Waiver	A-24
15.5 Assignment	A-24
15.6 Notices	A-24
15.7 Expenses	A-25
15.8. Public Announcement	A-26
15.9. Choice of Law	A-26
15.10. Facsimile Signature; Counterparts	A-26
15.11. Parties in Interest	A-26

16. DEFINITIONS	A-26

EXHIBITS
Exhibit A — Form of Security Interest Release
Exhibit B — Form of Bill of Sale; Assignment and Assumption Agreement
Exhibit C — Form of Waiver and Release of Seller by Dr. Nobles
Exhibit D — Form of Waiver and Release of Buyer by Seller

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, (this “Agreement”) is dated as of December 12, 2008, by and between NOBLES MEDICAL TECHNOLOGIES, INC., a Delaware corporation (“Buyer”) and SUTURA, INC., a Delaware corporation (“Seller”).
RECITALS
     A. Seller is engaged in the business of developing, marketing and selling certain proprietary medical devices.
     B. Seller wishes to sell, and Buyer wishes to purchase, substantially all of the assets of Seller, and Buyer wishes assume certain liabilities of Seller, on the terms and subject to the conditions of this Agreement.
     C. Buyer and Seller have entered into that certain letter agreement dated November 3, 2008 (the “Letter Agreement”).
     D. Pursuant to the Letter Agreement, Buyer, Seller and Escrow Agent have entered into that certain Escrow Agreement made as of November 3, 2008, as amended December 4, 2008, under which Buyer has deposited five hundred thousand dollars ($500,000) (as adjusted pursuant to Section 3.1, the “Buyer Escrow Fund”) with the Escrow Agent (as amended, the “Buyer Fund Escrow Agreement”).
     E. Pursuant to the Letter Agreement, Buyer, Seller and Escrow Agent have entered into that certain Escrow Agreement made as of November 3, 2008, as amended December 4, 2008, under which Seller has deposited five hundred thousand dollars ($500,000) (the “Seller Escrow Fund”) with the Escrow Agent (as amended, the “Seller Fund Escrow Agreement”).
     F. Pursuant to the Letter Agreement, Buyer and its designated representatives have managed and been in charge of the operation and day-to-day business of Seller, subject to such general oversight by the Board of Directors of Seller (“Seller Board”) as is required for Seller Board to exercise its fiduciary duties.
     G. Concurrently with the execution and delivery of this Agreement, Buyer, Seller and the Secured Parties are entering into a Security Interest Release in the form of Exhibit A (the “Secured Parties Release”).
     H. Seller has received the opinion (the “Fairness Opinion”) of Craig-Hallum Capital Group LLC, financial advisor to the Seller, dated December 4th, 2008, to the effect that, as of the date of such opinion, the Purchase Price is fair to the Company from a financial point of view.
TERMS AND CONDITIONS
     In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the Buyer and Seller hereby agree as follows:

     1. PURCHASE AND SALE OF ASSETS.
          1.1 Purchased Assets.
               (a) Upon the terms and subject to the conditions of this Agreement, at Closing, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept all right, title and interest of Seller in and to the following property, rights and assets of Seller existing on the Closing Date (together, the “Purchased Assets”):
               (i) the Cash and Securities of Seller with a value as of Closing of three million dollars ($3,000,000); and
               (ii) all of the other assets of Seller except for the Excluded Assets.
               (b) Without limiting the generality of Section 1.1(a), the Purchased Assets will include:
               (i) all accounts receivable of Seller as of the Closing Date;
               (ii) all inventory of Seller as of the Closing Date;
               (iii) all Intellectual Property of Seller, including Intellectual Property held by any Seller Subsidiary, as of the Closing Date;
               (iv) all property and equipment of the Seller as of the Closing Date; and
               (v) all Regulatory Approvals of Seller, including all Regulatory Approvals from the United States Food and Drug Administration and all EC Certificates of Seller, in each case to the extent transferable pursuant to applicable Governmental Authority.
          1.2 Excluded Assets. The following assets of Seller are excluded from sale to Buyer (the “Excluded Assets”), and are not included in the Purchased Assets:
               (i) Cash and Securities of Seller, except as provided in Section 1.1(a)(i);
               (ii) the Certificate of Incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, tax returns, seals, minute books, stock transfer books and similar documents of Seller relating to the organization, maintenance and existence of Seller as a corporation;

               (iii) the rights of Seller under this Agreement or any other agreement between Seller and Buyer, whether entered into before, on or after the date of this Agreement;
               (iv) all of Seller’s equity interests in (A) Technology Visions Inc., (B) HeartStitch, Inc., (C) Sutura BV, (D) Sutura SARL, and (E) Sutura GMBH (together the “Seller Subsidiaries”); provided, however, that any Intellectual Property held by the Seller Subsidiaries is included in the Purchased Assets; and
               (v) all of Seller’s right and obligations under that certain Option and Distribution Agreement made as of September 20, 2002 between Seller and Getz Bros. & Co., Inc.
     2. ASSUMPTION OF LIABILITIES.
          2.1 Assumed Liabilities. Subject to the conditions of this Agreement, on the Closing Date, Buyer shall assume and agrees to pay, perform and discharge in accordance with their respective terms only the contractual Liabilities under any contract or agreement of Seller assumed by Buyer pursuant to this Agreement and which are expressly set forth on Schedule 2.1, to the extent that such Liabilities relate to performance on or after the Closing (collectively, the “Assumed Liabilities”).
          2.2 Excluded Liabilities. Any Liabilities of Seller not otherwise assumed by Buyer pursuant to Section 2.1 (collectively the “Excluded Liabilities”) shall remain the responsibility of Seller.
     3. PURCHASE CONSIDERATION.
          3.1 Purchase Price Escrow. Buyer will deposit, by wire transfer of immediately available funds, to the Escrow Agent, at the following time, the following amounts to be held in the Buyer Escrow Fund subject to this Agreement and the Buyer Fund Escrow Agreement:
               (a) upon the execution of this Agreement, an amount such that immediately following such deposit, the aggregate balance of the Buyer Escrow Fund is not less than two million five hundred thousand dollars ($2,500,000); and
               (b) upon the mailing of the definitive proxy statement, or final information statement, to the stockholders of Seller regarding approval of the transactions contemplated by this Agreement, an amount such that immediately following such deposit, the aggregate balance of the Buyer Escrow Fund is not less than six million seven hundred fifty thousand dollars ($6,750,000).
          3.2 Purchase Price Payment. On the terms and subject to the conditions of this Agreement, in consideration of the Purchased Assets and in addition to assumption of the Assumed Liabilities, Buyer will pay six million seven hundred fifty thousand dollars ($6,750,000) (the “Purchase Price”) at Closing by delivery, in accordance with the Buyer Fund Escrow Agreement, of written instructions, jointly executed by Buyer and Seller, to the Escrow Agent to transmit on behalf of Seller, the Purchase Price from the Buyer Escrow Fund to Whitebox Advisors, LLC, as collection agent for the Secured Parties (the “Secured Parties Payment”), by wire transfer of immediately available funds.
     4. CLOSING.
          4.1 Closing Date. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 11:00 a.m., California time, as soon as practicable (and, in any event, within two Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Section 12, unless this Agreement has been terminated pursuant to its terms, or at such other time or date as Buyer and Seller may mutually agree. The Closing shall be held at the offices of Babcock & Associates, 600 Anton Boulevard, 11th Floor, Costa Mesa, California, or by facsimile or other exchange of executed documents, or such other location as Buyer and Seller may mutually agree.
          4.2 Buyer Closing Deliveries. At the Closing, Buyer shall:
               (a) deliver to the Escrow Agent written instructions executed by Buyer to transmit the Secured Parties Payment;
               (b) deliver to the Escrow Agent written instructions executed by Buyer to transmit to Seller the balance of the Seller Escrow Fund in accordance with the Seller Escrow Agreement;
               (c) deliver to Seller the Bill of Sale; Assignment and Assumption Agreement in the form of Exhibit B hereto (the “Bill of Sale”) executed by Buyer and such other assumption documents as Seller may reasonably request to evidence the assumption by Buyer of the Assumed Liabilities;
               (d) deliver to Seller a Waiver and Release of Seller by Dr. Nobles in the form of Exhibit C hereto; and
               (e) deliver to Seller copies of all necessary corporate resolutions authorizing the execution, delivery and performance by Buyer of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Buyer, accompanied by such other certifications by such Secretary or Assistant Secretary as are requested by Seller, in a form acceptable to Seller.
          4.3 Seller Closing Deliveries. At the Closing, Seller shall:
               (a) deliver to the Escrow Agent written instructions executed by Seller to transmit the Secured Parties Payment;
               (b) deliver to the Escrow Agent written instructions executed by Seller to transmit to Seller the balance of the Seller Escrow Fund in accordance with the Seller Escrow Agreement;

               (c) deliver to Buyer the Bill of Sale, executed by Seller and such other documents of transfer as Buyer may reasonably request to evidence the transfer to Buyer the interest of Seller in the Purchased Assets;
               (d) deliver to Buyer a Waiver and Release of Buyer by Seller in the form of Exhibit D hereto; and
               (e) deliver to Buyer copies of all necessary corporate resolutions, including any required resolutions of the stockholders of Seller, authorizing the execution, delivery and performance by Seller of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Seller, accompanied by such other certifications by such Secretary or Assistant Secretary as are requested by Buyer, in a form acceptable to Buyer.
     5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer that:
          5.1 Corporate Organization. Seller is a corporation duly organized and validly existing, is in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and carry on its business as now being conducted.
          5.2 Qualifications to do Business. Seller is duly qualified to do business and is in good standing under the laws of the States of California.
          5.3 Corporate Power and Authority. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller’s corporate powers and, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of Seller. The affirmative vote of the holders of a majority of the outstanding common stock, $0.001 par value, of Seller, voting to approve and adopt this Agreement and the transactions contemplated hereby (the “Stockholder Approval”), is the only vote of the holders of any of Seller’s equity securities necessary in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding at law or in equity) (the “Enforcement Exceptions”).
          5.4 Conflicting Agreements, Governmental Consents. The execution and delivery by Seller of the Transaction Agreements, the consummation of the transactions contemplated thereby, and the performance or observance by Seller of any of the terms or conditions thereof will not (i) conflict with, or result in a material breach or violation of the terms or conditions of, or constitute a material default under, or result in the creation of any lien on any of the Purchased Assets pursuant to, the Certificate of Incorporation or Bylaws of Seller, any

award of any arbitrator, or any indenture, material contract or material agreement (including any agreement with security holders), material instrument, order, judgment, decree, statute, law, rule or regulation to which Seller or the Purchased Assets is subject, or (ii) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority, other than (A) filings required to be made by Seller with the SEC related to execution and delivery by Seller of the Transaction Agreements, the consummation of the transactions contemplated thereby and the Stockholder Approval, and (B) filings to record the termination of security interest held by third parties in the Purchased Assets required under the Uniform Commercial Code of the applicable states.
          5.5 Actions, Suits, Proceedings. Except as set forth on Schedule 5.6, there are no requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the Knowledge of Seller, threatened against Seller or any of its property in any court or before any federal, state, municipal or other governmental agency, nor is Seller in default with respect to any order of any court or governmental agency entered against it in respect of the Purchased Assets, or to which the Purchase Assets are subject, that would reasonably be expected to prevent, delay or impair the Seller’s ability to consummate the transactions contemplated by the Transaction Agreements.
          5.6 Title to Purchased Assets. Except as set forth on Schedule 5.6 and assuming delivery of the Secured Parties Payment, and based upon the Secured Parties Release, Seller has good and marketable title to all of the Purchased Assets, subject to no Encumbrances, other than Permitted Encumbrances. Except as set forth on Schedule 5.6, upon Closing, Buyer will acquire good and marketable title to all of the Purchased Assets and all Assigned Contracts, free and clear of all Encumbrances, other than Permitted Encumbrances.
          5.7 Brokers and Finders. Seller has not retained or engaged any broker, finder or other financial intermediary in connection with the transaction contemplated by this Agreement that will require the payment of a fee by Buyer.
     6. DISCLAIMER OF WARRANTIES.
          6.1 General Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5, THE PURCHASED ASSETS ARE SOLD IN THEIR “WHERE-IS, AS-IS” CONDITION WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.
          6.2 Disclaimer of Representations or Warranties Regarding Regulatory Approval. Without limiting the generality of Section 6.1, Seller makes no representation or warranty to Buyer regarding any regulatory approval that Seller may or may not have with respect to its products, operations or otherwise.
          6.3 Disclaimer of Representations or Warranties Regarding Validity of Patents or Non-Infringement of Intellectual Property. Without limiting the generality of Section 6.1, Seller makes no representation or warranty to Buyer regarding the validity of any Patent included in the Purchased Assets, and Seller makes no representation or warranty to Buyer regarding whether any of the Purchased Assets or Seller’s products or operations infringe the Intellectual Property of any other Person.
     7. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:
          7.1 Corporate Organization. Buyer is a corporation duly organized and validly existing, is in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and carry on its business as now being conducted.
          7.2 Qualifications to do Business. Buyer is duly qualified to do business and is in good standing under the laws of the States of California.
          7.3 Corporate Power and Authority. Buyer has the corporate power to execute and deliver the Transaction Agreements and to consummate the transactions contemplated thereby. All actions on the part of the Buyer necessary for the authorization, execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby have been taken. The Transaction Agreements are, or when delivered will be, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except that the enforcement thereof may be limited by the Enforcement Exceptions.
          7.4 Conflicting Agreements, Governmental Consents. The execution and delivery by Buyer of the Transaction Agreements, the consummation of the transactions contemplated thereby, and the performance or observance by Seller of any of the terms or conditions thereof will not (i) conflict with, or result in a material breach or violation of the terms or conditions of, or constitute a material default under the Certificate of Incorporation or Bylaws of, Buyer, any award of any arbitrator, or any indenture, material contract or material agreement (including any agreement with security holders), material instrument, order, judgment, decree, statute, law, rule or regulation to which Buyer is subject, or (ii) require any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.
          7.5 Actions, Suits, Proceedings. There are no requests, notices, investigations, claims, demands, actions, suits or other legal or administrative proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or any of its property in any court or before any federal, state, municipal or other governmental agency, nor is Buyer in default with respect to any order of any court or governmental agency entered against it that would reasonably be expected to prevent, delay or impair the Buyer’s ability to consummate the transactions contemplated by the Transaction Agreements.
          7.6 Availability of Funds. As of the date hereof, Buyer has access to cash sufficient to enable it to make payment of the amounts to be paid by it hereunder.
          7.7 Brokers and Finders. Buyer has not retained or engaged any broker, finder or other financial intermediary in connection with the transaction contemplated by this Agreement that will require the payment of a fee by Seller.

     8. OPERATIONS OF SELLER PRIOR TO CLOSING.
          8.1 Management by Buyer.
               (a) In accordance with the terms and conditions of this Agreement, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, Buyer and its designated representatives shall manage and be in charge of the operations and day-to-day business of Seller, subject to such general oversight by the Seller Board as is required for Seller Board to exercise its fiduciary duties.
               (b) Notwithstanding Sections 8.1(a), but subject to Section 8.2, Buyer and its designated representatives shall not make expenditures of Seller cash, or cause Seller to incur Liabilities, during the Buyer Management Period, that in the aggregate exceed the Expense Limitation.
          8.2 Limitation on Expenses and Expenditures.
               (a) Notwithstanding any other provisions of this Agreement, Buyer agrees that it will not permit the sum of (i) the cash expenditures made by Seller during the period from November 3, 2008 to the earlier of the Closing Date or the termination of this Agreement (the “Buyer Management Period”), and (ii) expenses incurred by Seller during the Buyer Management Period, determined in accordance with generally accepted accounting principles, for which Liabilities remain outstanding as of the end of the Buyer Management Period (together the “Actual Expenses”), to exceed five hundred thousand dollars ($500,000) (as adjusted pursuant to Section 8.2(c), the “Expense Limitation”). At the termination of the Buyer Management Period, Buyer will promptly reimburse Seller for the amount, if any, by which Actual Expenses exceeded the Expense Limitation.
               (b) Notwithstanding Section 8.2(a), Actual Expenses will not include (i) any transaction expenses incurred by Seller in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated by it, including financial advisor, legal and SEC compliance expenses, in each case that are not incurred at the direction of Buyer, (ii) any Liability incurred on behalf of Seller directly by the Seller Board or any officer of Seller who is not affiliated with Buyer, without any action by Buyer (iii) any Liability incurred at the express written direction of either the Seller Board or any officer of Seller which is not authorized by Buyer and that is not both (A) in the ordinary course of business, and (B) consistent with past practices, and (iv) any depreciation, amortization, or interest expense or income tax of Seller.
               (c) If the Closing does not occur prior to or on December 15, 2008, the Expense Limitation will increase to one million dollars ($1,000,000), with a corresponding increase in the Buyer Break-Up Fee pursuant to Section 14.2(a). If after December 15, 2008, Buyer provides written notice to Seller, in accordance with Section 15.6 that Buyer consents to increase the potential Buyer Break-Up Fee pursuant to Section 14.2(a) to an amount in excess of one million dollars ($1,000,000), the amount of the Expense Limitation will be equal to the maximum amount of the Buyer Break-Up Fee specified in such notice provided, however, that in no event will the Expense Limitation exceed one million five hundred thousand dollars ($1,500,000).

     9. CERTAIN COVENANTS OF SELLER. Subject to Section 8, Seller agrees that from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement:
          9.1 Operation of Business. Except as otherwise expressly contemplated by this Agreement or the Secured Parties Release, Seller (i) will conduct its business only in the ordinary course of business, (ii) will use reasonably commercial efforts to maintain all of its property and equipment in their repair, order and condition as of the date hereof, (iii) will not alter its capital structure or issue additional securities or make any distribution to stockholders or distributions or payments to creditors (other than in accordance with Section 8), or commit to do any of the foregoing, and (iv) will use its best efforts to preserve its present business organization, retain the services of its employees and preserve the present relationships of Seller with its customers and suppliers; provided, however, that nothing in this Section 9.1 will require Seller to incur any obligation to any third party or make any payment that it otherwise would not incur or be required to make.
          9.2 Access to Employees. Seller will afford Buyer reasonable access to the employees of Seller for the purpose of inducing such employees to accept employment with Buyer. Seller will not interfere with Buyer’s discussions with such employees.
          9.3 Assignment of Contracts. Seller will assign to Buyer such contracts and agreements of Seller related to the Purchased Assets as Buyer reasonably requests, to the extent such contracts and agreements are assignable without the consent of any third party. To the extent any contract or agreement of Seller related to the Purchases Assets that Buyer reasonably requests to be assigned to Buyer is not assignable without the consent of a third party or third parties, Buyer will be solely responsible for soliciting and obtaining the applicable consents to assignment. The sole responsibility of Seller with respect to such consents will be to countersign such consents, provided that such consents include a release of Seller’s obligations from the underlying contract or agreement that is acceptable to Seller in its sole discretion. Nothing in this Section 9.3 will require Seller to incur any obligation to any third party or make any payment that it otherwise would not incur or be required to make. The provision of this Section 9.3 will apply to the lease related to Buyer’s facilities at 17080 Newhope Street, Fountain Valley, California.
          9.4 SEC Filings. Seller will make, on or before the date due, any filings required to be made by Seller with the SEC related to execution and delivery by Seller of the Transaction Agreements, the consummation of the transactions contemplated thereby or the Stockholder Approval. In addition, Seller will make as soon as reasonably possible any and all filings with the SEC necessary or desirable to obtain, or cause to become effective, the Stockholder Approval as promptly as reasonably possible.
          9.5 Non-Solicitation.
               (a) From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller will not, and will use its reasonable best efforts to cause its Representatives not to, directly or indirectly solicit, seek, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, sale of substantial assets, sale of shares of more than 10% of the outstanding equity securities, in each case of Seller, or similar transaction involving Seller, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”); provided, however, that nothing contained in this Agreement shall prevent Seller or the Seller Board from furnishing information to, or entering into discussions or negotiations with, or otherwise facilitate any inquiries of, any Person in connection with an unsolicited bona fide written Acquisition Proposal by such Person, or modifying or withdrawing its approval and authorization of the transactions contemplated hereby or approving and authorizing an unsolicited bona fide written Acquisition Proposal, if and only to the extent that the Seller Board believes in good faith (after consultation with its financial and legal advisors) that such action is required for the Seller Board to comply with its fiduciary duties to the stockholders of Seller under applicable law.
               (b) Seller shall notify Buyer promptly after receipt by Seller (or its Representatives) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to its properties, books or records by any Person that informs Seller that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact. Seller shall continue to keep Buyer informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.
               (c) The Seller Board shall not withdraw, modify or change, or propose to withdraw, modify or change, in a manner adverse to Buyer, the authorization and approval of this Agreement or the transactions contemplated hereby unless the Seller Board determines that it is necessary to do so in the exercise of its fiduciary duties.
          9.6 Notice of Certain Events. Seller shall promptly notify Buyer of:
               (a) any notice or other communication received by Seller from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
               (b) any notice or other communication received by Seller from any Governmental Authority, including the SEC, in connection with the transactions contemplated by this Agreement;
               (c) any inaccuracy of any representation or warranty of Seller contained in this Agreement at any time during the term hereof; and
               (d) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
          9.7 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including Section 9.5, Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

          9.8 Further Assurances. From time to time after the Closing, Seller will execute and deliver such other instruments of transfer and take such other ministerial actions, at Buyer’s expense, as Buyer may reasonably require to transfer the Purchased Assets to, and vest title of the Purchased Assets in, Buyer, and to put Buyer in possession of the Purchased Assets. Without limiting the foregoing, Seller shall execute and deliver such instruments and take such other ministerial actions, at Buyer’s expense, as Buyer may reasonably request in connection with the transfer to Buyer of all Regulatory Approvals of Seller, including all Regulatory Approvals from the United States Food and Drug Administration and all EC Certificates of Seller, in each case to the extent transferable pursuant to applicable Governmental Authority. Notwithstanding any other provision of this Section 9.8, Buyer acknowledges that Seller will have little, if any, capacity following the consummation of the transactions contemplated by this Agreement to take actions beyond the execution and delivery of documents, and Seller will not be required to take any substantive actions under this Section 9.8.
     10. CERTAIN COVENANTS OF BUYER. Buyer agrees that from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement:
          10.1 Confidentiality. Buyer shall maintain and shall cause its Representative to maintain, the confidentiality of all information disclosed to it or its Representatives and designated in writing as confidential or business sensitive by Seller or its Representatives in connection with the transactions contemplated by this Agreement. Buyer will disseminate such confidential information only to Representatives of Buyer whose duties justify a need to know such information, and then only for the purpose of furtherance of the transactions contemplated by this Agreement. Buyer acknowledges that Seller is a publicly traded company and agrees, on behalf of itself and its Representatives, that neither it nor they shall use any confidential or non-public information to make trades in Seller’s securities.
          10.2 Cooperation with SEC Filings and Seller Legal Requirements. Buyer shall cooperate with Seller in the preparation of any SEC filings required pursuant to Section 9.4 and shall promptly provide complete and accurate information to Seller reasonably requested by Seller for any disclosure regarding Buyer to be included in such SEC filings. Without limiting the generality of the foregoing, (i) Buyer will provide to Seller a complete and accurate initial draft of such reasonably requested information as soon as reasonably possible following a request from Seller for such information, and (ii) Buyer will provide to Seller complete and accurate additional information as Seller may reasonably request to respond to any SEC comments regarding Seller SEC filings or for Seller’s compliance with the requirements of any Governmental Authority as soon as reasonably possible following a request from Seller for such information. Failure to company with this Section 10.2 shall be deemed to be a material breach of a covenant of Buyer in this Agreement for purposes of Section 14.1(b).
          10.3 Notice of Certain Events. Buyer shall promptly notify Seller of:
               (a) any notice or other communication received by Buyer from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (b) any notice or other communication received by Buyer from any Governmental Authority, including the SEC, in connection with the transactions contemplated by this Agreement;
               (c) any inaccuracy of any representation or warranty of Buyer contained in this Agreement at any time during the term hereof; and
               (d) any failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.
          10.4 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.
     11. MUTUAL COVENANTS.
          11.1 Tax Matters.
               (a) Buyer shall be responsible for, and shall defend, indemnify and hold Seller harmless against and in respect of, any and all Taxes incurred, or that may be payable to any taxing authority, in connection with, the transactions (including the sale, transfer, and delivery of the Purchased Assets) contemplated by this Agreement; provided, however, that Seller will be responsible for its own income, capital gain or similar Taxes incurred, or that may be payable to any taxing authority, in connection with, the transactions contemplated by this Agreement and for the Taxes of Seller in the ordinary course of its business.
               (b) Seller is and shall remain solely responsible for all Taxes arising from or relating to the Purchased Assets and related businesses for periods ending on or prior to the Closing Date (the “Pre-Closing Period”). Buyer shall be solely responsible for all Taxes arising from or relating to the Purchased Assets and related businesses for periods beginning after the Closing Date (the “Post-Closing Period”). Seller shall indemnify and hold harmless Buyer from any Liability for, or arising out of or based upon, or relating to any Taxes arising from the Purchased Assets during the Pre-Closing Period. Buyer shall indemnify and hold harmless Seller from any Liability for, or arising out of or based upon, or relating to any Taxes arising from the Purchased Assets during the Post-Closing Period. Seller and Buyer shall cooperate concerning all Tax matters relating to this division of responsibility, including the filing of Tax returns and other governmental filings associated therewith.
          11.2 Third Party Consents. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, prior to obtaining the appropriate consent, any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Buyer or Seller thereunder. Seller will use commercially reasonable efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.
     12. CLOSING CONDITIONS.
          12.1 Closing Conditions of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to and conditioned upon satisfaction, or waiver by Seller, at or before the Closing of each of the following conditions:
               (a) All of the covenants and agreements contained in this Agreement to be complied with and performed by Buyer on or before the Closing shall have been complied with and performed in all material respects, and Buyer shall not be in breach of any such covenant or agreement and shall have delivered on the Closing Date to Seller all of the documents and instruments which are required to have been delivered by it on the Closing Date.
               (b) All representations and warranties of Buyer contained in or made pursuant to this Agreement or any other instrument or agreement to be delivered in connection herewith shall be true, correct and complete in all material respects as of the Closing Date as if made at and as of the Closing Date.
               (c) Buyer shall have delivered to Seller a certificate, dated the Closing Date, executed by a responsible officer of Buyer and certifying to the satisfaction of the conditions specified in Sections 12.1 (a) and (b) hereof.
               (d) The Stockholder Approval shall have been obtained.
               (e) No order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restricts or prohibits the consummation of the transactions contemplated by this Agreement.
               (f) Buyer shall have delivered to Seller copies of all necessary corporate resolutions of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Buyer.
          12.2 Closing Conditions of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to and conditioned upon the satisfaction, or waiver by Buyer, at or before Closing of each of the following conditions:
               (a) All of the covenants and agreements contained in this Agreement to be complied with and performed by Seller on or before the Closing shall have been complied with and performed in all material respects, and Seller shall not be in material breach of any such covenant or agreement and shall have delivered on the Closing Date to Buyer all of the documents and instruments that are required to be delivered by it on the Closing Date.
               (b) All representations and warranties of Seller contained in or made pursuant to this Agreement or any other instrument or agreement to be delivered in connection herewith shall be true, correct and complete in all material respects as of the Closing Date as if made at and as of the Closing Date.
               (c) The Stockholder Approval shall have been obtained.
               (d) Seller shall have delivered to Buyer a certificate, dated the Closing Date, executed by a responsible officer of Seller certifying to the satisfaction of the conditions specified in Sections 12.2 (a), (b) and (c) hereof.
               (e) Seller shall have delivered to Buyer copies of all necessary corporate resolutions of Seller authorizing the execution, delivery and performance by Seller of this Agreement, and consummation of the transactions contemplated hereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Seller.
               (f) No order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the consummation of the transactions contemplated by this Agreement.
               (g) Seller shall have delivered to Buyer a copy of the Fairness Opinion.
     13. INDEMNIFICATION.
          13.1 Indemnification of Buyer.
               (a) Seller and its successors and assigns agree to indemnify and hold harmless Buyer, its successors and assigns, all Affiliates of Buyer and their respective members, shareholders, directors, officers, employees and agents (the “Buyer Indemnitees”) and will reimburse such persons from and against and with respect to Losses resulting or arising from:
          (i) any misrepresentation or breach of warranty on the part of Seller, under this Agreement, including the schedules hereto, the other Transaction Agreements or any certificate, document, agreement or instrument delivered at Closing pursuant to Section 4.3;
          (ii) any non-fulfillment of any covenant or agreement on the part of Seller under this Agreement, the other Transaction Agreements or any certificate, document, agreement or instrument delivered at Closing pursuant to Section 4.3;
          (iii) any Liabilities of Seller other than the Assumed Liabilities; or

          (iv) fraud, intentional misrepresentation or willful breach by Seller.
               (b) The indemnification obligations of Seller or its successors and assigns hereunder relate to indemnification for all Losses of a Buyer Indemnitee, regardless of whether such Loss arises from a third-party claim against such Buyer Indemnitee or otherwise.
          13.2 Indemnification of Seller by Buyer.
               (a) Buyer hereby agrees to indemnify and hold harmless Seller, its successors and assigns, all Affiliates of Seller and their shareholders, directors, officers, employees and agents (the “Seller Indemnitees”) against and with respect to any and all Losses directly or indirectly resulting or arising from:
          (i) any misrepresentation or breach of warranty on the part of Buyer under this Agreement, including the schedules hereto, the other Transaction Agreements, or any certificate, document, agreement, or instrument delivered at Closing pursuant to Section 4.2;
          (ii) any non-fulfillment of any covenant or agreement on the part of Buyer under this Agreement, the other Transaction Agreements or any certificate, document, agreement, or instrument delivered at Closing pursuant to Section 4.2;
          (iii) the Assumed Liabilities; and
          (iv) fraud, intentional misrepresentation or willful breach by Buyer.
               (b) The indemnification obligations of Buyer hereunder relate to indemnification for all Losses of a Seller Indemnitee, regardless of whether such Loss arises from a third-party claim against such Seller Indemnitee or otherwise.
          13.3 Survival.
               (a) Each representation and warranty contained herein will survive the Closing and will remain in full force and effect, without limitation.
               (b) Each covenant or agreement (and related certification) contained herein will survive Closing and will continue in full force thereafter, subject to any limitation stated by their respective terms.
          13.4 Procedure for Indemnification. If a third-party claim is made against a Seller Indemnitee or a Buyer Indemnitee (an “Indemnitee”), and if such Indemnitee believes that such claim could give rise to a right of indemnification, then such Indemnitee shall give written notice to the party obligated to provide indemnification hereunder (an “Indemnifying Party”) of such claim as soon as reasonably practicable after such Indemnitee has received notice thereof (provided that failure to give timely notice shall not limit the indemnification obligations of the

Indemnifying Party hereunder except to the extent that the delay in giving, or failure to give, such notice has materially prejudiced the ability of the Indemnifying Party to defend the claim). The Indemnifying Party shall defend such claim, at the Indemnifying Party’s own expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnitee, provided that an Indemnitee shall at all times also have the right to fully participate in the defense at its own expense (and may retain its own counsel at the expense of the Indemnifying Party if it shall reasonably determine that representation of it and the Indemnifying Party by the same counsel would present an ethical conflict of interest; provided that the Indemnifying Party will only be responsible under such circumstances for the expenses of a single additional counsel for all Indemnitees). If the Indemnifying Party shall fail to defend such claim within 15 days after notice thereof shall have been given by an Indemnitee to the Indemnifying Party or if the Indemnifying Party shall not diligently pursue such a defense, such Indemnitee shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim on behalf, for the account, and at the risk and expense (including the payment of the reasonable attorneys’ fees of such Indemnitee regardless of whether the Indemnitee prevails against the third party claim) of the Indemnifying Party. If the Indemnifying Party assumes the defense of such claim, the obligation of the Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim.
          The Indemnifying Party shall not consent to the entry of any judgment or settle or compromise any third-party demands, claims, actions, suits or proceedings for which an Indemnitee has sought indemnification from the Indemnifying Party unless it shall have given such Indemnitee not less than 15 days prior written notice of the proposed consent, settlement or compromise, and afforded such Indemnitee an opportunity to consult with the Indemnifying Party regarding the proposed consent, settlement or compromise, and shall not consent to the entry of any judgment or enter into any settlement or compromise without the approval of such Indemnitee. An Indemnitee shall not unreasonably withhold or delay its approval of a proposed consent, settlement or compromise. In determining whether to give its approval, an Indemnitee may consider whether the proposed consent, settlement or compromise includes as an unconditional term thereof the giving by the claimant to such Indemnitee of a release from all Liabilities in respect of such claim except the Liabilities satisfied by the Indemnifying Party.
     14. TERMINATION.
          14.1 Termination Events. This Agreement may be terminated prior to Closing by:
               (a) the written agreement of Buyer and Seller;
               (b) Seller following (i) discovery of any material inaccuracy of any representation or warranty of Buyer contained in this Agreement, or (ii) any material breach of any covenant of Buyer in this Agreement if such breach remains uncured ten days after Seller provides notice to Buyer thereof;
               (c) Buyer following (i) discovery of any material inaccuracy of any representation or warranty of Seller contained in this Agreement, or (ii) any material breach of any covenant of Seller in this Agreement if such breach remains uncured ten days after Buyer provides notice to Seller thereof;
               (d) Buyer or Seller if the Closing has not occurred on or prior to February 28, 2009; provided that the right to terminate this Agreement pursuant to this Section 14.1(g) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur on or prior to such date;
               (e) Seller if the Fairness Opinion is withdrawn;
               (f) Seller if the Seller Board shall have withdrawn its authorization and approval of this Agreement and the transactions contemplated hereby based upon receipt by the Seller Board of an Acquisition Proposal;
               (g) Buyer if the (i) Seller Board shall have withdrawn its authorization and approval of this Agreement and the transactions contemplated hereby based upon receipt by the Seller Board of an Acquisition Proposal, and (ii) the Closing has not occurred on or prior to February 27, 2009; and
               (h) Buyer if the Stockholder Approval has not been obtained within five (5) Business Days following (i) notification from the SEC that it has no comments (or no further comments) on the materials required to be distributed to the stockholders of Seller pursuant to the regulations of the SEC, or (ii) the expiration of the applicable waiting period following the initial filing of such materials with the SEC without receipt of comments from the SEC on such materials.
          14.2 Effect of Termination.
               (a) If Seller terminates this Agreement under Section 14.1(b), (i) Buyer will pay Seller an amount (the “Buyer Break-Up Fee”) equal to the Actual Expenses, and (ii) Seller will immediately join Buyer in delivering written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Buyer from the Buyer Escrow Fund, in accordance with the Buyer Escrow Agreement, the amount of the Buyer Escrow Fund in excess of one hundred and twenty five percent (125%) of the Expense Limitation at the time of such termination. If the Buyer Break-Up Fee becomes payable to Seller under this Section 14.2(a), Buyer will promptly join Seller in delivering written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Seller the amount of the Buyer Break-Up Fee from the Buyer Escrow Fund in accordance with the Buyer Escrow Agreement.
               (b) If Buyer terminates this Agreement under Section 14.1(c), (g), or (h) or Seller terminates this Agreement under Section 14.1(e) or (f), Seller will pay Buyer an amount (the “Seller Break-Up Fee”) equal to five hundred thousand dollars ($500,000). If the Seller Break-Up Fee becomes payable to Buyer under this Section 14.2(b), Seller will promptly join Buyer in delivering written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Buyer the amount of the Seller Break-Up Fee from the Seller Escrow Fund in accordance with the Seller Escrow Agreement.

               (c) If this Agreement is terminated other than by Seller under Section 14.1(b), Seller and Buyer will immediately deliver written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Buyer, in accordance with the Buyer Escrow Agreement, the amount of the Buyer Escrow Fund.
               (d) If this Agreement is terminated other than by Buyer under Section 14.1(c), (g), or (h) or by Seller under Section 14.1(e) or (f), Seller and Buyer will immediately deliver written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Seller, in accordance with the Seller Escrow Agreement, the amount of the Seller Escrow Fund.
               (e) No termination of this Agreement pursuant to Section 14.1 shall relieve any party hereto of any liability for any breach of this Agreement prior to the date of such termination.
               (f) Upon any termination of this Agreement pursuant to Section 14.1, no party hereto shall thereafter have any further liability or obligation hereunder, except (i) as provided in this Section 14.2, and (ii) the obligations under Section 10.1 shall continue through and until the date that is two (2) years subsequent to the date hereof.
     15. GENERAL PROVISIONS.
          15.1 Interpretation and Construction. In this Agreement:
               (a) the table of contents and headings hereof are for reference purposes only and will not affect the meaning or interpretation of this Agreement;
               (b) words such as “herein,” “hereof,” “hereunder” and similar words refer to this Agreement as a whole and not to the particular term or Section where they appear.
               (c) terms used in the plural include the singular, and vice versa, unless the context clearly otherwise requires;
               (d) unless expressly stated herein to the contrary, reference to any agreement, instrument or other document means such agreement, instrument or document as amended or modified and as in effect from time to time in accordance with the terms thereof;
               (e) “include,” “including” and variations thereof are deemed to be followed by the words “without limitation” and will not limit the generality of any term accompanying such word;
               (f) “or” is used in the inclusive sense of “and/or” and “any” is used in the non-exclusive sense;
               (g) unless expressly stated herein to the contrary, reference to a Section, Schedule or Exhibit is to a section, schedule or exhibit, respectively, of this Agreement;
               (h) all dollar amounts are expressed in United States dollars and will be paid in cash in United States currency;

               (i) each party was represented by legal counsel in connection with this Agreement and each party and each party’s counsel has reviewed and revised, or had ample opportunity to review and revise, this Agreement and any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be employed in the interpretation hereof; and
               (j) each representation, warranty, covenant and agreement herein will have independent significance, and if any party has breached any representation, warranty, covenant or agreement herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached will not detract from or mitigate the fact that such party is in breach of such first representation, warranty, covenant or agreement.
          15.2 Entire Agreement. This Agreement, including the exhibits and schedules attached to this Agreement, and the other Transaction Agreements constitute the entire agreement and understanding among Seller and Buyer with respect to the sale and purchase of the Purchased Assets and the other transactions contemplated by this Agreement. All prior representations, understandings and agreements between the parties with respect to the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement are superseded by the terms of this Agreement and the other Transaction Agreements.
          15.3 Severability. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.
          15.4 Amendment and Waiver. Any provision of this Agreement may be amended or waived only by a writing signed by the party against which enforcement of the amendment or waiver is sought.
          15.5 Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign this Agreement to any of its Affiliates, whether currently in existence or created subsequent to the date hereof. No assignment by Buyer will relieve Buyer of responsibility for performance of its obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns, and no person, firm or corporation other than the parties, their successors and permitted assigns shall acquire or have any rights under or by virtue of this Agreement.
          15.6 Notices. All notices given pursuant to this Agreement shall be in writing and shall be delivered by hand or sent by United States registered mail, postage prepaid, addressed as follows (or to another address or person as a party may specify on notice to the other):

(i)	If to Seller:
Sutura, Inc.
17080 Newhope Street
Fountain Valley, California
Attention: Chief Executive Officer
Telephone: (714) 437-9801
Facsimile: (714) 437-9806
With a simultaneous copy to:
Babcock & Associates
500 Newport Center Dr. Ste. 945
Newport Beach, California 92660
Attention: Richard J. Babcock
Telephone: (714) 243-6123
Facsimile: (714) 209-7678
(ii)	If to Buyer:
Nobles Medical Technologies, Inc.
17080 Newhope Street
Fountain Valley, California
Attention: Chief Executive Officer
Telephone: (714) 454-8009
With a simultaneous copy to:
Zwierlein & Associates
26440 La Alameda, Suite 200
Mission Viejo, California 92691
Attn: Robert F. Zwierlein
Telephone: (714) 420-6388
Facsimile: (949) 606-8880
          15.7 Expenses. Each party shall pay all of the costs and expenses incurred by it in negotiating and preparing this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith), in performing its obligations under this Agreement, and in otherwise consummating the transactions contemplated by this Agreement, including its attorneys’ fees and accountants’ fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

          15.8. Public Announcement. Neither party will make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either party may make any public disclosure concerning the transactions contemplated hereby that in the opinion of such party’s counsel may be required by law or the rules of any stock exchange on which such party’s securities trade; provided, however, that the party making such disclosure will provide the non-disclosing party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the parties hereto will coordinate with one another regarding the timing, form and content of such disclosure.
          15.9. Choice of Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof, as though all acts and omissions related to this Agreement occurred in the State of Delaware.
          15.10. Facsimile Signature; Counterparts. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be considered an original.
          15.11. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature under or by reason of this Agreement.
     16. DEFINITIONS.
     “Acquisition Proposal” is defined in Section 9.5(a).
     “Actual Expenses” is defined in Section 8.2(a).
     “Affiliate” means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of such definition, the terms “controlling,” “controlled by” or “under common control with” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” is defined in the preamble of this Agreement.
     “Assumed Liabilities” is defined in Section 2.1.
     “Bill of Sale” is defined in Section 4.2(c).
     “Business Day” means any day other than a Saturday, Sunday or a day that banks in the State of California are generally authorized or required by applicable Governmental Authority to be closed.

     “Buyer” is defined in the preamble of this Agreement.
     “Buyer Break-Up Fee” is defined in Section 14.2(a).
     “Buyer Escrow Fund” is defined in Recital D.
     “Buyer Fund Escrow Agreement” is defined in Recital D.
     “Buyer Indemnitees” is defined in Section 13.1(a).
     “Buyer Management Period” is defined in Section 8.2(a).
     “Cash and Securities” means all of the assets of Seller that are classified as “Cash & cash equivalents,” “Marketable securities,” “Certificates of deposit – Short term,” “Certificates of deposit – Long term” and “Deposits” on the balance sheet of Seller.
     “Closing” is defined in Section 4.1.
     “Closing Date” means the date of the Closing.
     “Copyrights” means all computer code or programs, whether in the source code or object code version (together with and including any algorithm, flowchart, schematic, diagram, header file, library, object, specification, annotation, or other documentation related thereto, and together with and including any prebuilt solutions and scripts), artwork, illustrations, graphics, icons, audio works, video clips, audio-visual works, photographs, descriptive or other text, data, databases, research, reports, analyses, forecasts, and business plans, all other works of authorship and any other works recognized as copyrightable subject matter under the laws of any country or political subdivision thereof or any bilateral or international convention or treaty, together with all worldwide copyrights therein (and all applications, rights to make applications, registrations, recordations, renewals, extensions, reversions or restorations thereof and therefor).
     “Encumbrance” means any mortgage, charge, royalty, license fee, lien, security interest, easement, right of way, pledge, encumbrance or cloud on title of any nature whatsoever.
     “Enforcement Exceptions” is defined in Section 5.3.
     “Escrow Agent” means Farmers and Merchants Bank.
     “Excluded Assets” is defined in Section 1.2.
     “Excluded Liabilities” is defined in Section 2.2.
     “Expense Limitation” is defined in Section 8.2(a).
     “Fairness Opinion” is defined in Recital H.
     “Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental body, agency, authority

(including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Indemnifying Party” is defined Section 13.4.
     “Indemnitee” is defined in Section 13.4.
     “Intellectual Property” means all Copyrights, Patent rights, Trademarks, service marks and trade dress rights, Trade Secret rights, license rights, contract rights, distribution rights, moral rights (and waivers thereof), mask works, rights of publicity, rights in the nature of unfair competition rights, rights to sue for passing off, and all other intellectual property rights therein that are, or may in the future be, recognized under the laws of any country, or any political subdivision thereof, or under any bilateral or international convention or treaty.
     “Knowledge” means, with respect to Buyer, the actual knowledge of the officers and directors of Buyer, and those matters that would reasonably be expected to be known by the officers and directors of Buyer based on their positions with Buyer; and, with respect to Seller the actual knowledge of the officers and directors of Seller, and those matters that would reasonably be expected to be known by the officers and directors of Seller based on their positions with Seller.
     “Letter Agreement” is defined in Recital C.
     “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).
     “Losses” means any and all losses, injuries, damages, deficiencies, claims, Liabilities (other than Assumed Liabilities), costs (including reasonable legal and other costs), penalties, interest, expenses and obligations (other than Assumed Liabilities); provided, however, that Losses shall not include punitive, exemplary, remote or speculative damages, except to the extent paid by an Indemnitee to a third party.
     “Patents” means all inventions, improvements, innovations, ideas, concepts, designs, processes, methods and techniques and know-how (whether patentable, patented, reduced to practice or not), and all other subject matter recognized as patentable under the laws of any country, or any political subdivision thereof, or under any bilateral or international treaty or convention, together with all patent rights granted therein (or applications therefor) and all reissues, reexaminations and extensions thereof, and all divisionals, substitutions, renewals, continuations and continuations-in-part, thereof.
     “Permitted Encumbrance” means any Encumbrance for Taxes, assessments and other governmental charges that are not due and payable as of the Closing Date.
     “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other business entity or association or any government authority.

     “Post-Closing Period” is defined in Section 11.1(b).
     “Pre-Closing Period” is defined in Section 11.1(b).
     “Purchase Price” is defined in Section 3.2.
     “Purchased Assets” is defined in Section 1.1(a).
     “Representatives” shall mean, with respect to any Person, such Person’s officers, employees, counsel, representatives, accountants and auditors.
     “SEC” means the United States Securities and Exchange Commission.
     “Secured Parties” means Pandora Select Partners, L.P., Whitebox Hedged High Yield Partners, L.P., Whitebox Convertible Arbitrage Partners, L.P., Whitebox Intermarket Partners, L.P., Gary S. Kohler, Scot W. Malloy and Synapse Capital, LLC.
     “Secured Parties Payment” is defined in Section 3.2.
     “Secured Parties Release” is defined in Recital G.
     “Seller” is defined in the preamble of this Agreement.
     “Seller Board” is defined in Recital F.
     “Seller Break-Up Fee” is defined in Section 14.2(b).
     “Seller Escrow Fund” is defined in Recital E.
     “Seller Fund Escrow Agreement” is defined in Recital E.
     “Seller Indemnitees” is defined in Section 13.2(a).
     “Seller Subsidiaries” is defined in Section 1.2(iv)
     “Stockholder Approval” is defined in Section 5.3.
     “Tax” means all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, services, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, customs duties or other taxes of any kind whatsoever (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.
     “Trade Secrets” means all confidential information or other items recognized as “trade secrets” under the laws of any country, or any political subdivision thereof, or under any international convention or treaty.

     “Trademarks” means all trademarks, trade names, service marks, slogans, logos, trade dress, internet domain names, other electronic communications identifications and other sources of business identification recognized in any country, or any political subdivision thereof or under any bilateral or international treaty or convention (whether registered or unregistered), together with all related contract rights and all registrations, recordings and renewals thereof (and all applications in connection therewith) and together with the goodwill associated therewith.
     “Transaction Agreements” means this Agreement, the Bill of Sale; Assignment and Assumption Agreement, the Buyer Fund Escrow Agreement and the Seller Fund Escrow Agreement.
     “United States” means the Unites States of America.
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     The parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date and year first above written.

NOBLES MEDICAL TECHNOLOGIES, INC.

By:	/s/ Anthony Nobles

Its:	CEO

SUTURA, INC.

By:	/s/ Brian Abraham

Its:	CEO

[Signature Page to Asset Purchase Agreement]

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT
     This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into effective as of this 4th day of February, 2009, by and between NOBLES MEDICAL TECHNOLOGIES, INC., a Delaware corporation (“Buyer”) and SUTURA, INC., a Delaware corporation (“Seller”).
RECITALS
     WHEREAS, Buyer and Seller are parties to that certain Asset Purchase Agreement dated as of December 12, 2008 (“Purchase Agreement”), whereby Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller certain assets, as more fully set forth in the Purchase Agreement; and
     WHEREAS, Seller and Buyer desire to amend the terms of the Purchase Agreement as more fully set forth herein.
     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt, adequacy and sufficiency of which is mutually acknowledged, the parties hereby agree as follows:
     1. Interpretation. Any capitalized terms used in this Amendment which are not otherwise defined in this Amendment shall have the meaning given to them in the Purchase Agreement. Unless otherwise specified, section references used in this Amendment refer to sections of the Purchase Agreement.
     2. Adjustment to Purchased Cash and Securities. Section 1.1(a)(i) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
          (i) Cash and Securities of Seller with a value as of Closing equal to three million dollars ($3,000,000) less the amount of the Excess Operating Expenses; and
     3. Adjustment to Purchase Price Escrow Provisions. Sections 3.1 of the Purchase Agreement is hereby amended to restate in its entirety Section 3.1(b) and to include a Section 3.1(c), as follows:
          (b) on each date that Buyer is to receive funds from Seller pursuant to Section 8.1(b)(iii), as a conditions to receiving such funds, an amount equal to the amount of funds to be received from Buyer; and
          (c) upon the mailing of the definitive proxy statement, or final information statement, to the stockholders of Seller regarding approval of the transactions contemplated by this Agreement, an amount such that immediately following such deposit, the aggregate balance of the Buyer Escrow Fund is not less than six million seven hundred fifty thousand dollars ($6,750,000).

     4. Delivery of Purchased Cash and Securities. Section 4.3 of the Purchase Agreement is amended to restate in their entirety Sections 4.3(d) and (e) and to include a Section 4.3(f), all as follows:
          (d) deliver to Buyer a Waiver and Release of Buyer by Seller in the form of Exhibit D hereto;
          (e) deliver to Buyer Cash and Securities with a value as of Closing equal to three million dollars ($3,000,000) less the amount of the Estimated Excess Operating Expenses as of Closing; and
          (f) deliver to Buyer copies of all necessary corporate resolutions, including any required resolutions of the stockholders of Seller, authorizing the execution, delivery and performance by Seller of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, certified to be true, correct, complete, unchanged and in full force and effect on the Closing Date by the Secretary or an Assistant Secretary of Seller, accompanied by such other certifications by such Secretary or Assistant Secretary as are requested by Buyer, in a form acceptable to Buyer.
     5. Excess Operating Expenses True-Up. Section 4 of the Purchase Agreement is hereby amended to include the following Section 4.4:
     4.4 Post-Closing Excess Operating Expenses True-Up.
          (a) Within 60 days after the Closing or termination of this Agreement, Seller shall prepare and deliver to Buyer, a written statement (the “Excess Operating Expenses Calculation Statement”) setting forth the Seller’s calculations (the “Seller’s Proposed Calculations”) of the amount of the Excess Operating Expenses, which calculations shall be made in accordance with Section 8.2.
          (b) Within 30 days after its receipt of the Excess Operating Expenses Calculation Statement, Buyer shall notify Seller in writing of any disagreement with the Excess Operating Expenses Calculation Statement and the accuracy of any of the Seller’s Proposed Calculations (and during such 30 day period, Seller shall grant Buyer and its accountants reasonable access to all work papers, facilities, schedules and calculations used in the preparation of the Excess Operating Expenses Calculation Statement). If Buyer does not dispute any aspect of the Excess Operating Expenses Calculation Statement or the amount of any of the Seller’s Proposed Calculations within such 30 day period, then the Excess Operating Expenses Calculation Statement and the Seller’s Proposed Calculations shall be conclusive and binding upon Buyer and Seller.
          (c) If Buyer disputes any aspect of the Excess Operating Expenses Calculation Statement or the amount of any of the Seller’s Proposed Calculations within such 30 day period, then Buyer shall have the right, and shall have the right to direct its accountants, at the expense of Buyer, to review and verify the accuracy of the Excess Operating Expenses Calculation Statement. Buyer and its accountants shall complete their review and verification of the Excess Operating Expenses Calculation Statement within 45 days after Buyer’s receipt thereof and, if Buyer or its accountants, after such review and verification, still disagree with Seller’s Proposed Calculations, Buyer shall submit its proposed alternative calculations (the “Buyer’s Proposed Calculations”) of the amount of the Excess Operating Expenses to Seller in writing within 45 days after Buyer’s receipt of the Excess Operating Expenses Calculation Statement.
          (d) If Seller does not reject the Buyer’s Proposed Calculations by written notice given to Buyer within 21 days after the Seller’s receipt of Buyer’s Proposed Calculations, then the Excess Operating Expenses Calculation Statement and the Seller’s Proposed Calculations contained therein, as modified by the Buyer’s Proposed Calculations, shall be conclusive and binding upon Buyer and Seller. If the Seller rejects Buyer’s Proposed Calculations by written notice given to Buyer within 21 days after Buyer’s receipt of the Buyer’s Proposed Calculations, then, within 15 days after the date that Seller delivers its written notice of rejection to Buyer, Buyer and Seller shall select a mutually acceptable and nationally recognized independent accounting firm (such firm, the “Independent Accounting Firm”) to resolve the remaining disputed items (the “Remaining Disputed Items”) by conducting the Independent Accounting Firm’s own review and verification of the Excess Operating Expenses Calculation Statement, and thereafter selecting either Buyer’s Proposed Calculations of the Remaining Disputed Items or Seller’s Proposed Calculations of the Remaining Disputed Items or an amount in between the two. Seller and Buyer shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. Each of Seller and Buyer agrees to execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms. The Independent Accounting Firm shall act as an arbitrator to determine only the Remaining Disputed Items and the determination of each amount of the Remaining Disputed Items shall be no less than the lesser of the amount claimed by Seller or Buyer, and shall be no greater than the greater of the amount claimed by Seller or Buyer.
          (e) Buyer and Seller shall each pay their own costs and expenses incurred under this Section 4.4. The costs and expenses of the Independent Accounting Firm shall be borne one-half by Buyer and one-half by the Seller.
          (f) If the Excess Operating Expenses Calculation Statement is delivered following the Closing, upon the determination, in accordance with this Section 4.4, of the final Excess Operating Expenses Calculation Statement and the final calculation of the amount of the Excess Operating Expenses, an adjustment of Cash and Securities of Seller included in the Purchased Assets will be made as follows:
          (i) If the Excess Operating Expense is greater than the Estimated Excess Operating Expense at Closing, then Buyer shall promptly pay to Seller the amount of such excess.

          (ii) If the Excess Operating Expense is equal to the Estimated Excess Operating Expense at Closing, then no further payment shall be payable by Buyer or Seller under this Section 4.4.
          (iii) If the Excess Operating Expense is less than the Estimated Excess Operating Expense at Closing, then Seller shall promptly remit to Seller the difference between the Estimated Excess Operating Expense and the Excess Operating Expense.
          (g) If the Excess Operating Expenses Calculation Statement is delivered following termination of this Agreement, the relevant provisions of Section 14 shall apply.
     6. Operations Funding. Section 8.1(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
          (b) For the operations and day-to-day business of Seller following February 15, 2009, Seller shall make available to Buyer the following amounts upon the following conditions:
          (i) five hundred thousand dollars ($500,000) on February 15, 2009;
          (ii) five hundred thousand dollars ($500,000) on March 30, 2009; and
          (iii) following March 30, 2009, such amount not to exceed $500,000 per month as Buyer may reasonably request in writing from time to time; provided that as a condition to receipt of such funds Buyer shall have made a deposit of the same amount requested into the Buyer Escrow Fund as required by Section 3.1(b).
     7. Heading of Section 8.2. The heading of Section 8.2 is hereby amended and restated in its entirety as follows: “Expenses and Expenditures During Buyer Management Period.”
     8. Responsibility for Expenses During Buyer Management Period. Section 8.2(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
          (a) If the transactions contemplated by this Agreement are consummated, to the extent that (i) the cash expenditures made by Seller during the period from November 3, 2008 to the earlier of the Closing Date or the termination of this Agreement (the “Buyer Management Period”), and (ii) expenses incurred by Seller during the Buyer Management Period, determined in accordance with generally accepted accounting principles, for which Liabilities remain outstanding as of the end of the Buyer Management Period (together the “Actual Expenses”) exceed one million, five hundred thousand dollars ($1,500,000) (such excess is referred to as the “Excess Operating

Expenses”), Buyer will reimburse Seller for the amount of the Excess Operating Expenses. The Excess Operating Expenses will be deducted from the amount of Cash and Securities of Seller included in the Purchased Assets, in accordance with Sections 1.1(a)(i) and 4.4.
     9. Limitations on Actual Expenses. Section 8.2(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
          (c) Notwithstanding any other provision of this Agreement, Buyer will cause the Company (i) not to incur Actual Expenses in excess of one million, five hundred thousand dollars ($1,500,000) for the period from November 3, 2008 to February 15, 2009 and (ii) not to incur Actual Expenses in excess of five hundred thousand dollars ($500,000) for each one-month period beginning February 15, 2009.
     10. Termination Provisions.
     Section 14.1(d) and (g) of the Purchase Agreement are hereby amended and restated in their entirety as follows:
          (d) Buyer or Seller if the Closing has not occurred on or prior to May 15, 2009; provided that the right to terminate this Agreement pursuant to this Section 14.1(d) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur on or prior to such date.
          (g) Buyer if the (i) Seller Board shall have withdrawn its authorization and approval of this Agreement and the transactions contemplated hereby based upon receipt by the Seller Board of an Acquisition Proposal, and (ii) the Closing has not occurred on or prior to May 14, 2009; and
     11. Buyer Break-Up Fee. Section 14.2(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
          (a) If Seller terminates this Agreement under Section 14.1(b), (i) Buyer will be liable to Seller for an amount (the “Buyer Break-Up Fee”) equal to the Actual Expenses, and (ii) Seller will immediately join Buyer in delivering written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Buyer from the Buyer Escrow Fund, in accordance with the Buyer Escrow Agreement, the amount of the Buyer Escrow Fund in excess of the sum of the Estimated Excess Operating Expenses at the time of such termination plus one million, five hundred thousand dollars ($1,500,000). Promptly following determination of the final Excess Operating Expenses Calculation Statement in accordance with Section 4.4:
     (A) Seller and Buyer will deliver written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay, in accordance with the Buyer Escrow Agreement, to Seller the amount of the Actual Expenses (as reflected on the final Excess Operating Expenses Calculation Statement) (or the balance of the Buyer Escrow Fund, if less), and to pay, in accordance with the Buyer Escrow Agreement, to Buyer the remaining amount, if any, of the Buyer Escrow Fund after making such payment to Seller; and
     (B) if the amount paid to Seller pursuant to Section 14.2(a)(A) is less than the full amount of the Actual Expenses (as reflected on the final Excess Operating Expenses Calculation Statement), Buyer shall promptly remit to Seller payment of the difference between the Actual Expenses and the amount paid to Seller pursuant to Section 14.2(a)(A).
     12. Payment of Buyer Escrow Fund Upon Termination. Section 14.2(c) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
          (c) If this Agreement is terminated other than by Seller under Section 14.1(b), (i) Seller and Buyer will immediately deliver written instructions to the Escrow Agent, jointly executed by Buyer and Seller, instructing the Escrow Agent to pay to Buyer, in accordance with the Buyer Escrow Agreement, the amount of the Buyer Escrow Fund.
     13. Surviving Provisions. Section 14.2(f) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
          (f) Upon any termination of this Agreement pursuant to Section 14.1, no party hereto shall thereafter have any further liability or obligation hereunder, except (i) as provided in this Section 14.2 and Section 4.4, and (ii) the obligations under Section 10.1 shall continue through and until the date that is two (2) years subsequent to the date hereof.
     14. Definitions. The Section 16 of the Purchase Agreement is hereby amended to eliminate the defined term “Expense Limitation” and the related cross reference, and to include, in alphabetical order, the following defined terms:
“Additional Funding” is defined in the definition of Estimated Excess Operating Expenses.
“Buyer’s Proposed Statement” is defined in Section 4.4(c).
“Estimated Excess Operating Expenses” means an amount equal to the aggregate of the amounts made available to Buyer pursuant to Section 8.1(b) (the “Additional Funding”), less any Additional Funding returned to Seller at the time of Closing or termination.
“Excess Operating Expenses” is defined in Section 8.2(a).
“Excess Operating Expenses Calculation Statement” is defined in Section 4.4(a).
“Independent Accounting Firm” is defined in Section 4.4(d).
“Remaining Disputed Items” is defined in Section 4.4(d).

“Seller’s Proposed Statement” is defined in Section 4.4(a).
     15. Counterparts. This Amendment may be executed in counterparts, each of which will cause to be an original, and all of which together shall constitute one in the same instrument. Further, all facsimile signatures shall be deemed original signatures.
     16. Continued Effectiveness. Except as expressly amended hereby, the terms and conditions of the Purchase Agreement shall remain in full force and effect.
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     The parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date and year first above written.

NOBLES MEDICAL TECHNOLOGIES, INC.
By:	/s/ Anthony Nobles
	Its:	CEO

SUTURA, INC.
By:	/s/ Brian Abraham
	Its:	CEO

ANNEX B
December 4, 2008
Special Committee of the Board of Directors of Sutura, Inc.
17080 Newhope Street
Fountain Valley, CA 92708
Members of the Special Committee:
We understand that Sutura, Inc. (“Sutura” or the “Company”) is considering a transaction wherein Sutura will sell (i) all of its non-cash assets, plus (ii) cash of $3.0 million to Nobles Medical Technologies, Inc. (“NMT”) in exchange for cash of $6.75 million (the “Transaction”).
You have requested our opinion as to the fairness of the Transaction, from a financial point of view, to the Company and its common shareholders, other than Anthony Nobles. We have not been requested to opine as to, and our opinion does not in any manner address the underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction compared to any alternative business strategy or transaction in which Sutura might engage.
Craig-Hallum Capital Group LLC, as a customary part of our investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee and reimbursement of expenses from Sutura for providing this opinion. This opinion fee is not contingent upon the consummation of the Transaction. Sutura has also agreed to indemnify us against certain liabilities in connection with our services.
During the two years preceding the date of this opinion, we were engaged by Sutura to assist the Company in its discussions with potential acquirers, other than NMT. These discussions did not result in a transaction and we were only paid for reimbursement of our expenses.
We were not requested to and did not provide advice concerning the structure, the specific amount of consideration, or any other aspects of the Transaction, or to provide services other than the delivery of this opinion. We did not participate in the negotiations with respect to the terms of the Transaction.
In connection with our review and in arriving at our opinion, we have:

Special Committee of the Board of Directors of Sutura, Inc.
December 4, 2008

1.	reviewed the draft of the Asset Purchase Agreement (the “Agreement”) by and between Sutura and NMT dated November 28, 2008;

2.	reviewed and analyzed certain publicly available financial and other data with respect to Sutura;

3.	reviewed and analyzed certain financial forecasts of Sutura prepared by the management of Sutura;

4.	reviewed and analyzed certain internal financial information of Sutura, prepared by the management of Sutura;

5.	reviewed information with respect to the intellectual property and personal property of Sutura;

6.	discussed the past and present operations and financial condition and prospects of Sutura with management of Sutura;

7.	reviewed the historical prices and trading activity for Sutura common stock;

8.	reviewed publicly available financial data on transactions involving the sale of intellectual property of companies operating in the cardiovascular industry;

9.	reviewed the terms of technology licensing transactions involving companies operating in the wound closure and cardiovascular industries; and

10.	performed such other analyses and considered such other factors as we deemed appropriate.
We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Sutura or otherwise made available to us and have not assumed responsibility independently to verify this information. We have further relied upon the assurances of Sutura that (i) the information provided has been prepared on a reasonable basis in accordance with industry practice, (ii) with respect to the financial forecasts, reflects the best currently available estimates and judgment of Sutura management, and that (iii) they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion regarding these financial forecasts or the assumptions on which they are based. The issuance of our opinion has been authorized by our Fairness Opinion Committee.
In arriving at our opinion, except as otherwise noted in the following paragraph, we have not performed any appraisals or valuations of any specific assets or liabilities (contingent or otherwise) of Sutura and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of Sutura.
In our review and in arriving at our opinion, we assessed potential values for the Company’s intellectual property using customary valuation approaches and financial

Special Committee of the Board of Directors of Sutura, Inc.
December 4, 2008

forecasts provided by Sutura management. In addition, Sutura provided us with information regarding current third-party offers for the purchase of the Company’s inventory and personal property.
This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of Sutura have traded or may trade following consummation of the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update or revise this opinion. Our opinion addresses solely the consideration payable to Sutura and does not address any other term or agreement relating to the Transaction. We did not consider any benefits that may inure to any shareholder of Sutura as a result of the Transaction or any related transactions other than in such party’s capacity as a common shareholder of Sutura.
This opinion is solely for the benefit of the Special Committee of the Board of Directors of Sutura in connection with its consideration of the Transaction. This opinion shall not be relied upon, published or otherwise used by any other persons for any other purposes, nor shall any public references to us be made, without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any filing made by Sutura with the Securities and Exchange Commission in connection with the Transaction. With your consent and at your direction, we have assumed the Transaction does not involve a change of control under applicable state law.
Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the consideration received by the Company in the Transaction, taken as a whole, pursuant to the Agreement, is fair, from a financial point of view, to the Company and its common shareholders, other than Anthony Nobles.
Very truly yours,

/s/ Craig Hallum Capital Group LLC
CRAIG-HALLUM CAPITAL GROUP LLC

Annex C
Report of Independent Registered Public Accounting Firm
We have reviewed the accompanying balance sheet of Sutura Inc. and subsidiaries as of September 30, 2008 and 2007 and the related consolidated statements of operations and cash flows for the three and nine month periods then ended. These interim financial statements are the responsibility of the Company’s management.
We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.
The Company’s consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company’s has accumulated deficit of $66,603,019 at September 30, 2008 including a net loss of $ 8,468,811 during the nine month period ended September 30, 2008. As described in Note 1 to the financial statements management intends to cease operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California
November 10, 2008

SUTURA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$1,397,455	$7,767,196
Marketable securities & Certificates of deposits	1,989,491	8,917,690
Assets held for sale	4,311,238	3,949,397

Net assets of discontinued operations	$7,698,184	$20,634,283

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES:
Net liabilities of discontinued operations	$18,528,079	$28,612,747
COMMITMENTS AND CONTINGENCIES	—
STOCKHOLDERS’ DEFICIT
Series A convertible preferred stock, $0.001 par value; 2,000,000 shares authorized, none issued and outstanding	—
Common stock, $0.001 par value; 500,000,000 shares authorized; issued and outstanding 337,816,037 shares as at September 30, 2008 and 272,650,262 shares at December 31, 2007	337,816	272,650
Additional paid in capital	56,454,595	50,941,329
Accumulated deficit	(66,603,019)	(58,134,208)
Other comprehensive loss	(1,019,288)	(1,058,236)

Total stockholders’ deficit	(10,829,895)	(7,978,465)

	$7,698,184	$20,634,283

The accompanying notes are an integral part of these consolidated unaudited financial statements.

SUTURA, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS PERIODS ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

	THREE MONTHS	THREE MONTHS	NINE MONTHS	NINE MONTHS
	2008	2007	2008	2007
OTHER INCOME (EXPENSE)
Interest Income	69,186	4,926	376,976	13,366
Interest Expense(1)	(605,886)	(1,633,988)	(2,344,486)	(3,817,656)
Other Income	—	—	15,000	—

Total other income (expense),net	(536,699)	(1,629,062)	(1,952,510)	(3,804,290)

Loss from discontinued operations	(1,806,625)	(1,942,067)	(6,516,301)	(5,504,994)

NET LOSS	(2,343,325)	(3,571,128)	(8,468,811)	(9,309,284)

OTHER COMPREHENSIVE GAIN (LOSS)
Unrealized gain(loss)securities	(36,526)	—	33,507	—
Translation adjustment	48,852	(42,442)	5,441	(53,212)

TOTAL COMPREHENSIVE GAIN (LOSS)	12,326	(42,442)	38,948	(53,212)

COMPREHENSIVE (LOSS)	$(2,330,999)	$(3,613,571)	$(8,429,863)	$(9,362,496)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.01)	$(0.01)	$(0.03)	$(0.04)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING*	294,292,910	271,229,807	315,935,558	265,214,687

* Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is anti-dilutive.

(1) Includes amortization of beneficial conversion feature and warrants issued of:	$51,596	$947,458	$403,091	$2,098,064

SUTURA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2008 AND 2007
(Unaudited)

	2008	'2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,468,811)	$(9,309,284)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	129,707	174,317
Provision for doubtful debts	46,636	—
Beneficial conversion feature	403,091	2,098,064
Stock based compensation expenses — employees	238,853	247,896
Stock based compensation expenses — non employees	126,319	121,239
Interest expenses converted into shares.	200,510	1,477,387
(Increase) decrease in current assets:
Accounts receivables	(44,835)	9,593
Inventory	93,765	46,942
Prepaid expenses	167,965	126,245
Increase (decrease) in current liabilities:
Accounts payable and accrued liabilities	188,853	(41,074)
Accrued payroll	(1,612,258)	22,682
Customer deposits	(78,145)	(25,625)

Total Adjustments	(139,538)	4,257,666

Net cash used in discontinued operations	(8,608,349)	(5,051,617)

CASH FLOWS INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(562,315)	(41,933)
Sales of marketable securities	6,961,705	—

Total cash flow of investing activities of discontinued operations.	6,399,390	(41,933)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments to) notes payable	(4,160,000)	4,600,000

Net cash provided by (used in) financing activities of discontinued operations.	(4,160,000)	4,600,000

Effect of rate changes on cash and cash equivalents	(783)	7,151

NET DECREASE IN CASH & CASH EQUIVALENTS	(6,369,742)	(486,399)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	7,767,196	1,238,154

CASH & CASH EQUIVALENTS, ENDING BALANCE	$1,397,455	$751,756

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$1,524,518	$—

Income taxes	$—	$—

The accompanying notes are an integral part of these consolidated unaudited financial statements.

NOTE 1. DESCRIPTION OF BUSINESS AND GOING CONCERN
Sutura(R), Inc. is a medical device company that has developed a line of innovative, minimally invasive vascular suturing devices to suture vascular structures during open surgery and catheter-based procedures. Sutura’s operations, to date, have consisted mainly of raising capital, research, development, and clinical testing of its SuperStitch vessel closure suturing devices, obtaining regulatory clearances and approvals in both the U.S. and Europe and limited manufacturing and sales. Sutura’s objective is to become the leader in medical devices for vascular suturing.
Sutura, Inc. (“Prior Sutura”) was incorporated in Delaware on August 14, 1996, under the name NR Medical, Inc., and changed its name in July 1998 to Sutura, Inc. References to Prior Sutura include Sutura, Inc. and its wholly-owned subsidiary.
On August 19, 2005, Prior Sutura merged with and into Technology Visions Group, Inc. pursuant to the terms of that certain Agreement and Plan of Merger, dated November 22, 2004, by and between Prior Sutura and Technology Visions Group, Inc. (the “Merger Transaction”). Technology Visions Group, Inc. was incorporated in Delaware in 1985 under the name Orbit Technologies, Inc and changed its name to Technology Visions Group, Inc. on December 22, 2000. Pursuant to the Merger Transaction, the separate existence of Prior Sutura ceased and Technology Visions Group, Inc. (the “Company”) continued as the surviving corporation under Delaware law. As part of the Merger Transaction, the name of the Company was changed to Sutura, Inc. Further, pursuant to the Merger Transaction, the Company issued 174,948,338 shares of common stock in the aggregate to the former stockholders of Prior Sutura and, as a result, the stockholders of Prior Sutura own approximately 95% of the Company. Accordingly, the merger has been accounted for as a recapitalization of Prior Sutura.
At the end of October 2008 the Board of Directors and executive officers of Company have reviewed its operations and cash position and do not believe that the Company will be able to continue as a going concern beyond December 31, 2008. The Board believes that it is unlikely that available cash, less current liabilities, will be sufficient to sustain operations at current levels beyond December 31, 2008. The Company is actively seeking possible additional capital infusion in the form of equity or debt; however, given the current financial markets, the Company believes that it is highly unlikely that it will be able to obtain additional financing on acceptable terms, if at all. Accordingly, the Company is evaluating possible reductions in its operations to conserve cash and other assets for the benefit of its shareholders and creditors. At this time, the extent of such reductions has not been determined. Such reductions may include, without limitation, reductions in personnel, manufacturing and marketing, and could involve the cessation of all operations and the liquidation of the Company’s assets.

Additionally, the Company has retained the services of a financial advisor to pursue and evaluate possible transactions with third-parties. These possible transactions would include, without limitation, a possible sale of all or substantially all of the business and assets of the Company.
The Company’s consolidated financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company’s has accumulated deficit of $66,603,019 at September 30, 2008 including a net loss of $ 8,468,811 during the nine month period ended September 30, 2008. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
On November 3, 2008, the Company entered into a binding Letter of Intent (the “Letter”) providing for the sale of all of itss non-cash assets and $3.0

Million of its cash and cash equivalents to Nobles Medical Technologies, Inc., a Delaware corporation (“Buyer”), in exchange for a cash payment of $6.75 Million (the “Acquisition”). Anthony Nobles, an officer and director of the Company, is also an officer, director and shareholder of the Buyer. The Letter provides that the obligation of the parties to effect the Acquisition shall be subject to the execution by the parties of a definitive agreement containing customary and appropriate terms for a transaction of the type contemplated, and that the parties agree to use best efforts to negotiate and execute such a definitive agreement on or before November 15, 2008.
Unless the parties agree otherwise, the Letter will terminate (except as to provisions regarding publicity, expenses and break-up fees) on the earliest of (i) the execution of a definitive agreement by the parties, (ii) written notice of termination from either party, or (iii) December 15, 2008. Pursuant to the Letter, both parties will place into escrow an amount equal to $500,000 as a break-up fee that will be payable to the other party in certain circumstances if the Acquisition is not consummated. The Letter also provides that the Buyer will increase its aggregate escrow amount to at least $2.5 million upon the execution of the definitive agreement, and to at least $6.75 million upon mailing of a final proxy or information statement to the Company’s stockholders in connection with the Acquisition.
The Company has also agreed that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, affiliates, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any alternative acquisition proposal involving the Company after the aggregate amounts deposited by Buyer into the escrow described above equal or exceed $6.75 million. Prior to that time, these limitations will not be in effect, and Anthony Nobles has agreed to support the Company’s efforts to find alternative bidders for the business or assets of the Company consistent with his fiduciary duties.
The Letter also provides that following its execution, Buyer and its designated representatives shall manage and be in charge of the operations and day-to-day business of the Company subject to such general oversight by its Board of Directors as is required for the Board to exercise its fiduciary duties. While the Letter is in effect, Buyer is required to conduct the operations of Seller within a budgetary maximum spending limit of $500,000 (the “Closing Budget”) which will be funded by the Company. The Closing Budget amounts shall be segregated from the Company’s other accounts and funds for use by Buyer in running the day-to-day operations of Seller. Following December 15, 2008, if Buyer needs additional funds to manage the business of the Company until the Acquisition closes, then the Company will increase the amount of the Closing Budget by the amount that Buyer increases the amount of its break-up fee.
The amount of outstanding senior secured debt issued by the Company exceeds the amount of consideration to be received by Company pursuant to the Acquisition. Further, following consummation of the Acquisition, the Company intends to wind-down, liquidate and dissolve. If the Acquisition is consummated pursuant to its terms, the shareholders of the Company will not receive any funds from the Acquisition or the eventual liquidation and dissolution of the Company.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION
The accompanying unaudited financial statements have been prepared in conformity with accounting principles generally accepted in the United

States. However, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted or condensed pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The result of operations and cash flows for the three and nine month periods presented are not necessarily indicative of the results of operations for a full year. These financial statements should be read in conjunction with the Company’s December 31, 2007 audited financial statements and notes thereto included in the Company’s Annual Report on
Form 10KSB.
PRINCIPALS OF CONSOLIDATION
The consolidated financial statements include the accounts of Sutura Inc. and its wholly owned subsidiaries Technology Visions Inc, HeartStitch, Inc.,

Sutura BV, Sutura SARL and Sutura GMBH. All significant intercompany accounts and transactions have been eliminated.
USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and disclosures made in the accompanying notes. Actual results could differ from those estimates.
FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS
Assets and liabilities of foreign subsidiaries have been translated at quarter- end exchange rates, while revenues and expenses have been translated at average exchange rates in effect during the nine months. Resulting cumulative translation adjustments have been recorded as other comprehensive income (loss) as a separate component of stockholders’ equity.
During the three and nine month periods ended September 30, 2008 comprehensive gain/loss included net translation gains of $48,852 and $5,441 respectively. Other comprehensive loss, as presented on the accompanying consolidated balance sheet in the stockholders’ equity section amounted to $1,019,288 as of September 30, 2008.
REVENUE RECOGNITION
We recognize revenue in accordance with generally accepted accounting principles as outlined in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104), which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. We recognize revenue as products are shipped based on FOB shipping point terms when title passes to customers. The Company sells its products in the United States, Germany and France, directly to hospitals and clinics. In all international markets, the Company sells its products to international distributors which subsequently resell the products to hospitals and clinics. We negotiate credit terms on a customer-by-customer basis and products are shipped at an agreed upon price. All product returns must be pre-approved and, if approved, will be credited at original price.
SEGMENT REPORTING
Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company allocates its resources and assesses the performance of its sales activities based upon geographic locations of its subsidiaries.
EARNINGS PER SHARE
Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.
Weighted average number of shares used to compute basic and diluted loss per share is the same in these financial statements since the effect of dilutive securities is anti-dilutive.

	Three months ended September 30		Nine months ended September 30
	2008	2007	2008	2007
Weighted average shares outstanding — basic	294,292,910	271,229,807	315,935,558	265,214,687
Weighted average shares outstanding — diluted	294,292,910	271,229,807	315,935,558	265,214,687
CURRENT ACCOUNTING PRONOUNCEMENTS:
In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for the Company beginning in the first quarter of 2008. In February 2008, the FASB released a FASB Staff Position (FSP FAS 157-2—Effective Date of FASB Statement No. 157) which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. Adoption of SFAS No. 157 did not affect Sutura’s consolidated financial condition, results of operations or cash flows.
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009.
In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the non-controlling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning October 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.
In May of 2008, FSAB issued SFASB No.162, The Hierarchy of Generally Accepted Accounting Principles. The pronouncement mandates the GAAP hierarchy reside in the accounting literature as opposed to the audit literature. This has the practical impact of elevating FASB Statements of Financial Accounting Concepts in the GAAP hierarchy. This pronouncement will become effective 60 days following SEC approval. The company does not believe this pronouncement will impact its financial statements.
In May of 2008, FASB issued SFASB No. 163, Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60. The scope of the statement is limited to financial guarantee insurance (and reinsurance) contracts. The pronouncement is effective for fiscal years beginning after December 31, 2008. The company does not believe this pronouncement will impact its financial statements.
NOTE 3. DISCONTINUED OPERATIONS
On November 3, 2008, the Company entered into a binding Letter of Intent (the “Letter”) providing for the sale of all of its non-cash assets and $3.0 Million of its cash and cash equivalents to Nobles Medical Technologies, Inc., a Delaware corporation (“Buyer”), in exchange for a cash payment of $6.75 Million (the “Acquisition”). Anthony Nobles, an officer and director of the Company, is also an officer, director and shareholder of the Buyer. The Letter provides that the obligation of the parties to effect the Acquisition shall be subject to the execution by the parties of a definitive agreement containing customary and appropriate terms for a transaction of the type contemplated, and that the parties agree to use best efforts to negotiate and execute such a definitive agreement on or before November 15, 2008.
Unless the parties agree otherwise, the Letter will terminate (except as to provisions regarding publicity, expenses and break-up fees) on the earliest of (i) the execution of a definitive agreement by the parties, (ii) written notice of termination from either party, or (iii) December 15, 2008. Pursuant to the Letter, both parties will place into escrow an amount equal to $500,000 as a break-up fee that will be payable to the other party in certain circumstances if the Acquisition is not consummated. The Letter also provides that the Buyer will increase its aggregate escrow amount to at least $2.5 million upon the execution of the definitive agreement, and to at least $6.75 million upon mailing of a final proxy or information statement to its stockholders in connection with the Acquisition.

The Company has also agreed that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, affiliates, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any alternative acquisition proposal involving the Company after the aggregate amounts deposited by Buyer into the escrow described above equal or exceed $6.75 million. Prior to that time, these limitations will not be in effect, and Anthony Nobles has agreed to support the Company’s efforts to find alternative bidders for the business or assets of the Company consistent with his fiduciary duties.
The Letter also provides that following its execution, Buyer and its designated representatives shall manage and be in charge of the operations and day-to-day business of the Company subject to such general oversight by the Company’s Board of Directors as is required for the Board to exercise its fiduciary duties. While the Letter is in effect, Buyer is required to conduct the operations of Seller within a budgetary maximum spending limit of $500,000 (the “Closing Budget”) which will be funded by the Company. The Closing Budget amounts shall be segregated from the Company’s other accounts and funds for use by Buyer in running the day-to-day operations of Seller. Following December 15, 2008, if Buyer needs additional funds to manage the business of the Company until the Acquisition closes, then the Company will increase the amount of the Closing Budget by the amount that Buyer increases the amount of its break-up fee.
The amount of outstanding senior secured debt issued by the Company exceeds the amount of consideration to be received by the Company pursuant to the Acquisition. Further, following consummation of the Acquisition, the Company intends to wind-down, liquidate and dissolve. If the Acquisition is consummated pursuant to its terms, the shareholders of the Company will not receive any funds from the Acquisition or the eventual liquidation and dissolution of the Company.
NOTE 4. STOCK BASED COMPENSATION
Effective January 1, 2006, the Company adopted Statement No. 123R, Share-Based Payment (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is being applied on the modified prospective basis.
We have various types of share-based compensation plans. These plans are administered by our Joint Compensation and Options Committee of our Board of Directors. A description of our share-based compensation plans is contained in Item 11 of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007. There have been no amendments to these plans in the nine months ended September 30, 2008.
Employee option expenses for the three and nine month periods ended September 30, 2008 and 2007 amounted to $78,890 and $238,853 and $82,632 and $247,896 respectively.
Non-employee option expenses for the three and nine month periods ended September 30, 2008 and 2007 amounted to $40,875 and $126,319 and $44,872 and $121,238 respectively.
We use the Black-Scholes option-pricing model to estimate fair value of stock-based awards with the following weighted average assumptions:

	Nine months ended Sept 30
	2008	2007
Expected life (years)	10	10
Expected stock price volatility	95%-191%	95%-191%
Weighted average stock price volatility	115%	115%
Expected dividend yield	0	0
Risk-free interest rate	4.10%-4.80%	4.10%-4.80%
Expected volatility, weighted average volatility and expected life are based on our historical experience. Expected dividend yield was not considered in the option pricing formula since we do not pay dividends and have no current plans to do so in the future. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
The following table summarizes the outstanding options activity for the nine months period ended September 30, 2008 as follows:

			Weighted
			average
			remaining	Aggegrate
		Weighted	contractual	Intrinsic
	Total	price	term (years)	Value
OUTSTANDING, DECEMBER 31, 2007	45,017,899	$0.101	2.9	$691,890

Granted in 2008	—
Cancelled in 2008	(2,784,780)	$0.129		—
Exercised in 2008	—

OUTSTANDING, SEPTEMBER 30, 2008	42,233,119	$0.099	2.0	$691,890

Exercisable at September 30,2008	38,756,036	$0.094	1.5	$691,890
NOTE 5. MARKETABLE SECURITIES AND CERTIFICATES OF DEPOSIT
The Company’s securities are classified as available-for-sale and, as such, are carried at fair value. Securities classified as available-for-sale may be sold in response to changes in interest rates, liquidity needs, and for other purposes. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as a separate component of stockholder’s equity. Realized gains and losses for securities classified as available-for-sale are reported in earnings based upon the adjusted cost of the specific security sold.
At September 30, 2008, the Company held investments in taxable auction rate preferred securities with a par value of $3,075,000. Auction rate preferred securities are floating rate debt securities with long-term nominal maturities, the interest rates of which are reset periodically (typically every seven to thirty-five days) through a Dutch auction process. These periodic auctions have historically provided a liquid market for auction rate securities, as this mechanism generally allows existing investors to rollover their holdings and continue to own their respective securities at then existing market rates or to liquidate their holdings by selling their securities at par value. Beginning in February 2008, as part of the ongoing credit market crisis, several auction rate securities from various issuers have failed to receive sufficient order interest from potential investors to clear successfully, resulting in auction failures. Historically, when investor demand was insufficient, the banks running the auctions would step in and purchase the remaining securities in order to prevent an auction failure. However, as of recently they have been allowing these auctions to fail. The Company liquidated $250,000 of auction rate securities during the three months ended September 30, 2008 at par value and has had confirmation from its bank that all auction rate securities will be liquidated at par within the next 12 months. Sutura does not hold any auction rate securities collateralized by mortgages or collateralized debt obligations. Sutura believes these investments are of high credit quality, as all are investment grade and the majority are rated AAA. None of the securities have been downgraded.

Marketable securities classified as available for sale consisted of the following as of September 30, 2008:

	Amortized	Gross	Gross	Fair
	cost at	unrealized	unrealized	value at
	Sept 30 2008	Gain	Loss	Sept 30 2008
Government bonds	$298,408	$1,533	$—	$299,941
Auction rate securities preferred	3,075,120	—	120	3,075,000

Total marketable securities for sale	$3,373,528	$1,533	$120	$3,374,941

Certificates of deposit consisted of the following as of September 30, 2008:

	Amortized	Gross	Gross	Fair
	cost at	unrealized	unrealized	value at
	September 30 2008	Gain	Loss	September 30 2008
Certificates of deposit — Short term	$1,525,670	$—	$2,006	1,523,664
Certificates of deposit — Long term	95,943	—	5,057	90,886

Totals	$1,621,613	$—	$7,063	$1,614,550

The proceeds from sales of available-for-sale securities and the gross realized gains and gross realized losses on those sales for the quarter ended September 30, 2008 were as follows:

	Amortized	Fair	Accumulated
Government bonds	cost	value	Gain(Loss)
Totals per December 31, 2007	$6,339,587	$6,303,767	$(35,820)
Purchases	—	—	—
Sales	6,041,179	6,003,826	(37,353)
Adjustment to fair value	—	—	—

Totals per September 30,2008	$298,408	$299,941	$1,533

	Amortized	Fair	Accumulated
Taxable auction rate securities preferred	cost	value	Gain(Loss)
Totals per December 31, 2007	$4,000,232	$4,000,000	$(232)
Purchases	—	—	—
Sales	925,112	925,000	(112)
Adjustment to fair value	—	—	—

Totals per September 30, 2008	$3,075,120	$3,075,000	$(120)

	Amortized	Fair	Accumulated
Certificate of deposits	cost	value	Gain(Loss)
Totals per December 31, 2007	$1,145,141	$1,135,318	$(9,823)
Purchases	940,224	940,224	—
Sales	463,752	460,992	(2,760)
Adjustment to fair value	—	—	—

Totals per September 30, 2008	$1,621,613	$1,614,550	$(7,063)

NOTE 6. FAIR VALUE MEASUREMENTS
SFAS No. 157, which the Company adopted in the first quarter of 2008, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 Inputs Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 Inputs Inputs other than quoted prices in active markets that are observable either directly or indirectly; and

•	Level 3 Inputs Unobservable inputs in which there is little or no market data, which require us to develop our own assumptions.
This hierarchy requires the use of observable market data when available and to minimize the use of unobservable inputs when determining fair value. The Company’s cash equivalent and short-term investment instruments are classified using Level 1 or Level 2 inputs within the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Investment instruments valued using Level 1 inputs include money market securities and U.S. government agency securities. Investment instruments valued using Level 2 inputs include investment-grade corporate debts, such as bonds and commercial paper.
As of September 30, 2008, the total fair value of Sutura’s investments was valued as follows:

	Fair
	value at	Fair value measurement at reporting date using
	Sept 30 2008	Level 1	Level 2	Level 3
Government bonds	$299,941	$—	$299,941	$—
Auction rate securities	3,075,000	—	3,075,000	—
Certificates of deposit	1,614,550	—	1,614,550	—

	$4,989,491	$—	$4,989,491	$—

NOTE 7. ACCOUNTS RECEIVABLE
The company maintains an allowance for uncollectible accounts receivable to estimate the risk of extending credit to customers and distributors. The allowance is estimated based on the customer or distributor’s compliance with our credit terms, the financial condition of the customer or distributor and collection history where applicable. As a result of our financial situation and the doubts whether the company will be able to continue operating after December 31st we have established a further reserve of $46,636 this quarter.
Additional allowances could be required if the financial condition of our customers or distributors were to be impaired beyond our estimates. At the period ended September 30, 2008 the company has provided allowance for bad debts in amounts of $102,255 of which $ 51,000 is for a note receivable on a company which is involved in litigation against Sutura.

	September 30	December 31
	2008	2007
Total accounts receivables	$131,250	$87,714
Allowance for bad debts	(102,255)	(56,111)

Net accounts receivables	$28,996	$89,187

NOTE 8. INVENTORIES
Inventories are stated at the lower of cost (first-in, first-out method) or market. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value. The Company had established a reserve of $350,000 for potential obsolescence of components per the end of December 2007 which was subsequently reduced in the second quarter to $310,000.
Inventories are comprised of the following as of:

	September 30	December 31
	2008	2007
Raw material/WIP	$302,939	$367,473
Work in process	231,980	279,721
Finished goods	91,892	113,375

	626,811	760,569
Less: Reserve for obsolescence	(310,000)	(350,000)

	$316,811	$410,569

NOTE 9. PROPERTY & EQUIPMENT
     Property & equipment consisted of the following as of:

	September 30	December 31
	2008	2007
Computers	$395,552	$357,406
Office furniture and fixtures	587,402	583,740
Machinery and equipment	3,041,949	2,652,788

	4,024,905	3,593,933
Less: Accumulated depreciation	(3,340,850)	(3,342,530)

	$684,055	$251,404

Depreciation expenses for the three and nine month periods ended September 30, 2008 and 2007 amounted to $39,051 and $129,707 and $58,757 and $174,317 respectively.
NOTE 10. ACCOUNTS PAYABLE AND ACCRUED EXPENSES.
Accounts payable and accrued expenses consist of the following as of:

	September 30	December 31
	2008	2007
Accounts payable	$139,713	$281,275
Accrued expenses	253,516	155,110
Accrued compensation	485,991	2,080,446
Accrued interest payable	783,528	841,215

	$1,662,748	$3,358,046

Effective December 31, 2007, we wrote-off, and booked as income, $687,485 of unsecured trade payables that we believe are no longer collectible due to the fact that they are beyond the statutory collection period during which a creditor may collect such amounts. All of the liabilities were in excess of six years old. Of such amount, approximately $395,600 is subject to the four-year statute of limitations period in the State of California. We also believe that the remaining $291,885 of the written-off liabilities is subject to California law but, due to lack of sufficient documentation, we are not able to confirm that fact with certainty. Of such amount, even assuming application of the law of the resident state of the creditor, $168,355 would be beyond the applicable state’s statute of limitations period which rang from 3-6 years in such states. As to the remaining $123,580 of written-off liabilities, although the resident state of the creditors have statute of limitations periods ranging from 10-15 years, we have never been approached for collection of any such amounts within the last five years and would argue that the California statute of limitation law applies in each such instance. Notwithstanding, our belief that the written-off liabilities are no longer collectible, if a creditor successfully challenges our position and proceeds to collect amounts, such amounts would then be reversed as an expense and added back to income, and then booked as a liability. If all or a significant portion of the written-off liabilities are successfully challenged by creditors, the result would be a material increase in net loss and liabilities of up to the entire amount written-off.
NOTE 11. LOAN PAYABLE-OFFICERS
The Company owes the officers $117,666 as of September 30, 2008. This amount is unsecured, interest free and due on demand.
NOTE 12. CUSTOMER DEPOSITS
In 2002, the Company entered into an option and distribution agreement with a distributor. Under the agreement, the Company received $1,250,000 as an advance payment which will be applied against distributor’s future purchases of products.

Ending balance per December 31st, 2007	$1,006,311	$1,139,975
Applied against shipments	78,145	133,664

Ending balance per September 30, 2008	$928,166	$1,006,311

NOTE 13. NOTES PAYABLE- RELATED PARTY
The Company has one note payable to Gauss N.V. for the principal amount of $168,486 pursuant to a promissory note bearing simple interest at 8% and becoming due and payable on December 31, 2008. Gauss N.V. is jointly owned by Mr. Ratering and Mr. Nobles, each of whom is an officer and director of Sutura. On January 1st 2008 $12,910 outstanding but unpaid interest was added to the principal sum of the note.
The total amount of the note is as follows as of:

	September 30	December 31
	2008	2007
Notes payable with interest at 8% due and demandable on December 31, 2008	$168,486	$161,823

Interest expense for the three and nine month periods ended September 30, 2008 and 2007 for this note amounted to $3,470 and $10,953 and $2,984 and $8,956 respectively.

NOTE 14. CONVERTIBLE NOTES PAYABLE-OFFICERS
The Company, as successor to Prior Sutura, currently owes Mr. Ratering, an officer and director of Company, the principal amounts of $557,378 and $443,141 pursuant to two promissory notes. In 2007, each of the notes bore simple interest at 8% and were to be due and payable on December 31, 2007. The accrued interest on such notes as of December 31, 2007 was $41,287 and $32,825 respectively. On January, 17, 2008 each of the notes were amended to extend the maturity date of each of the notes to July 1, 2009, to increase the interest rate to 10% (effective as of January 1, 2008), to provide that each of the notes were to be convertible at the election of Mr. Ratering into shares of the Company’s Common Stock at a conversion rate of $0.08 per share and the outstanding accrued interest as of December 31, 2007 was added to the principal balance of such notes.
The total amount of the notes is as follows as of:

	September 30	December 31
	2008	2007
Convertible notes payable to officer bearing interest rate of 10%, unsecured	$1,000,519	$926,408
Interest expense for the three and nine month periods ended September 30, 2008 and 2007 for these notes amounted to $25,013 and $75,039 and $18,528 and $55,584 respectively.

			Intrinsic	Intrinsic
	Conversion	Conversion	value per	value per
	shares	price	December	Sept 30
Officer	12,506,488	$0.0800	$—	$—
NOTE 15. CONVERTIBLE NOTES PAYABLE
WHITEBOX I
On September 17, 2004, the Company arranged a debt financing of $6,550,000 from Whitebox Advisors and affiliated parties in exchange for the issuance of eighteen-month 12% convertible promissory notes and warrants (“Whitebox I”). The performance of the notes is secured by all of the assets of the company.
The notes had conversion rights based on a company valuation of $100 million and if all converted would increase the number of outstanding shares by 14,464,644. The number of shares issuable upon exercise of the Whitebox I warrant and the warrant exercise price were based on a Company valuation of $100 million divided by the number of fully diluted shares of Common Stock outstanding on February 28, 2005. The Whitebox I warrant has a term of 5 years which expires on September 17, 2009. The total numbers of shares issuable upon exercise of the Whitebox I warrant were 14,423,512 at an exercise price of $ 0.4541. The relative fair value of the warrants using the Black Scholes method assuming a volatility of the stock of 89%, term of five years and a discount of 3.52% was determined to be $ 2,928,362. The Company allocated the investment proceeds to the debt and warrants based on their relative fair values. The beneficial conversion feature of the notes was determined to be $ 3,621,636 and together with the value of the warrants recorded as a debt discount, a reduction of the carrying amount of the debt.
Using the effective interest method the total debt discount of the Whitebox I notes has been amortized over the term of the notes and charged to interest expense. In the three and nine month periods ending September 30, 2008 and 2007 $0 and $0 and $0 and $582,754 respectively was expensed.
On June 30, 2006, the Company and the Whitebox affiliated parties entered into an agreement amending the notes issued in connection with Whitebox I by extending the maturity dates until July 1, 2007.
On August 25, 2006, the Company and the Whitebox affiliated parties entered into a further agreement amending the notes issued in connection with Whitebox I by lowering the conversion rate to $0.15 per share. If all of the Whitebox I notes are converted the company would have issued to the Whitebox affiliates 43,666,667 shares in the aggregate at a conversion rate of $0.15.

On July 1, 2007, the Company and the Whitebox affiliated parties entered into a further agreement amending the notes issued in connection with Whitebox I by extending the maturity dates until July 1, 2009 in exchange for a 3% consent fee to be added to the note and a new conversion rate of $0.08 per share. The amount of the consent fee of $196,500 will be charged to interest expenses over the 2 year term of the note. In the three and nine months period ended September 30, 2008 and 2007 $24,563 and $73,689 and $24,563 and $ 24,563 was amortized and charged to interest. The fair value of the conversion rights of the consent fee using the Black Scholes method assuming a volatility of the stock of 184%, term of two years and a discount of 4.80% was determined to be $163,361 and will be charged to interest expenses over the term of the loan. In the three and nine months period ended September 30, 2008 and 2007 $20,420 and $61,260 and $20,420 and $20,420 was amortized and charged to interest.
On April 2, 2008, Whitebox affiliated partners converted $5,012,752 of the note and $200,510 of the interest due on it into 65,165,775 shares of common stock at $0.08 per share leaving the balance of the note at $1,733,748. If also the remaining Whitebox I notes are converted the company will currently issue to the Whitebox affiliates 21,671,844 shares in the aggregate at a conversion rate of $0.08.
Interest expense for Whitebox I for the three and nine month periods ended September 30, 2008 and 2007 amounted to $52,012 and $306,419 and $202,395 and $595,395 respectively.
WHITEBOX Ia
As part of the July 1, 2007 agreement the interest expenses of Whitebox I payable at the end of each quarter may be converted in a new note at the same terms as the original note. The company elected to issue a new note (Whitebox Ia) of $202,395 per September 30, 2007 with 12% interest and convertible at $0.08 per share. If all of the Whitebox Ia notes are converted the company will currently issue to the Whitebox affiliates 2,529,938 shares in the aggregate at a conversion rate of $0.08.
Interest expense for Whitebox Ia for the three and nine month periods ended September 30, 2008 amounted to $6,072 and $18,216 respectively.
WHITEBOX II
On March 24, 2005, the Company arranged a debt financing of $3,000,000 from Whitebox and affiliated parties in exchange for the issuance of eighteen-month 8% secured convertible promissory notes and 1,666,667 warrants at an exercise price of $ 0.88. (“Whitebox II”). The performance of the notes is secured by all of the assets of the company.
The notes, or any portion thereof, were convertible at the election of Whitebox based upon a conversion rate that is equal to the greater of (i) $150,000,000 divided by the total number of outstanding shares of the Company (on a fully diluted, as converted basis, but excluding any shares issuable pursuant to the Whitebox II notes or warrants) or (ii) the average closing bid price for the Company’s common stock for the 20 trading days preceding the conversion notice.
The Company allocated the investment proceeds to the debt and warrants based on their relative fair values. The relative fair value of the warrants using the Black Scholes method assuming a volatility of the stock of 89%, term of five years and a discount of 3.52% was determined to be $ 325,479 which was recorded as debt discount, a reduction of the carrying amount of the debt. There was no beneficial conversion feature on the notes. Using the effective interest method the fair value of the warrants will be amortized over the term of the note and charged to interest expense. In the three and nine month periods ended September 30, 2008 and 2007 $0 and $0 and $0 and 67,876 respectively was expensed. The Company further incurred financial consulting fees of $ 240,000 which it also recorded as a debt discount, a reduction of the carrying amount of the debt and which will be amortized over the terms of the loan. In the three and nine month periods ended September 30, 2008 and 2007 $0 and $0 and $0 and $40,000 respectively were expensed as a general expense.

On June 30, 2006, the Company and the Whitebox affiliated parties entered into an agreement amending the Whitebox II notes and warrants by extending the maturity dates until July 1, 2007 and increasing the interest to 12% as per September 18, 2006. The exercise price of the warrants was reduced to $0.45.
On August 25, 2006, the Company and Whitebox entered into a further amendment by lowering the conversion rate of the note to $0.15 per share. If all of the Whitebox II notes are converted the company would currently issue to the Whitebox affiliates 20,000,000 shares. Before the amendment the Whitebox I notes were convertible into an aggregate of 5,425,433 shares based on a conversion rate of $0.553.
On July 1, 2007, the Company and the Whitebox affiliated parties entered into a further agreement amending the notes issued in connection with Whitebox II by extending the maturity dates until July 1, 2009 in exchange for a 3% consent fee to be added to the note and a new conversion rate of $0.08 per share. The amount of the consent fee of $90,000 will be charged to interest expenses over the 2 year term of the note. In the three and nine month periods ended September 30, 2008 and 2007 $11,250 and $33,750 and $11,250 and $11,250 respectively was amortized and charged to interest. The fair value of the conversion rights of the consent fee using the Black Scholes method assuming a volatility of the stock of 184%, term of two years and a discount of 4.80% was determined to be $74,822 and will be charged to interest expenses over the term of the loan. In the three and nine month periods ended September 30, 2008 and 2007 $9,353 and $28,059 and $9,353 and $9,353 respectively was amortized and charged to interest. If all of the Whitebox II notes are converted the company would currently issue to the Whitebox affiliates 38,625,000 shares in the aggregate at a conversion rate of $0.08.
Interest expense for Whitebox II for the three and nine month periods ended September 30, 2008 and 2007 amounted to $92,700 and $278,100 and $92,700 and $272,700 respectively.
WHITEBOX IIa
As part of the July 1, 2007 agreement the interest expenses of Whitebox II payable at the end of each quarter may be converted in a new note at the same terms as the original note. The company elected to issue a new note (Whitebox IIa) of $92,700 per September 30, 2007 with 12% interest and convertible at $0.08 per share. If all of the Whitebox IIa notes are converted the company would currently issue to the Whitebox affiliates 1,158,750 shares in the aggregate at a conversion rate of $0.08. Interest expense for Whitebox IIa for the three and nine month periods ended September 30, 2008 amounted to $2,781 and $8,343 respectively.
WHITEBOX III
On September 7, 2005, the Company arranged a debt financing of $7,000,000 from Whitebox and affiliated parties in exchange for the issuance of 36 month secured convertible promissory notes and warrants. (“Whitebox III”). The notes are secured by all of the assets of the Company, bear interest at an annual rate of 8% and require interest payments to be made on a quarterly basis. Beginning on April 30, 2007, and on the last day of each month thereafter, through and including August 2008, the Company is required to make aggregate principal payments of $250,000 on the Whitebox III notes.

The notes were convertible into common stock determined by a company valuation of $250,000,000 divided by the total number of fully diluted shares outstanding on the conversion date. On September 30, 2006, based on the then outstanding shares of the Company, the Whitebox III notes were convertible into an aggregate of 7,595,606 shares resulting in a conversion rate of $0.8848. The total numbers of warrants issued with a term of 5 years are 1,609,197 at an exercise price of $0.87. The relative fair value of the warrants using the Black Scholes method assuming a volatility of the stock of 85%, term of five years and a discount of 3.89% was determined to be $ 891,404 and was recorded as debt discount, a reduction of the carrying amount of the debt. The beneficial conversion feature of the notes was determined to be $ 839,234 and also recorded as a debt discount. Using the effective interest method the beneficial conversion feature and the value of the warrants will be amortized over the 36 months term of the note and charged to interest expense. In the three and nine month periods ended September 30, 2008 and 2007 $0 and $0 and $790,098 and $1,079,365 respectively were expensed. The Company further incurred financial consulting fees of $ 560,000 which is also recorded as a debt discount, a reduction of the carrying amount of the debt and which will be amortized over the terms of the loan. In the three and nine month periods ended September 30, 2008 and 2007 $30,330 and $123,664 and $46,667 and $140,001 respectively were expensed as a general expense.
On June 30, 2006, the Company and the Whitebox affiliated parties entered into an agreement amending the notes and warrants issued in connection with Whitebox III by extending the commencement date of payments of principal due under the Whitebox III notes from April 30, 2007 until July 1, 2007 and by increasing the interest rate under this note to twelve percent (12%) as of September 7, 2007. The per share exercise price of the warrants was reduced to $ 0.45.
On August 25, 2006, the Company and Whitebox entered into a further amendment by lowering the conversion rate of the note to $ 0.15 per share. If all of the Whitebox III notes are converted the company would currently issue to the Whitebox affiliates 46,666,667 shares. Before the amendment the Whitebox III notes were convertible into an aggregate of 7,595,606 shares based on a conversion rate of $0.8848.
On July 1, 2007, the Company and the Whitebox affiliated parties entered into a further agreement amending the notes issued in connection with Whitebox III by extending the maturity dates until July 1, 2009 in exchange for a 3% consent fee to be added to the note and a new conversion rate of $0.08 per share. The amount of the consent fee of $210,000 will be charged to interest expenses over the 2 year term of the note. In the three and nine month periods ended September 30, 2008 and 2007 $26,250 and $78,750 and $26,250 and $26,250 respectively was amortized and charged to interest. The fair value of the conversion rights of the consent fee using the Black Scholes method assuming a volatility of the stock of 184%, term of two years and a discount of 4.80% was determined to be $174,584 and will be charged to interest expenses over the term of the loan. In the three and nine month periods ended September 30, 2008 and 2007 $21,823 and $65,469 and $21,823 and $ 21,823 respectively was amortized and charged to interest. If all of the Whitebox III notes are converted the company would currently issue to the Whitebox affiliates 90,125,000 shares in the aggregate at a conversion rate of $0.08.
Interest expense for Whitebox III notes for the three and nine month periods ended September 30, 2008 and 2007 amounted to $216,300 and $648,900 and $162,625 and $442,625 respectively.
WHITEBOX IIIa
As part of the July 1, 2007 agreement the interest expenses of Whitebox III payable at the end of each quarter may be converted in a new note at the same terms as the original note. The company elected to issue a new note (Whitebox IIIa) of $162,625 per September 30, 2007 with 12% interest and convertible at $0.08 per share. If all of the Whitebox IIIa notes are converted the company would currently issue to the Whitebox affiliates 2,032,813 shares in the aggregate at a conversion rate of $0.08.
Interest expense for Whitebox IIIa for the three and nine month periods ended September 30, 2008 amounted to $4,879 and $14,637.

WHITEBOX V
On December 13, 2006, the Company arranged a debt financing of $1,500,000 from Whitebox and affiliated parties in exchange for the issuance of 18 month secured convertible promissory notes. (“Whitebox V”). The notes are secured by all of the assets of the Company, bear interest at an annual rate of 8% and require interest payments to be made on a quarterly basis.
The notes are convertible, at the option of Whitebox, into common stock, par value $0.001, at a conversion rate of $0.045 per share. If all of the Whitebox V notes are converted the company would currently issue to the Whitebox affiliates 33,333,333 shares.
The company and Whitebox further agreed that Whitebox had the right to invest a further $1,500,000 on or before March 31, 2007 (collectively, the “New Loan”) at the same terms as the current loan. The relative fair value of this option, using the Black Scholes method assuming a volatility of the stock of 226%, term of 3.5 months and a discount of 4.1% was $ 414,548. The Company allocated the investment proceeds to the debt and warrants based on their relative fair values. The fair value of the beneficial conversion feature of the notes was determined to be $ 247,882 using the Black Scholes method assuming a volatility of the stock of 226%, term of 18 months and a discount of 4.1%. The beneficial conversion feature and the value of the option are recorded as a debt discount, a reduction of the carrying amount of the debt. Using the effective interest method this debt discount will be amortized over the 18 months term of the note and charged to interest expense. In the three and nine month periods ended September 30, 2008 and 2007 $0 and $248,302 and $105,764 and $281,751 respectively were expensed. The Company further incurred financial consulting fees of $ 90,000 which it also recorded as a debt discount, a reduction of the carrying amount of the debt and which will also be amortized over the term of the loan. In the three and nine month periods ended September 30, 2008 and 2007 $0 and $27,500 and $15,000 and $45,000 respectively were expensed as a general expense. Interest expense for the three and nine month periods ended September 30, 2008 and 2007 amounted to $0 and $60,000 and $30,000 and $90,000 respectively.
At June 30, 2008 the WHITEBOX V notes were reimbursed by the company.
WHITEBOX Va
On July 1, 2007, the Company and the Whitebox affiliated parties entered into a further agreement amending the notes issued in connection with Whitebox V. As part of the July 1, 2007 agreement the interest expenses of Whitebox V payable at the end of each quarter may be converted in a new note at the same terms of the original note. The company elected to issue a new note (Whitebox Va) of $30,000 per September 30, 2007 with 8% interest and convertible at $0.045 per share. If all of the Whitebox Va notes are converted the company will currently issue to the Whitebox affiliates 666,666 shares in the aggregate at a conversion rate of $0.045.
Interest expense for Whitebox Va for the three and nine month periods ended September 30, 2008 amounted to $0 and $1,800.
At June 30, 2008 the WHITEBOX Va notes were reimbursed by the company.
WHITEBOX VI
On March 5, 2007, Whitebox exercised the above mentioned option and the Company arranged a debt financing of $1,500,000 from Whitebox affiliated parties in exchange for the issuance of 18 month secured convertible promissory notes. (“Whitebox VI”). The notes are secured by all of the assets of the Company, bear interest at an annual rate of 8% and require interest payments to be made on a quarterly basis. The notes are convertible, at the option of Whitebox, into common stock, par value $0.001, at a conversion rate of $0.045 per share. If all of the Whitebox VI notes are converted the company would currently issue to the Whitebox affiliates 33,333,333 shares.

The Company incurred financial consulting fees of $ 90,000 which it recorded as a debt discount, a reduction of the carrying amount of the debt and which will be amortized over the term of the loan. In the three and nine month periods ended September 30, 2008 and 2007 $12,500 and $42,500 and $15,000 and $32,500 respectively were expensed as a general expense.
Interest expense for the three and nine month periods ended September 30, 2008 and 2007 amounted to $0 and $60,000 and $30,000 and $68,333 respectively.
At June 30, 2008 the WHITEBOX VI notes were reimbursed by the company.
WHITEBOX VIa
On July 1, 2007, the Company and the Whitebox affiliated parties entered into a further agreement amending the notes issued in connection with Whitebox VI. As part of the July 1, 2007 agreement the interest expenses payable at the end of each quarter may be converted in a new note at the same terms of the original note. The company elected to issue a new note of $30,000 (Whitebox VIa) per September 30, 2007 at 8% interest and convertible at $0.045 per share. If all of the Whitebox VIa notes are converted the company would currently issue to the Whitebox affiliates 666,666 shares in the aggregate at a conversion rate of $0.045. Interest expense for Whitebox VIa for the three and nine month periods ending September 30, 2008 amounted to $0 and $1,800. At June 30, 2008 the WHITEBOX VIa notes were reimbursed by the company.
SYNAPSE SETTLEMENT NOTE
In connection with the settlement of certain shareholder litigation proceedings, effective as of June 1, 2007, the Company issued and delivered to Synapse Capital, LLC, for itself and as agent for the benefit of certain other parties to the settlement, a convertible secured promissory note in the principal amount of $400,000. The convertible secured promissory note bears interest at 8% per annum. The interest is payable quarterly in arrears, and may be paid in capital stock at an interest conversion rate of $0.08 per share. The principal amount of the note, together with any accrued but unpaid interest will be due and payable in eighteen (18) months or may be converted pursuant to the terms of the note at the rate of $0.15 per share, subject to certain adjustments. Lastly, in connection with the settlement, the Company, the plaintiff parties and the Whitebox parties have entered into a Fifth Amended and Restated Registration Rights Agreement which provides the Whitebox parties and the plaintiff parties with, among other things, certain rights to request a registration of shares for resale pursuant to the Securities Act of 1933 relating to:
1.	the shares of Common Stock issuable upon conversion of any principal or interest due under any notes issued in connection with any of the Whitebox financings;

2.	the shares of Common Stock issued in connection with any Whitebox financings;

3.	the shares of Common Stock issuable upon exercise of any warrants issued in connection with any Whitebox financings; and

4.	the shares of Common Stock issuable upon conversion of principal or interest due under the note issued to Synapse Capital, LLC in connection with the settlement of the shareholder litigation.
Interest expense for the three and nine month periods ended September 30, 2008 and 2007 amounted to $8,000 and $24,000 and $8,000 and $10,667 respectively.

WHITEBOX VIII
On September 21, 2007, the Company arranged a debt financing of $1,000,000 from Whitebox affiliated parties in exchange for the issuance of 12-month secured convertible promissory notes. (“Whitebox VIII”). The notes are secured by all of the assets of the Company, bear interest at an annual rate of 8% and require interest payments to be made on a quarterly basis.
The notes are convertible, at the option of Whitebox, into common stock, par value $0.001, at a conversion rate of $0.07 per share. If all of the Whitebox VIII notes are converted the company would currently issue to the Whitebox affiliates 14,258,714 shares. Interest only is payable in cash or in the form of a newly issued convertible promissory note, at the same terms and conditions as the original note, quarterly in arrears on the last day of each calendar quarter, beginning December 31, 2007.
Interest expense for Whitebox VIII for the three and nine month periods ended September 30, 2008 and amounted to $18,000 and $58,000 and $2,000 and $2,000 respectively.
At September 21, 2008 the WHITEBOX VIII notes were reimbursed by the company.
The following is a summary of all notes payable at:

	September 30	December 31
	2008	2007
Whitebox I	$1,733,747	$6,746,500
Whitebox Ia	202,395	202,395
Whitebox II	3,090,000	3,090,000
Whitebox IIa	92,700	92,700
Whitebox III	7,210,000	7,210,000
Whitebox IIIa	162,625	162,625
Whitebox V	—	1,500,000
Whitebox Va	—	30,000
Whitebox VI	—	1,500,000
Whitebox VIa	—	30,000
Synapse settlement note	400,000	400,000
Whitebox VIII	—	1,000,000

	$12,891,467	$21,964,220
Debt issue costs	—	(193,664)
Loan consent fees	(186,185)	(372,374)
Beneficial conversion feature	(154,787)	(1,030,350)

	$12,550,494	$20,367,833

Classified as current liability	$12,550,494	3,811,698
Classified as long term liabilty	$(0)	$16,556,134

Summary of convertible notes conversion rights:

	Conversion		Intrinsic	Conversion	Intrinsic
	shares per	Conversion	value per	shares per	value per
	Dec 31 2007	price	December	Sept 30 2008	Sept 30
Whitebox I	84,331,250	$0.0800	$—	21,671,844	$—
Whitebox Ia	2,529,938	0.0800	—	2,529,938	—
Whitebox II	38,625,000	0.0800	—	38,625,000	—
Whitebox IIa	1,158,750	0.0800	—	1,158,750	—
Whitebox III	90,125,000	0.0800	—	90,125,000	—
Whitebox IIIa	2,032,813	0.0800	—	2,032,813	—
Whitebox V	33,333,333	0.0450	500,000	—	—
Whitebox Va	666,667	0.0450	10,000	—	—
Whitebox VI	33,333,333	0.0450	500,000	—	—
Whitebox VIa	666,667	0.0450	10,000	—	—
Synapse settlement note	2,666,667	0.1500	—	2,666,667	—
Whitebox VIII	14,285,714	0.0700	—	—	—

	303,755,131		$1,020,000	158,810,010	$0

NOTE 16. NOTES PAYABLES
WHITEBOX VII
On May 18, 2007, and on June 13, 2007, the Company borrowed an aggregate principal amount of $350,000 and $200,000, respectively, evidenced by unsecured promissory notes (“Whitebox VII”) issued to certain affiliates of Whitebox. On July 2, 2007, the Company borrowed an aggregate principal amount of $1,150,000 evidenced by unsecured promissory notes (“Whitebox VIII”) delivered to certain affiliates of Whitebox Advisors, LLC.
The Whitebox VII notes bear interest from the date issued at the rate of twelve percent (12%) per annum. All accrued interest and principal is due and payable in a balloon payment upon the sixtieth (60th) anniversary of the applicable Whitebox VII notes. The Company may prepay the Whitebox VII notes, in whole or in part, upon five (5) days prior written notice to the payee at a cost equal to accrued interest plus the present value of the notes discounted at a rate equal to (x) the then U.S. Treasury rate for 5-year notes as reported by Bloomberg on the date of such prepayment notice, plus (y) 100 basis points.
If the Company or its controlling stockholders enter into a definitive agreement relating to the sale or transfer of all or substantially all of the Company’s business or assets, the Company must give the note payees at least fifteen (15) days prior written notice of the proposed date for consummation of the transaction and, the entire principal balance of the notes, and all accrued but unpaid interest, shall be due and payable immediately prior to (and as a condition of) the closing on the transaction. In addition to the payment of outstanding principal and any accrued but unpaid interest, the Company must also pay to the payees a prepayment penalty amount equal to the present value of the remaining unpaid coupons that would otherwise by paid through maturity but for the transaction, and discounted at a rate equal to (x) the then U.S. Treasury rate for 5-year Notes as reported by Bloomberg on the date of such prepayment notice, plus (y) 100 basis points.
Interest expense for the three and nine month periods ended September 30, 2008 and 2007 amounted to $51,000 and $153,000 and $50,233 and $56,267 respectively.

	September 30	December 31
	2008	2007
Whitebox VII	$1,700,000	$1,700,000

NOTE 17. NOTES PAYABLES OFFICERS
On July 16, 2007 the Company has borrowed an aggregate principal amount of $400,000 evidenced by Promissory Notes (the “Officer Notes”), dated and delivered to certain officers and directors of the Company, or their affiliates. The Notes were issued to GrootKasteel, B.V., the Lynne D. Teckman Trust, and The Bjorkman Family Trust, dated November 2, 2000. The Officer Notes are unsecured and are in substantially the same form as the promissory notes issued under Whitebox VII. Issuance of the Officer Notes was approved by a disinterested majority of the Company’s board of Directors.
The Officer Notes bear interest from the date of issuance at the rate of twelve percent (12%) per annum. All accrued interest and principal is due and payable in a balloon payment upon the sixtieth (60th) month anniversary of the Officer Notes. The Company may prepay the Officer Notes, in whole or in part, upon five (5) days prior written notice to the payee at a cost equal to accrued interest plus the present value of the Officer Notes discounted at a rate equal to (x) the then U.S. Treasury rate for 5-year Notes as reported by Bloomberg on the date of such prepayment notice, plus (y) 100 basis points.
Interest expense for the three and nine month periods ended September 30, 2008 and 2007 amounted to $12,000 and $36,000 and $10,000 and $10,000 respectively.

	September 30	December 31
	2008	2007
GrootKasteel	$200,000	$200,000
Teckman	100,000	100,000
Bjorkman	100,000	100,000

	$400,000	$400,000

NOTE 18. FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS
SFAS 130 requires unrealized gains and losses on the Company’s available for sale securities, currency translation adjustments, and minimum pension liability, which prior to adoption were reported separately in stockholders’ equity, to be included in other comprehensive income.
Comprehensive gain (loss) per the three and nine month periods ended September 30, 2008 and 2007 were as follows:

	THREE MONTHS	THREE MONTHS	NINE MONTHS	NINE MONTHS
	2008	2007	2008	2007
Unrealized gain (loss securities)	$(36,526)	$—	$33,507	$—
Translation adjustment	48,852	(42,442)	5,441	(53,212)

Total comprehensive gain (loss)	12,326	(42,442)	38,948	(53,212)

As at September 30, 2008, other comprehensive loss, as presented on the accompanying consolidated balance sheet in the stockholders’ equity section consists of accumulative foreign currency translation loss of $1,013,638 and an unrealized loss on marketable securities of $5,650.

NOTE 19. WARRANTS
Summary of outstanding warrants as of September 30, 2008:

		Weigted	Remaining	Aggegrate
		Average	Life in	Intrinsic
	Total	Price	years	Value
OUTSTANDING, DECEMBER 2007	35,631,891	$0.3780	2.4	$—
Granted in 2008	—	—	—
Cancelled in 2008	(433,912)	—	—
Exercised in 2008	—	—	—

OUTSTANDING, SEPTEMBER 2008	35,197,979	$0.3749	1.6	$—

NOTE 20. LEGAL PROCEEDINGS
Millenium Litigation
On February 14, 2005, Millenium Holding Group, Inc. (“Millenium”) filed a complaint against the Company in District Court for Clark County, Nevada. The case was subsequently removed to the United States District Court for the District of Nevada. In its complaint, Millenium asserted claims of breach of contract and breach of the covenant of good faith and fair dealing against the Company. Each of Millenium’s claims arose from a purported merger agreement that was not closed. On August 2, 2007, the Court entered an order dismissing all claims against the Company, with prejudice. On May 15, 2008, Millenium filed a notice of appeal, commencing an appeal from the order dismissing its claims with the Ninth Circuit Court of Appeals. Millenium’s opening brief is due August 29, 2008; and the Company’s opposing brief is due September 29, 2008.
Pham v. Nobles, et al. (Orange County (California) Superior Court Case No. 07CC07644) was filed on July 5, 2007. This case arises out of plaintiff Loni Pham’s investment in Sutura, Inc. In July 2004, Plaintiff executed a Subscription Agreement, accepted by Sutura, under which she purchased 9,805 shares of Sutura’s common stock in exchange for $250,000. Plaintiff has asserted causes of action for breach of contract, fraud and negligent misrepresentation against Sutura and its former Chief Executive Officer and current board member Anthony Nobles. Plaintiff seeks damages in an amount no less than $250,000, plus interest, costs and punitive damages in an unspecified amount.
      Defendants filed an answer to Plaintiff’s complaint on October 31, 2007. The Parties then agreed that Plaintiff’s claims against Defendants are subject to a written arbitration agreement and have therefore agreed that the case be stayed and submitted to binding arbitration. On January 31, 2008, the court stayed this case pending binding arbitration. In early August, 2008, the parties agreed to dismiss the entire action without prejudice and enter into a tolling agreement, tolling the running of any statute of limitations until January 30, 2009.
On March 18, 2007, David R. Teckman filed a lawsuit against The Company and Dr Anthony A. Nobles in the District Court, Fourth Judicial District, County of Hennepin, Minnesota, alleging breach of contract, breach of covenant of good faith and fair dealing, unjust enrichment and similar allegations pertaining seeking damages and compensation relating to the recent termination of his employment relationship with the Company. On April 14, 2007, Mr. Teckman dismissed the lawsuit without prejudice.

NOTE 21. RELATED PARTY TRANSACTIONS
The Company, as successor to Prior Sutura, currently owes Mr. Ratering, an officer and director of the Company, the principal amounts of $553,378 and $443,142 pursuant to two promissory notes. In 2007, each of the notes bore simple interest at 8% and was due and payable on December 31, 2007. The accrued interest on such notes as of December 31, 2007 was $41,287 and $32,825 respectively. On January, 17, 2008 each of the notes were amended to extend the maturity date of each of the notes to July 1, 2009, to increase the interest rate to 10% (effective as of January 1, 2008), to provide that each of the notes were to be convertible at the election of Mr. Ratering into shares of the Company’s Common Stock at a conversion rate of $0.08 per share and the outstanding accrued interest as of December 31, 2007 was added to the principal balance of such notes.
NOTE 22. EQUITY
Recent Conversions of Debt-to-Equity by Whitebox Affiliates
On April 2, 2008, the following affiliates of Whitebox Advisors, LLC converted $5,012,753 of convertible debt and $200,510 accrued interest held by those entities into an aggregate of 65,165,775 shares of the Company’s Common Stock, par value $0.001 per share, as indicated below:

Whitebox Convertible Arbitrage Partners, L.P. -	25,859,437
Whitebox Hedged High yield Partners, L.P. -	20,687,550
Whitebox Intermarket Partners, L.P. -	8,275,012
Pandora Select Partners, L.P. -	10,343,775
Effective immediately after the conversion, there are 337,816,037 shares of the Company’s Common Stock outstanding, and Whitebox Advisors, LLC is the beneficial owner of 149,712,197 shares of Company’s Common Stock and has rights to acquire within the next sixty days up to an additional 186,909,385 shares of the Company’s Common Stock upon exercise of warrants and rights to convert debt.
NOTE 23. RESTATEMENT
In the three month period ended September, 30, 2008, the management of the Company determined that the July 1st, 2007 extension and changes in the terms of Whitebox notes I, II and III should have, as per FASB EITF 96-19, been accounted for as new notes rather than extensions of existing notes. The difference is the immediate amortization of the $634,996 beneficial conversion feature on our books per July 1st, 2007 rather than amortization per our original schedule. The effect is therefore only timing. The September 30, 2007 outstanding notes payables have been increased by $634,996 and third quarter 2007 interest expenses also by $634,996. The effect of these corrections on the third quarter of 2007 was an increase in interest expenses from $998,992 to $1,633,988. The net loss from operations increased from $2,936,132 to $3,571,128. For the year to date end of September 2007 interest expenses increased from $3,182,660 to $ $3,817,656 and the net loss increased from $8,674,288 to $9,309,284. In the balance sheet per the end of December 31, 2007 accumulated deficit was increased by $472,467 from $57,661,739 till $58,134,208. The Company has restated the financial statements for the year ended December 31, 2007 to give effect to the changes.
SUTURA, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS PERIODS ENDED SEPTEMBER 30, 2007
(Unaudited)

	REPORTED	RESTATED	REPORTED	RESTATED
	THREE MONTHS	THREE MONTHS	NINE MONTHS	NINE MONTHS
	2007	2007	2007	2007

Interest Expense	(998,992)	(1,633,988)	(3,182,660)	(3,817,656)

NET LOSS	(2,936,132)	(3,571,128)	(8,674,288)	(9,309,284)

SUTURA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Reported	Restated
	At December 31,	At December 31,
	2007	2007

Convertible notes payable- net of beneficial conversion	16,556,134	17,028,603

Accumulated deficit	(57,661,739)	(58,134,208)

Annex D
SUTURA, INC.
AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Sutura Inc. and subsidiaries
We have audited the accompanying consolidated balance sheet of Sutura Inc. and subsidiaries as of December 31, 2007 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sutura Inc. and subsidiaries as of December 31, 2007, and the results of its consolidated operations and its cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.
The Company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Through December 31, 2007, the Company had incurred cumulative losses of $57,661,739.
These factors as discussed in Note 26 to the consolidated financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
As discussed in Note 4, the financial statements for the year ended December 31, 2007 have been restated.
/s/ KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS
Los Angeles, California
March 17, 2008, except for Notes 3, 4, 6, & 18, each of which is as of January 15, 2009

SUTURA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(RESTATED)

At December 31,
2007
ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$7,767,196
Marketable securities & Certificates of deposits	8,917,690
Assets held for sale	3,949,397

Assets of discontinued operations	20,634,283

Total Assets	$20,634,283

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES:
Accounts payable & accrued expenses	$3,358,047
Loans and notes payables- related parties	1,608,089
Notes payables	1,800,000
Convertible notes payable, net	20,840,300
Customer deposits	1,006,311

Liabilities of discontinued operations	28,612,747

Total Liabilities	$28,612,747

COMMITMENTS AND CONTINGENCIES	—

STOCKHOLDERS’ DEFICIT
Series A convertible preferred stock, $0.001 par value; 2,000,000 shares authorized, none issued and outstanding	—
Common stock, $0.001 par value; 500,000,000 shares authorized; issued and outstanding 272,650,262 shares at December 31, 2007	272,650
Additional paid in capital	50,941,329
Accumulated deficit	(58,134,208)
Other comprehensive loss	(1,058,236)

Total stockholders’ deficit	(7,978,465)

$20,634,283

The accompanying notes are an integral part of these consolidated financial statements.
SUTURA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Reported	Restated
	At December 31,	At December 31,
	2007	2007
Convertible notes payable- net of beneficial conversion	$16,556,134	$17,028,603

Accumulated deficit	$(57,661,739)	$(58,134,208)

SUTURA, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	RESTATED
	2007	2006
OTHER INCOME (EXPENSE)
Interest Income	33,993		25,396
Interest Expense(1)	(4,748,374)		(3,938,516)
Other Income	687,475		—
Litigation settlement	23,000,000		—

Total other income (expense), net	18,973,094		(3,913,121)

Income (Loss) from discontinued operations	(8,472,615)		(8,084,495)

NET INCOME (LOSS)	10,500,479		(11,997,615)

OTHER COMPREHENSIVE LOSS
Unrealized loss on marketable securities	(44,271)		—
Foreign translation adjustment	(76,801)		(51,190)

COMPREHENSIVE INCOME (LOSS)	$10,379,407		$(12,048,805)

BASIC NET INCOME (LOSS) PER SHARE	$0.04		$(0.06)
DILUTED NET INCOME (LOSS) PER SHARE	$0.03		$(0.06)
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	266,730,827		209,404,663
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	306,112,981	*	209,404,663

*	Weighted average number of shares used to compute basic and diluted income (loss) per share is the same since the effect of dilutive securities is anti-dilutive.

(1) Includes amortization of beneficial conversion feature and fair value of warrants of:	$2,269,377	$2,143,920
The accompanying notes are an integral part of these consolidated financial statements.
SUTURA, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Reported	Restated
	At December 31,	At December 31,
	2007	2007
Interest Expense	(4,275,905)	(4,748,374)

NET INCOME	10,972,948	10,500,479

SUTURA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2007
(RESTATED)

						TOTAL
			ADDITIONAL	OTHER		STOCKHOLDERS
	COMMON STOCK		PAID-IN	COMPREHENSIVE	ACCUMULATED	EQUITY
	SHARES	AMOUNT	CAPITAL	LOSS	DEFICIT	(DEFICIT)
BALANCE, DECEMBER 31, 2005	185,417,282	$185,418	$41,542,495	$(885,974)	$(56,637,072)	$(15,795,136)
Private placement of common stock	49,261,530	49,262	3,065,015	—	—	$3,114,277
Warrants issued with placement of stock			805,723			$805,723
Interest expenses converted into shares	23,268,588	23,269	1,618,176	—	—	$1,641,445
Beneficial conversion feature convertible notes	—	—	928,887	—	—	$928,887
Conversion notes payable	1,220,708	1,220	543,640	—	—	$544,860
Compensation expenses options employees	—	—	365,966	—	—	$365,966
Compensation expenses options non-employees	—	—	114,672	—	—	$114,672
Foreign translation adjustment	—	—	—	(51,190)	—	$(51,190)
Net loss	—	—	—	—	(11,997,615)	$(11,997,615)

BALANCE, DECEMBER 31, 2006	259,168,108	$259,169	$48,984,574	$(937,164)	$(68,634,687)	$(20,328,109)
Private placement of common stock	1,420,455	1,420	98,580	—	—	$100,000
Interest expenses converted into shares	12,061,699	12,061	947,606			$959,667
Beneficial conversion feature notes commitment fee	—	—	412,767	—	—	$412,767
Compensation expenses options employees			330,528			$330,528
Compensation expenses options non-employees			167,273			$167,273
Unrealized loss on marketable securities				(44,271)		$(44,271)
Foreign translation adjustment				(76,801)		$(76,801)
Net income					10,500,479	$10,500,479

BALANCE, DECEMBER 31, 2007	272,650,262	$272,650	$50,941,329	$(1,058,236)	$(58,134,208)	$(7,978,465)
The accompanying notes are an integral part of these consolidated financial statements.

SUTURA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	(RESTATED)
	2007	’2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$10,500,479	$(11,997,615)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	233,256	291,348
Provision for doubtful debts	—	4,468
Beneficial conversion feature	2,269,377	2,143,920
Stock based compensation expenses- employees	330,528	365,966
Stock based compensation expenses- non employees	167,274	114,673
Interest expenses converted into shares.	1,477,387	1,641,444
Reserve for inventory obsolescence	—	250,000
(Increase) decrease in current assets:
Accounts receivables	60,968	12,772
Inventory	49,550	(454,614)
Prepaid expenses	148,460	182,357
Increase (decrease) in current liabilities:
Accounts payable and accrued liabilities	(621,522)	752,190
Accrued payroll	7,851	(376,127)
Customer deposits	(133,664)	(31,000)

Total Adjustments	3,989,466	4,897,396

Net cash provided by (used in) operating activities of discontinued operations	14,489,945	(7,100,219)

CASH FLOWS INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(61,698)	(158,978)

Net cash used in investing activities of discontinued operations	(61,698)	(158,978)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from private placements	100,000	3,920,000
Proceeds from notes payable	3,950,000	2,250,000
Purchases of marketable securities	(11,961,961)	—

Net cash provided by financing activities of discontinued operations	(7,911,961)	6,170,000

Effect of rate changes on cash and cash equivalents	12,754	10,348

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	6,529,040	(1,078,849)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	1,238,154	2,317,003

CASH & CASH EQUIVALENTS, ENDING BALANCE	$7,767,196	$1,238,154

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$—	$—

Income taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Sutura, Inc. (“Prior Sutura”) was incorporated in Delaware on August 14, 1996, under the name NR Medical, Inc., and changed its name in July 1998 to Sutura, Inc. References to Prior Sutura include Sutura, Inc. and its wholly-owned subsidiary Sutura, BV.
On August 19, 2005, Prior Sutura merged with and into Technology Visions Group, Inc. pursuant to the terms of that certain Agreement and Plan of Merger, dated November 22, 2004, by and between Prior Sutura and Technology Visions Group, Inc. (the “Merger Transaction”). Technology Visions Group, Inc. was incorporated in Delaware in 1985 under the name Orbit Technologies, Inc and changed its name to Technology Visions Group, Inc. on December 22, 2000. Pursuant to the Merger Transaction, the separate existence of Prior Sutura ceased and Technology Visions Group, Inc. continued as the surviving corporation under Delaware law. As part of the Merger Transaction, the name of the Company was changed to Sutura, Inc. Further, pursuant to the Merger Transaction, the Company issued 174,948,338 shares of common stock in the aggregate to the former stockholders of Prior Sutura and, as a result, the stockholders of Prior Sutura own approximately 95% of the Company. Accordingly, the merger has been accounted for as a recapitalization of Prior Sutura.
Sutura(R), Inc. is a medical device company that has developed a line of innovative, minimally invasive vascular suturing devices to suture vascular structures during open surgery and catheter-based procedures. Sutura’s operations, to date, have consisted mainly of raising capital, research, development, and clinical testing of its SuperStitch vessel closure suturing devices, obtaining regulatory clearances and approvals in both the U.S. and Europe and limited manufacturing and sales. Sutura’s objective is to become the leader in medical devices for vascular suturing.
Sutura meets the definition of a “Small Business Issuer” as such term is defined in Item 10(a) of Regulation S-B under the Securities Exchange Act of 1934, as amended. Sutura currently has 32 employees and maintains its headquarters in Fountain Valley, California, in a 20,000 square foot facility. This facility is a QSR (Food and Drug Administration — Quality Systems Regulations) and ISO (International Standards Organization) certified freestanding facility with 2,000 square feet of cleanroom space and an additional 3,200 square feet convertible to cleanroom, if required. Sales offices (with warehouse space) of approximately 1,000 square feet each are leased in Amsterdam, the Netherlands and La Gaude, France to support sales and marketing efforts in Europe.
Subsequent to the issuance of the Company’s financial statements for the year ended December 31, 2007, and on or about November 18, 2008, the management of the Company determined that the Audited Consolidated Balance Sheet as of December 31, 2007 should no longer be relied upon because of errors in those financial statements. (See Note 4 for details)

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
At the end of October 2008 the Board of Directors and executive officers of Company reviewed its operations and cash position and determined that it did not believe that the Company would be able to continue as a going concern beyond December 31, 2008. The Board determined that it was unlikely that available cash, less current liabilities, would be sufficient to sustain operations at current levels beyond December 31, 2008. The Company sought possible additional capital infusion in the form of equity or debt; however, given the current financial markets, the Company believed that it was highly unlikely that it would be able to obtain additional financing on acceptable terms, if at all. Accordingly, the Company began evaluating possible reductions in its operations to conserve cash and other assets for the benefit of its shareholders and creditors. On December 12, 2008, the Company entered into an Asset Purchase Agreement with Nobles Medical Technologies, Inc. which contemplates the sale of the Company’s assets. In light of the determination by the Board of Directors and executive officers and entering into the Asset Purchase Agreement, the accompanying restated financial statements have been reclassified accordingly and presented as discontinued operations. (See Note 3 for details)
NOTE 2. BASIS OF PRESENTATION
PRINCIPALS OF CONSOLIDATION
The consolidated financial statements include the accounts of Sutura Inc. and its wholly owned subsidiaries Technology Visions Inc, HeartStitch, Inc., Sutura BV, Sutura SARL and Sutura GMBH. All significant intercompany accounts and transactions have been eliminated.
USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes. Actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS
The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents. The Company maintains its cash in bank deposit accounts that may exceed federally insured limits. The company has not experienced any losses in such accounts.
MARKETABLE SECURITIES
The Company’s securities are classified as available-for-sale and, as such, are carried at fair value. Securities classified as available-for-sale may be sold in response to changes in interest rates, liquidity needs, and for other purposes.

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as a separate component of stockholder’s equity. Realized gains and losses for securities classified as available-for-sale are reported in earnings based upon the adjusted cost of the specific security sold.
PROPERTY & EQUIPMENT
Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation is computed using various methods over the estimated useful lives of the assets, ranging from three to seven years. Depreciation is computed using accelerated methods based on the estimated useful lives of the assets, generally as follows:

Computer software	3 years
Office furniture and fixtures	5-7 years
Equipment	5 years
FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS
Assets and liabilities of foreign subsidiaries have been translated at year- end exchange rates, while revenues and expenses have been translated at average exchange rates in effect during the year. Resulting cumulative translation adjustments have been recorded as other comprehensive income (loss) as a separate component of stockholders’ equity.
During the year ended December 31, 2007 and 2006, comprehensive income included a net translation loss of $121,072 and $51,190 respectively. Other comprehensive loss, as presented on the accompanying consolidated balance sheet in the stockholders’ equity section amounted to $1,058,236 as of December 31, 2007.
REVENUE RECOGNITION
We recognize revenue in accordance with generally accepted accounting principles as outlined in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104), which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered. We recognize revenue as products are shipped based on FOB shipping point terms when title passes to customers. The Company sells its products in the United States, Germany and France, directly to hospitals and clinics. In all international markets, the Company sells its products to international distributors which subsequently resell the products to hospitals and clinics. We negotiate credit terms on a customer-by-customer basis and products are shipped at an agreed upon price.
All product returns must be pre-approved and, if approved, will be credited at original price.

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SHIPPING AND HANDLING COSTS
In accordance with the Emerging Issues Task Force (EITF) issue 00-10, “Accounting for Shipping and Handling Fees and Costs,” the Company includes shipping and handling revenues in net sales and shipping and handling costs in cost of sales.
ACCOUNTS RECEIVABLE
The company maintains an allowance for uncollectible accounts receivable to estimate the risk of extending credit to customers and distributors. The allowance is estimated based on the customer or distributor’s compliance with our credit terms, the financial condition of the customer or distributor and collection history where applicable. Additional allowances could be required if the financial condition of our customers or distributors were to be impaired beyond our estimates.
IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF:
Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.
INCOME TAXES
The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (SFAS 109). Under SFAS 109, deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
RESEARCH AND DEVELOPMENT COSTS
All research and development costs are charged to operations as incurred.
FAIR VALUE MEASUREMENTS

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
•	Level 1 Inputs Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 Inputs Inputs other than quoted prices in active markets that are observable either directly or indirectly; and

•	Level 3 Inputs Unobservable inputs in which there is little or no market data, which require us to develop our own assumptions.
This hierarchy requires the use of observable market data when available and to minimize the use of unobservable inputs when determining fair value. The Company’s cash equivalent and short-term investment instruments are classified using Level 1 or Level 2 inputs within the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. Investment instruments valued using Level 1 inputs include money market securities and U.S. government agency securities. Investment instruments valued using Level 2 inputs include investment-grade corporate debts, such as bonds and commercial paper.
EARNINGS PER SHARE
Net earnings(loss) per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. Basic net earnings per share is based upon the weighted average number of common shares outstanding. Diluted net earnings per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

	Year to date
	Income	Shares	Per share
	(Numerator)	(Denominator)	amount
Basic earnings per share	$10,500,479	266,730,827	$0.0394
Effect of dilutive securities Options		12,657,084
8% convertible loans	$324,800	26,725,070
Income available to shareholders + assumed conversions	$10,825,279	306,112,981
Diluted earnings per share			$0.0354

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Twelve months ended December 31
	2007	2006
Weighted average shares outstanding — basic	266,730,827	271,229,807
Weighted average shares outstanding — diluted	306,112,981	271,229,807
STOCK-BASED COMPENSATION
Effective January 1, 2006, the Company adopted Statement No. 123R, Share-Based Payment (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is being applied on the modified prospective basis. Prior to the adoption of SFAS 123R, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and accordingly, recognized no compensation expense related to the stock-based plans. Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled.
ISSUANCE OF SHARES FOR SERVICE
The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.
DEBT WITH DETACHABLE STOCK PURCHASE WARRANTS AND BENEFICIAL CONVERSION FEATURES
The proceeds received from debt issued with detachable stock purchase warrants is allocated between the notes and the warrants, based upon the relative fair values of the two securities. The difference between the proceeds allocated to the notes and the face value of the notes is recognized as beneficial conversion feature and reflected as a discount from the convertible notes with a corresponding credit to additional paid-in capital. This beneficial conversion feature together with the value of the warrants is amortized to interest expense over the term of the debt instrument, using the effective interest method.
SEGMENT REPORTING
Statement of Financial Accounting Standards No. 131 (“SFAS 131”), “Disclosure About Segments of an Enterprise and Related Information” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company allocates

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
its resources and assesses the performance of its sales activities based upon geographic locations of its subsidiaries.
The following table presents a summary of operating information for the years ended December 31, 2007 and 2006:

	Three months ended		Three months ended		YTD		YTD
	Dec 31, 2007		Dec 31, 2006		Dec 31, 2007		Dec 31, 2006

Sales in USA	$2,046	3%	$15,995	15%	$21,999	9%	$282,798	45%
Sales in Europe	36,684	47%	57,415	55%	139,542	55%	276,672	44%
Sales Far East	39,500	50%	31,000	30%	90,500	36%	75,100	12%

Total sales	$78,230	100%	$104,410	100%	$252,041	100%	$634,569	100%

	YTD	YTD
	Dec 31, 2007	Dec 31, 2006
Long lived assets Europe	$7,205	$9,381
Long lived assets USA	244,199	411,711
Total long lived assets	$251,404	$421,092

	Three months ended		Three months ended		YTD		YTD
Sales major countries	Dec 31, 2007		Dec 31, 2006		Dec 31, 2007		Dec 31, 2006
France	$16,272	21%	$20,210	19%	$67,319	27%	$82,434	13%
Sweden	7,264	9%	17,717	17%	5,111	2%	37,688	6%
Italy	9,879	13%	16,535	16%	31,873	13%	83,317	13%
Spain	3,269	4%	8,858	8%	35,239	14%	8,508	1%
Hong Kong	$39,500	50%	$31,000	30%	$90,500	36%	$75,100	12%

	Three months ended		Three months ended		YTD		YTD
Sales major customers	Dec 31, 2007		Dec 31, 2006		Dec 31, 2007		Dec 31, 2006
Customer 1	$39,500	50%	$31,000	30%	$90,500	36%	$75,100	12%
Customer 2	9,879	13%	16,535	16%	31,873	13%	83,317	13%
Customer 3	10,460	13%	11,024	11%	45,337	18%	64,284	10%
Customer 4	3,269	4%	8,858	8%	35,239	14%	8,508	1%
CURRENT ACCOUNTING PRONOUNCEMENTS:
In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.
In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:
a. A brief description of the provisions of this Statement
b. The date that adoption is required
c. The date the employer plans to adopt the recognition provisions of this Statement, if earlier.
The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.
In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.
The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning October 1, 2009. Management is

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
currently evaluating the effect of this pronouncement on financial statements.
In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009.
RECLASSIFICATION
Certain 2006 amounts have been reclassified to conform to the 2007 presentation.
NOTE 3. GOING CONCERN (RESTATED)
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business.

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company ended the year with a cash balance of $7,767,196. For the years ended December 31, 2007 and 2006, the company had a net profit of $10,500,479 and a net loss of $11,997,615, respectively. The profit of 2007 was the result of a legal settlement of $23,000,000 received in December of 2007. Corrected for this one time income the company would have incurred a loss of $12,499,521 in 2007. As of December 31, 2007, we had an accumulated deficit of $58,134,208. Also, all the assets of the company have been pledged against the Whitebox Notes.
Historically we have relied on the issuance of notes payables to provide a significant portion of funding for our operations. In 2007 the company arranged additional debt financing of $4,600,000. At December 31, 2007, we had cash, cash equivalents, restricted cash equivalents and marketable securities available for sale of $19,684,886. We believe that current cash and cash equivalents and marketable securities, together with cash receipts generated from sales of the SuperStitch products, will be sufficient to meet anticipated cash needs for operating and capital expenditures through at least December 31, 2008. Nevertheless, we expect to continue to incur substantial costs and cash outlays in 2008 and beyond to support SuperStitch research and development. In 2009 we will require additional funding to continue our operations and will attempt to raise the required capital through either debt or equity arrangements. We cannot provide any assurance that the required capital would be available on acceptable terms, if at all, or that any financing activity would not be dilutive to our current stockholders. If we are not able to raise additional funds, we may be required to significantly curtail our operations and this would have an adverse effect on our financial position, results of operations and cash flows.
At the end of October 2008 the Board of Directors and executive officers of Company reviewed its operations and cash position and did not believe that the Company would be able to continue as a going concern beyond December 31, 2008 as described in NOTE 1 above. The financial statements represent the discontinued operations of an entity.
NOTE 4. RESTATEMENT
On July 1, 2007, Registrant and the Whitebox affiliated parties amended the Whitebox I, Whitebox II and Whitebox III convertible notes. Included in the amendments was an extension of the maturity dates of each of the notes until July 1, 2009, payment of a 3% consent fee, and a reduction to the conversion rate to $.08 per share. At the time of the amendment of the Notes, Registrant determined that there was no intrinsic value resulting from the reduction of the conversion price to $.08 and did not treat the amendments as new loans as the notes were amended and new notes were not issued. However, in response to a comment letter received from the United States Securities and Exchange Commission (“SEC”) and discussions with the SEC Staff, Registrant determined that the July 1st, 2007 extension and changes in the terms of the Whitebox Notes I, II and III should have been accounted for as new notes rather than extensions of existing notes per FASB EITF 96-17. Accordingly certain amounts contained in Registrant’s Annual Report for the year-ended December 31, 2007 should not be relied upon and the amounts have been restated to correct that error. The difference is the immediate amortization of the $634,996 beneficial conversion feature on our books per July 1st, 2007 rather than amortization

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
per our original schedule. The effect is therefore only timing. The outstanding notes payables at December 31, 2007 have been increased by $472,469 and interest expenses, for the year ended December 31, 2007 by $472,469. The effect of these corrections for the year ended December 31, 2007 was an increase in interest expenses from $4,275,905 to $4,748,374. The net income from operations decreased from $10,972,948 to $10,500,479. In the balance sheet per the end of December 31, 2007 accumulated deficit was increased by $472,469 from $57,661,739 to $58,134,208. The Company has restated the financial statements for the year ended December 31, 2007 to give effect to the changes.
SUTURA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Reported	Restated
	At December 31,	At December 31,
	2007	2007
Convertible notes payable- net of beneficial conversion	$16,556,134	$17,028,603

Accumulated deficit	$(57,661,739)	$(58,134,208)
SUTURA, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Reported	Restated
	At December 31,	At December 31,
	2007	2007
Interest Expense	(4,275,905)	(4,748,374)

NET INCOME	10,972,948	10,500,479
NOTE 5 MARKETABLE SECURITIES AND CERTIFICATES OF DEPOSIT
The Company’s securities are classified as available-for-sale and, as such, are carried at fair value. Securities classified as available-for-sale may be sold in response to changes in interest rates, liquidity needs, and for other purposes. Unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as a separate component of stockholder’s equity. Realized gains and losses for securities classified as available-for-sale are reported in earnings based upon the adjusted cost of the specific security sold.
At December 31, 2007, the Company held investments in taxable auction rate preferred securities with a par value of $4,000,000. Auction rate preferred securities are floating rate debt securities with long-term nominal maturities, the interest rates of which are reset periodically (typically every seven to thirty-five days) through a Dutch auction process. These periodic auctions have historically provided a liquid market for auction rate securities, as this mechanism generally allows existing investors to rollover their holdings and continue to own their respective securities at then existing market rates or to liquidate their holdings by selling their securities at par value. Beginning in February 2008, as part of the ongoing credit market crisis, several auction rate securities from various issuers

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
have failed to receive sufficient order interest from potential investors to clear successfully, resulting in auction failures. Historically, when investor demand was insufficient, the banks running the auctions would step in and purchase the remaining securities in order to prevent an auction failure. However, as of recently they have been allowing these auctions to fail. The Company has had confirmation from its bank that all auction rate securities will be liquidated at par within the next 12 months. Sutura does not hold any auction rate securities collateralized by mortgages or collateralized debt obligations. Sutura believes these investments are of high credit quality, as all are investment grade and the majority are rated AAA. None of the securities have been downgraded.
Marketable securities classified as available for sale consisted of the following as of December 31, 2007:

	Acquisition	Market	Accumulated
	cost at	value at	unrealized
	Dec 31 2007	Dec 31 2007	Gain (Loss)
Taxable auction rate securities	$4,000,232	$4,000,000	$(232)
Government bonds	6,339,587	6,303,767	(35,820)
Corporate bonds	477,000	478,605	1,605

Totals	$10,816,819	$10,782,372	$(34,447)

Certificates of deposit consisted of the following as of December 31, 2007:

	Acquisition	Market	Accumulated
	cost at	value at	unrealized
	Dec 31 2007	Dec 31 2007	Loss
Certificates of deposit — Short term	$760,286	$754,616	$(5,670)
Certificates of deposit — Long term	384,855	380,702	$(4,153)

	$1,145,141	$1,135,318	$(9,823)

As of December 31, 2007, the total fair value of Sutura’s investments was valued as follows:

	Fair
	value at	Fair value measurement at reporting date using
	Dec 31 2007	Level 1	Level 2	Level 3
Taxable auction rate securities	$4,000,000	$—	$4,000,000	$—
Government bonds	6,303,767	—	6,303,767	—
Corporate bonds	478,605		478,605
Certificates of deposit	1,135,318	—	1,135,318	—

Less investments held for sale	(3,000,000)		(3,000,000)

Total	8,917,690	$—	8,917,690	—

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 6. ASSETS HELD FOR SALE
Assets held for sale as of December 31, 2007 comprise of the following:

Accounts receivables	$31,603
Inventories	410,569
Prepaid expenses	54,558
Property, plant & equipment	251,404
Deposits	201,263
Marketable securities	3,000,000

Total Assets Held For Sale	$3,949,397

ACCOUNTS RECEIVABLES
The company maintains an allowance for uncollectible accounts receivable to estimate the risk of extending credit to customers and distributors. The allowance is estimated based on the customer or distributor’s compliance with our credit terms, the financial condition of the customer or distributor and collection history where applicable. Additional allowances could be required if the financial condition of our customers or distributors were to be impaired beyond our estimates. The company has provided allowance for bad debts in amounts of $ 56,111 as on December 31, 2007 of which $ 51,000 is for a note receivable on a company which is involved in litigation against Sutura.

December 31
2007
Total accounts receivables	$87,714
Allowance for bad debts	(56,111)

Net accounts receivables	$31,603
INVENTORIES
Inventories are stated at the lower of cost (first-in, first-out method) or market. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value. The Company has established a reserve of $ 350,000 for potential obsolescence of excess inventory of finished goods and components.
Inventories are comprised of the following:

December 31
2007
Raw material/WIP	$367,473
Work in process	279,721
Finished goods	113,375

760,569
Less: Reserve for obsolescence	(350,000)

$410,569

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PROPERTY & EQUIPMENT
Equipment consisted of the following as of:

December 31
2007
Computers	$357,406
Office furniture and fixtures	583,740
Machinery and equipment	2,652,788

3,593,934
Less: Accumulated depreciation	(3,342,530)

$251,404

CUSTOMER DEPOSITS
In 2002, the Company entered into an option and distribution agreement with a distributor. Under the agreement, the Company received $1,250,000 as an advance payment which will be applied against distributor’s future purchases of products. To date, we have shipped only nominal amounts of product to the distributor as an offset to the advance payments. If the Distributor Agreement is subsequently terminated or expires pursuant to their terms, all advance payments that have not been offset by shipped product must be repaid at termination.

December 31
2007
Opening balance per January 1st, 2007	$1,139,975

Applied against shipments	133,664

Ending balance per December 31, 2007	$1,006,311

NOTE 6. LIABILITIES OF DISCONTINUED OPERATIONS
Liabilities of discontinued operations comprised of the following as of December 31, 2007:
ACCOUNTS PAYABLE & ACCRUED EXPENSES
Accounts payable and accrued expenses consist of the following at,

December 31
2007
Accounts payable — trade creditors	$227,629
Accounts payable — legal and professional	53,646
Accrued expenses	155,110
Accrued compensation	2,080,446
Accrued interest payable	841,215

$3,358,047

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Effective December 31, 2007, we wrote-off, and booked as income, $687,485 of unsecured trade payables that we believe are no longer collectible due to the fact that they are beyond the statutory collection period during which a creditor may collect such amounts. All of the liabilities were in excess of six years old. Of such amount, approximately $395,600 is subject to the four-year statute of limitations period in the State of California. We also believe that the remaining $291,885 of the written-off liabilities is subject to California law but, due to lack of sufficient documentation, we are not able to confirm that fact with certainty. Of such amount, even assuming application of the law of the resident state of the creditor, $168,355 would be beyond the applicable state’s statute of limitations period which rang from 3-6 years in such states. As to the remaining $123,580 of written-off liabilities, although the resident state of the creditors have statute of limitations periods ranging from 10-15 years, we have never been approached for collection of any such amounts within the last five years and would argue that the California statute of limitation law applies in each such instance. Notwithstanding, our belief that the written-off liabilities are no longer collectible, if a creditor successfully challenges our position and proceeds to collect amounts, such amounts would then be reversed as an expense and added back to income, and then booked as a liability. If all or a significant portion of the written-off liabilities are successfully challenged by creditors, the result would be a material increase in net loss and liabilities of up to the entire amount written-off.
LOANS PAYABLE — OFFICER
The Company has borrowed monies from two of its officers. The loans are payable on demand, interest free and are unsecured. The Company owes the officers the following amounts at:

December 31
2007
Loans payable to officers on demand, interest free and unsecured	$58,526
Loans payable to officers on demand, interest free and unsecured	61,333

$119,858

NOTES PAYABLE — OFFICER
The Company owes Mr. Ratering, an officer and director of Sutura, the principal amounts of $393,000 and $293,618 pursuant to two promissory notes, each bearing simple interest at 8% and each becoming due and payable on December 31, 2008. On January 1st 2006 and 2007 respectively $171,166 and $68,623 outstanding but unpaid interest was added to the principal sum of the notes.

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31
2007
Notes payable to officer on demand bearing interest rate of 8%, unsecured	$926,408
Total notes payable to officers	$926,408
Interest expense for the year ended December 31, 2007 and 2006 amounted to $74,112 and $68,623 respectively.
NOTES PAYABLE RELATED PARTY
The Company has one note payable to Gauss N.V. for the principal amount of €80,000 pursuant to a promissory note bearing simple interest at 8% and becoming due and payable on December 31, 2008. Gauss N.V. is jointly owned by Mr. Ratering and Mr. Nobles, each of whom is an officer and director of Sutura. On January 1st 2007 and 2006 respectively €8,188 and €22,627 outstanding but unpaid interest was added to the principal sum of the note.

December 31
2007
Notes payable with interest at 8% due and demandable on December 31, 2007	$161,823

Interest expense for the year ended December 31, 2007 and 2006 amounted to $12,191 and $10,321 respectively.
NOTES PAYABLE SHORT TERM
Whitebox bridge loan.
On December 12, 2007, the Registrant issued an unsecured Promissory Note in the principal amount of $100,000 to Pandora Select Partners, L.P., a British Virgin Islands limited partnership, an affiliate of Whitebox Advisors, LLC. The principal balance the note bore a one-time interest charge of Two Thousand Dollars ($2000). The Company paid the outstanding amounts of principal and interest due under this note on January 15, 2008.
CONVERTIBLE NOTES PAYABLE (RESTATED)
WHITEBOX I
On September 17, 2004, the Company arranged a debt financing of $6,550,000 from Whitebox Advisors and affiliated parties in exchange for the issuance of eighteen-month 12% convertible promissory notes and warrants (“Whitebox I”). The performance of the notes is secured by all of the assets of the company.
The notes had conversion rights based on a company valuation of $100 million and if all converted would increase the number of outstanding shares by 14,464,644. The number of shares issuable upon exercise of the Whitebox I warrant and the warrant exercise price were based on a Company valuation of $100 million divided by the number of fully diluted shares of Common Stock outstanding on February 28, 2005. The Whitebox I warrant has a term of 5 years which expires on September 17, 2009. The total numbers of shares issuable upon exercise of the Whitebox I warrant were 14,423,512 at

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
an exercise price of $ 0.4541. The relative fair value of the warrants using the Black Scholes method assuming a volatility of the stock of 89%, term of five years and a discount of 3.52% was determined to be $ 2,928,362. The Company allocated the investment proceeds to the debt and warrants based on their relative fair values. The beneficial conversion feature of the notes was determined to be $ 3,621,636 and together with the value of the warrants recorded as a debt discount, a reduction of the carrying amount of the debt.
Using the effective interest method the total debt discount of the Whitebox I notes has been amortized over the term of the notes and charged to interest expense. In the years ending December 31, 2007 and 2006 $582,755 and $1,165,509 respectively was expensed.
On June 30, 2006, the Company and the Whitebox affiliated parties entered into an agreement amending the notes issued in connection with Whitebox I by extending the maturity dates until July 1, 2007.
On August 25, 2006, the Company and the Whitebox affiliated parties entered into a further agreement amending the notes issued in connection with Whitebox I by lowering the conversion rate to $ 0.15 per share. If all of the Whitebox I notes are converted the company would have issued to the Whitebox affiliates 43,666,667 shares in the aggregate at a conversion rate of $ 0.15.
On July 1, 2007, the Company and the Whitebox affiliated parties entered into a further agreement amending the notes issued in connection with Whitebox I by extending the maturity dates until July 1, 2009 in exchange for a 3% consent fee to be added to the note and a new conversion rate of $0.08 per share. The amount of the consent fee of $196,500 will be charged to interest expenses over the 2 year term of the note. In the six months period ended December 31, 2007 $49,126 was amortized and charged to interest. The fair value of the conversion rights of the consent fee using the Black Scholes method assuming a volatility of the stock of 184%, term of two years and a discount of 4.80% was determined to be $163,361 and will be charged to interest expenses over the term of the loan. In the six months period ended December 31, 2007 $40,840 was amortized and charged to interest. If all of the Whitebox I notes are converted the company will currently issue to the Whitebox affiliates 84,331,250 shares in the aggregate at a conversion rate of $0.08.
Interest expense for Whitebox I for the year ended December 31, 2007 and 2006 amounted to $846,916 and $786,000 respectively.
As part of the July 1, 2007 agreement the interest expenses payable at the end of each quarter may be converted in a new note at the same terms of the original note. The company elected to issue a new note (Whitebox Ia) of $202,395 per September 30, 2007 with 12% interest and convertible at $0.08 per share. If all of the Whitebox Ia notes are converted the company will currently issue to the Whitebox affiliates 2,529,938 shares in the aggregate at a conversion rate of $0.08.
Interest expense for Whitebox Ia for the year ended December 2007 was $6,072.
WHITEBOX II

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
On March 24, 2005, the Company arranged a debt financing of $3,000,000 from Whitebox and affiliated parties in exchange for the issuance of eighteen-month 8% secured convertible promissory notes and 1,666,667 warrants at an exercise price of $ 0.88. (“Whitebox II”). The performance of the notes is secured by all of the assets of the company.
The notes, or any portion thereof, were convertible at the election of Whitebox based upon a conversion rate that is equal to the greater of (i) $150,000,000 divided by the total number of outstanding shares of the Company (on a fully diluted, as converted basis, but excluding any shares issuable pursuant to the Whitebox II notes or warrants) or (ii) the average closing bid price for the Company’s common stock for the 20 trading days preceding the conversion notice.
The Company allocated the investment proceeds to the debt and warrants based on their relative fair values. The relative fair value of the warrants using the Black Scholes method assuming a volatility of the stock of 89%, term of five years and a discount of 3.52% was determined to be $ 325,479 which was recorded as debt discount, a reduction of the carrying amount of the debt. There was no beneficial conversion feature on the notes. Using the effective interest method the fair value of the warrants will be amortized over the term of the note and charged to interest expense. In the years ending December 31, 2007 and 2006 $67,876 and $135,752 respectively was expensed. The Company further incurred financial consulting fees of $ 240,000 which is also recorded as a debt discount, a reduction of the carrying amount of the debt and which will be amortized over the terms of the loan. In the years ending December 31, 2007 and 2006 $40,000 and $80,000 respectively was expensed as a general expense.
On June 30, 2006, the Company and the Whitebox affiliated parties entered into an agreement amending the Whitebox II notes and warrants by extending the maturity dates until July 1, 2007 and increasing the interest to 12% as per September 18, 2006. The exercise price of the warrants was reduced to $0.45.
The fair value of the change in the exercise price of the warrant is $ 41,362 using the Black Scholes method assuming a volatility of the stock of 95%, remaining term of four years and a discount rate of 4.1%. This amount has been expensed and charged to interest expenses.
On August 25, 2006, the Company and Whitebox entered into a further amendment by lowering the conversion rate of the note to $ 0.15 per share. If all of the Whitebox II notes are converted the company would currently issue to the Whitebox affiliates 20,000,000 shares. Before the amendment the Whitebox I notes were convertible into an aggregate of 5,425,433 shares based on a conversion rate of $0.553.
On July 1, 2007, the Company and the Whitebox affiliated parties entered into a further agreement amending the notes issued in connection with Whitebox II by extending the maturity dates until July 1, 2009 in exchange for a 3% consent fee to be added to the note and a new conversion rate of $0.08 per share. The amount of the consent fee of $90,000 will be charged to interest expenses over the 2 year term of the note. In the year ended December 31, 2007 $22,500 was amortized and charged to interest. The fair value of the conversion rights of the consent fee using the Black Scholes method assuming a volatility of the stock of 184%, term of two years and a discount of 4.80% was determined to be $74,822 and will be charged to

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
interest expenses over the term of the loan. In the year ended December 31, 2007 $18,706 was amortized and charged to interest. If all of the Whitebox II notes are converted the company will currently issue to the Whitebox affiliates 38,625,000 shares in the aggregate at a conversion rate of $0.08.
Interest expense for the year ended December 31, 2007 and 2006 amounted to $387,900 and $274,000 respectively.
As part of the July 1, 2007 agreement the interest expenses payable at the end of each quarter may be converted in a new note at the same terms of the original note. The company elected to issue a new note (Whitebox IIa) of $92,700 per September 30, 2007 with 12% interest and convertible at $0.08 per share. If all of the Whitebox IIa notes are converted the company will currently issue to the Whitebox affiliates 1,158,750 shares in the aggregate at a conversion rate of $0.08. Interest expenses for Whitebox IIa for the year ended December 2007 were $2,781.
WHITEBOX III
On September 7, 2005, the Company arranged a debt financing of $7,000,000 from Whitebox and affiliated parties in exchange for the issuance of 36 month secured convertible promissory notes and warrants. (“Whitebox III”). The notes are secured by all of the assets of the Company, bear interest at an annual rate of 8% and require interest payments to be made on a quarterly basis. Beginning on April 30, 2007, and on the last day of each month thereafter, through and including August 2008, the Company is required to make aggregate principal payments of $250,000 on the Whitebox III notes.
The notes were convertible into common stock determined by a company valuation of $250,000,000 divided by the total number of fully diluted shares outstanding on the conversion date. On September 30, 2006, based on the then outstanding shares of the Company, the Whitebox III notes were convertible into an aggregate of 7,595,606 shares resulting in a conversion rate of $0.8848. The total numbers of warrants issued with a term of 5 years are 1,609,197 at an exercise price of $         .87. The relative fair value of the warrants using the Black Scholes method assuming a volatility of the stock of 85%, term of five years and a discount of 3.89% was determined to be $ 891,404 and was recorded as debt discount, a reduction of the carrying amount of the debt. The beneficial conversion feature of the notes was determined to be $ 839,234 and also recorded as a debt discount. Using the effective interest method the beneficial conversion feature and the value of the warrants will be amortized over the 36 months term of the note and charged to interest expense. In the years ending December 31, 2007 and 2006 $1,079,365 and $503,353 respectively was expensed. The Company further incurred financial consulting fees of $ 560,000 which is also recorded as a debt discount, a reduction of the carrying amount of the debt and which will be amortized over the terms of the loan. In the years ending December 31, 2007 and 2006 $186,668 and $186,668 respectively was expensed as a general expense.
On June 30, 2006, the Company and the Whitebox affiliated parties entered into an agreement amending the notes and warrants issued in connection with Whitebox III by extending the commencement date of payments of principal due under the Whitebox III notes from April 30, 2007 until July 1, 2007 and by increasing the interest rate under this note to twelve percent (12%) as of September 7, 2007. The per share exercise price of the warrants was

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
reduced to $ 0.45. The fair value of the change in the exercise price of the warrant is $ 92,520 using the Black Scholes method assuming a volatility of the stock of 95%, remaining term of 4.5 years and a discount rate of 4.1%. This amount has been expensed and charged to interest expenses.
On August 25, 2006, the Company and Whitebox entered into a further amendment by lowering the conversion rate of the note to $ 0.15 per share. If all of the Whitebox III notes are converted the company would currently issue to the Whitebox affiliates 46,666,667 shares. Before the amendment the Whitebox III notes were convertible into an aggregate of 7,595,606 shares based on a conversion rate of $0.8848.
On July 1, 2007, the Company and the Whitebox affiliated parties entered into a further agreement amending the notes issued in connection with Whitebox III by extending the maturity dates until July 1, 2009 in exchange for a 3% consent fee to be added to the note and a new conversion rate of $0.08 per share. The amount of the consent fee of $210,000 will be charged to interest expenses over the 2 year term of the note. In the year ended December 31, 2007 $55,200 was amortized and charged to interest. The fair value of the conversion rights of the consent fee using the Black Scholes method assuming a volatility of the stock of 184%, term of two years and a discount of 4.80% was determined to be $174,584 and will be charged to interest expenses over the term of the loan. In the year ended December 31, 2007 $43,646 was amortized and charged to interest. If all of the Whitebox III notes are converted the company will currently issue to the Whitebox affiliates 90,125,000 shares in the aggregate at a conversion rate of $0.08.
Interest expense for the year ended December 31, 2007 and 2006 amounted to $711,425 and $560,000 respectively.
As part of the July 1, 2007 agreement the interest expenses payable at the end of each quarter may be converted in a new note at the same terms of the original note. The company elected to issue a new note (Whitebox IIIa) of $162,625 per September 30, 2007 with 12% interest and convertible at $0.08 per share. If all of the Whitebox IIIa notes are converted the company will currently issue to the Whitebox affiliates 2,032,813 shares in the aggregate at a conversion rate of $0.08.
Interest expense for Whitebox IIIa for the year ended December 2007 was $4,879.
IDYLWOOD
On April 27, 2006, the Company completed the private placement of $ 750,000 aggregate principal amount of Convertible Promissory Notes with Idylwood Partners L.P. (the “Idylwood Note”) The Idylwood Note bears interest at the rate of eight percent (8%) per annum. The Idylwood note had conversion rights of 15,151,515 shares at a conversion price of $ 0.0495. On December 30, 2007 the company paid back the note and all accrued interest.
Interest expense for the year ended December 31, 2007 and 2006 amounted to $60,000 and $40,500 respectively.
WHITEBOX V

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
On December 13, 2006, the Company arranged a debt financing of $1,500,000 from Whitebox and affiliated parties in exchange for the issuance of 18 month secured convertible promissory notes. (“Whitebox V”). The notes are secured by all of the assets of the Company, bear interest at an annual rate of 8% and require interest payments to be made on a quarterly basis.
The notes are convertible, at the option of Whitebox, into common stock, par value $0.001, at a conversion rate of $0.045 per share. If all of the Whitebox V notes are converted the company would currently issue to the Whitebox affiliates 33,333,333 shares.
The Agreement gives Sutura the right to pay all or any portion of future scheduled interest payments due under Whitebox V in shares of Sutura’s common stock, par value $0.001, at a conversion rate equal to the greater of (i) $0.045 per share; or (ii) the average of the daily closing bid prices for the Company’s Common Stock over a period of 30 consecutive trading days, with the last day of such 30 day period to be the trading day immediately prior to the day in which a 2007 Interest Payment is due.
The company and Whitebox further agreed that Whitebox has the right to invest a further $1,500,000 on or before March 31, 2007 (collectively, the “New Loan”) at the same terms as the current loan. The relative fair value of this option, using the Black Scholes method assuming a volatility of the stock of 226%, term of 3.5 months and a discount of 4.1% was $ 414,548. The Company allocated the investment proceeds to the debt and warrants based on their relative fair values. The fair value of the beneficial conversion feature of the notes was determined to be $ 247,882 using the Black Scholes method assuming a volatility of the stock of 226%, term of 18 months and a discount of 4.1%. The beneficial conversion feature and the value of the option are recorded as a debt discount, a reduction of the carrying amount of the debt. Using the effective interest method this debt discount will be amortized over the 18 months term of the note and charged to interest expense. In the years ending December 31, 2007 and 2006 $401,468 and $ 12,660 respectively was expensed. The Company further incurred financial consulting fees of $ 90,000 which it also recorded as a debt discount, a reduction of the carrying amount of the debt and which will also be amortized over the term of the loan. In the years ending December 31, 2007 and 2006 $60,000 and $2,500 respectively was expensed as a general expense. Interest expense for the year ended December 31, 2007 and 2006 amounted to $120,000 and $5,667 respectively.
On July 1, 2007, the Company and the Whitebox affiliated parties entered into a further agreement amending the notes issued in connection with Whitebox V. As part of the July 1, 2007 agreement the interest expenses payable at the end of each quarter may be converted in a new note at the same terms of the original note. The company elected to issue a new note (Whitebox Va) of $30,000 per September 30, 2007 with 8% interest and convertible at $0.045 per share. If all of the Whitebox Va notes are converted the company will currently issue to the Whitebox affiliates 666,666 shares in the aggregate at a conversion rate of $0.045.
Interest expense for Whitebox IIIa for the year ended December 2007 was $900.
WHITEBOX VI

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
On March 5, 2007, Whitebox exercised the above mentioned option and the Company arranged a debt financing of $1,500,000 from Whitebox affiliated parties in exchange for the issuance of 18 month secured convertible promissory notes. (“Whitebox VI”). The notes are secured by all of the assets of the Company, bear interest at an annual rate of 8% and require interest payments to be made on a quarterly basis. The notes are convertible, at the option of Whitebox, into common stock, par value $0.001, at a conversion rate of $0.045 per share. If all of the Whitebox VI notes are converted the company would currently issue to the Whitebox affiliates 33,333,333 shares.
The Agreement gives Sutura the right to pay all or any portion of future scheduled interest payments due under Whitebox VI in shares of Sutura’s common stock, par value $0.001, at a conversion rate equal to the greater of (i) $0.045 per share; or (ii) the average of the daily closing bid prices for the Company’s Common Stock over a period of 30 consecutive trading days, with the last day of such 30 day period to be the trading day immediately prior to the day in which a 2007 Interest Payment is due.
The Company incurred financial consulting fees of $ 90,000 which it recorded as a debt discount, a reduction of the carrying amount of the debt and which will also be amortized over the term of the loan. In the year ending December 31, 2007 $47,500 was expensed as a general expense.
Interest expense for the year ended December 31, 2007 amounted to $98,333.
On July 1, 2007, the Company and the Whitebox affiliated parties entered into a further agreement amending the notes issued in connection with Whitebox VI. As part of the July 1, 2007 agreement the interest expenses payable at the end of each quarter may be converted in a new note at the same terms of the original note. The company elected to issue a new note of $30,000 (Whitebox VIa) per September 30, 2007 at 8% interest and convertible at $0.045 per share. If all of the Whitebox VIa notes are converted the company will currently issue to the Whitebox affiliates 666,666 shares in the aggregate at a conversion rate of $0.045. Interest expenses for Whitebox VIa for the year ended December 2007 were $900.
SYNAPSE SETTLEMENT NOTE
In connection with the settlement of certain shareholder litigation proceedings, effective as of June 1, 2007, the Company issued and delivered to Synapse Capital, LLC, for itself and as agent for the benefit of certain other parties to the settlement, a convertible secured promissory note in the principal amount of $400,000. The convertible secured promissory note bears interest at 8% per annum. The interest is payable quarterly in arrears, and may be paid in capital stock at an interest conversion rate of $0.08 per share. The principal amount of the note, together with any accrued but unpaid interest will be due and payable in eighteen (18) months or may be converted pursuant to the terms of the note at the rate of $0.15 per share, subject to certain adjustments. Lastly, in connection with the settlement, the Company, the plaintiff parties and the Whitebox parties have entered into a Fifth Amended and Restated Registration Rights Agreement which provides the Whitebox parties and the plaintiff parties with, among other things, certain rights to request a registration of shares for resale pursuant to the Securities Act of 1933 relating to:

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.	the shares of Common Stock issuable upon conversion of any principal or interest due under any notes issued in connection with any of the Whitebox financings;

2.	the shares of Common Stock issued in connection with any Whitebox financings;

3.	the shares of Common Stock issuable upon exercise of any warrants issued in connection with any Whitebox financings; and

4.	the shares of Common Stock issuable upon conversion of principal or interest due under the note issued to Synapse Capital, LLC in connection with the settlement of the shareholder litigation.
Interest expense for the year ended December 31, 2007 was $18,667.
WHITEBOX VIII
On September 21, 2007, the Company arranged a debt financing of $1,000,000 from Whitebox affiliated parties in exchange for the issuance of 12-month secured convertible promissory notes. (“Whitebox VIII”). The notes are secured by all of the assets of the Company, bear interest at an annual rate of 8% and require interest payments to be made on a quarterly basis. The notes are convertible, at the option of Whitebox, into common stock, par value $0.001, at a conversion rate of $0.07 per share. If all of the Whitebox VIII notes are converted the company would currently issue to the Whitebox affiliates 14,258,714 shares. Interest only is payable in cash or in the form of a newly issued convertible promissory note, at the same terms and conditions as the original note, quarterly in arrears on the last day of each calendar quarter, beginning December 31, 2007. Interest expense for the year ended December 31, 2007 was $22,000.
A summary of the convertible notes is as follows at:

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31	December 31
	2007	2006
Whitebox I	$6,746,500	$6,550,000
Whitebox Ia	202,395	—
Whitebox II	3,090,000	3,000,000
Whitebox IIa	92,700	—
Whitebox III	7,210,000	7,000,000
Whitebox IIIa	162,625	—
Idylwood Partners LLP	—	750,000
Whitebox V	1,500,000	1,500,000
Whitebox Va	30,000	—
Whitebox VI	1,500,000	—
Whitebox VIa	30,000	—
Synapse settlement note	400,000	—
Whitebox VIII	1,000,000	—

	$21,964,220	$18,800,000
Debt issue costs	(193,664)	(437,832)
Loan commitment expenses	(372,374)	—
Beneficial conversion feature	(557,881)	(2,414,491)

	$20,840,301	$15,947,678

Classified as current liability	$3,811,698	—
Classified as long term liability	$17,028,603	$15,947,678
Summary of convertible notes conversion rights:

	Conversion		Intrinsic	Conversion		Intrinsic
	shares per	Conversion	value per	shares per	Conversion	value per
	Dec 31 2006	price	December	Dec 31 2007	price	December

Whitebox I	43,666,667	$0.1500	$—	84,331,250	0.0800	$—
Whitebox Ia	—	—	—	2,529,938	0.0800	—
Whitebox II	20,000,000	0.1500	—	38,625,000	0.0800	—
Whitebox IIa	—	—	—	1,158,750	0.0800	—
Whitebox III	46,666,667	0.1500	—	90,125,000	0.0800	—
Whitebox IIIa	—	—	—	2,032,813	0.0800	—
Idylwood Partners	15,151,515	0.0495	7,576	—	0.0495	—
LLP Whitebox V	33,333,333	0.0450	166,667	33,333,333	0.0450	500,000
Whitebox Va	—	—	—	666,667	0.0450	10,000
Whitebox VI	—	—	—	33,333,333	0.0450	500,000
Whitebox VIa	—	—	—	666,667	0.0450	10,000
Synapse settlement note		—	—	2,666,667	0.1500	—
Whitebox VIII	—	—	—	14,285,714	0.0700	—

	158,818,182		$174,242	303,755,131		$1,020,000

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTES PAYABLES LONG TERM
WHITEBOX VII
On May 18, 2007, and on June 13, 2007, the Company borrowed an aggregate principal amount of $350,000 and $200,000, respectively, evidenced by unsecured promissory notes (“Whitebox VII”) issued to certain affiliates of Whitebox. On July 2, 2007, the Company borrowed an further aggregate principal amount of $1,150,000 evidenced by unsecured promissory notes (“Whitebox VIII”) delivered to certain affiliates of Whitebox Advisors, LLC bringing the total amount to $1,700,000.
The Whitebox VII notes bear interest from the date issued at the rate of twelve percent (12%) per annum. All accrued interest and principal is due and payable in a balloon payment upon the sixtieth (60th) anniversary of the applicable Whitebox VII notes. The Company may prepay the Whitebox VII notes, in whole or in part, upon five (5) days prior written notice to the payee at a cost equal to accrued interest plus the present value of the notes discounted at a rate equal to (x) the then U.S. Treasury rate for 5-year notes as reported by Bloomberg on the date of such prepayment notice, plus (y) 100 basis points.
If the Company or its controlling stockholders enter into a definitive agreement relating to the sale or transfer of all or substantially all of the Company’s business or assets, the Company must give the note payees at least fifteen (15) days prior written notice of the proposed date for consummation of the transaction and, the entire principal balance of the notes, and all accrued but unpaid interest, shall be due and payable immediately prior to (and as a condition of) the closing on the transaction. In addition to the payment of outstanding principal and any accrued but unpaid interest, the Company must also pay to the payees a prepayment penalty amount equal to the present value of the remaining unpaid coupons that would otherwise by paid through maturity but for the transaction, and discounted at a rate equal to (x) the then U.S. Treasury rate for 5-year Notes as reported by Bloomberg on the date of such prepayment notice, plus (y) 100 basis points.
A summary of the long term notes is as follows at:

	December 31	December 31
	2007	2006
Whitebox VII	$1,700,000	$—
Interest expense for the year ended December 31, 2007 was $107,267.
NOTES PAYABLES OFFICERS
The Company borrowed an aggregate principal amount of $400,000 evidenced by Promissory Notes (the “ Affiliate Notes”), dated July 16, 2007 and issued to certain officers and directors of the Company, or their affiliates. The Notes were issued to GrootKasteel, B.V. ($200,000 principal amount), the Lynne D. Teckman Trust ($100,000 principal amount), and The Bjorkman Family Trust, dated November 2, 2000 ($100,000 principal amount). The Affiliate Notes are unsecured and are in substantially the same form as the promissory notes issued to certain affiliates of Whitebox Advisors on

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
July 2, 2007. Issuance of the Affiliate Notes was approved by a disinterested majority of the Company’s Board of Directors. The Affiliate Notes bear interest from the date issuance at the rate of twelve percent (12%) per annum. All accrued interest and principal is due and payable in a balloon payment upon the sixtieth (60th) month anniversary of the Affiliate Notes. The Company may prepay the Notes, in whole or in part, upon five (5) days prior written notice to the payee at a cost equal to accrued interest plus the present value of the Affiliate Notes discounted at a rate equal to (x) the then U.S. Treasury rate for 5-year Notes as reported by Bloomberg on the date of such prepayment notice, plus (y) 100 basis points.
A summary of the convertible notes is as follows at:
A summary of the long term notes to officers is as follows at:

	December 31	December 31
	2007	2006
Officers	$400,000	$—
Interest expense for the year ended December 31, 2007 amounted to $ 20,000.
NOTE 8. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK
The majority of the Sales in the years ended December, 2007 and 2006 was made to a few customers. At December 31, 2007 the total sales to two major customers was $80,578 and the receivable balance from these major customers was $23,870. In fiscal year 2006, the two major customers comprised approximately $147,600 of the Company’s total sales and the receivable balance from these major customers was $29,304. Management believes that customer acceptance, billing, and collection policies are adequate to minimize potential risk on trade receivables.
NOTE 9. TAXES ON INCOME
Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
At December 31, 2007 the Company had available federal and state net operating loss carryforwards amounting to approximately $32,020,000 that are available to offset future federal and state taxable income and that expire in various periods through 2027 for federal tax purposes and 2014 for state tax purposes. At December 31, 2007, the Company has foreign tax loss carry forwards of approximately $3,467,000 that do not expire. No benefit has been recorded for any loss or credit carryforwards, and utilization in future years may be limited under Sections 382 and 383 of the Internal Revenue Code if significant ownership changes have occurred or from future tax legislation changes.

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net deferred tax asset	$(14,444,134)
Inventory Reserve	119,000
Less valuation allowance	(14,325,134)

Net deferred tax asset	$—

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Consolidated Statements of Operations:

	December 31	December 31
	2007	2006
Tax expense (credit) at statutory rate federal	(32)%	(32)%
State tax expense net of federal tax	(8)	(8)
Permanent differences	1	1
Valuation allowance	39	39

Tax expense at actual rate	—	—

NOTE 10. FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS
SFAS 130 requires unrealized gains and losses on the Company’s available for sale securities, currency translation adjustments, and minimum pension liability, which prior to adoption were reported separately in stockholders’ equity, to be included in other comprehensive income. Comprehensive loss included net translation losses of $76,801 for the year ended December 31, 2007 and $51,190 for the year ended December 31, 2006 respectively.
As of December 31, 2007, other comprehensive loss, as presented on the accompanying consolidated balance sheet in the stockholders’ equity section consists of accumulative foreign currency translation loss of $1,013,965 and unrealized loss on marketable securities of $44,271.
NOTE 11. COMMITMENTS
The company previously leased its facilities in Fountain Valley, California (Newhope Street Property), from its president Anthony Nobles. On August 2, 2004, Mr. Nobles sold the Newhope Street Property to NV Properties LLC, a Nevada limited liability company. At the same time, NV Properties entered into a new lease with the Company on substantially the same economic terms as the prior lease between the Company and Mr Nobles. The term is for a period of ten years, commencing on August 1, 2004. The base rent is $28,117 per month.
The future minimum monthly lease payments under the facility operating lease, whose terms are in excess of one year follows:

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ending
December 31,
2007	$327,600
2008	337,409
2009	337,409
2010	337,409
2011	337,409

Total	$1,677,236
The company arranged several debt financings from Whitebox Advisors and related parties in exchange for the issuance of convertible promissory notes and warrants. The performance of these notes is secured by all of the assets of the company.
NOTE 12. RELATED PARTY TRANSACTIONS
On November 21, 2007, the Company entered into a Common Stock Purchase Agreement with GrootKasteel, B.V., a Dutch company, pursuant to which GrootKasteel purchased 1,420,455_shares of the Company’s common stock, par value $0.001 per share, at a purchase price of $.0704 per share. Gauss N.V. holds 100% of the ownership interests of GrootKasteel. Dr. Anthony Nobles and Egbert Ratering, each an officer and director of the Company, jointly own Gauss N.V.
The Company, as successor to Prior Sutura, currently owes Mr. Ratering, an officer and director of Registrant, the principal amounts of $516,091 and $410,317 pursuant to two promissory notes. In 2007, each of the notes bore simple interest at 8% and were to be due and payable on December 31, 2007. The accrued interest on such notes as of December 31, 2007 was $41,287 and $32,825 respectively. On January, 17, 2008 each of the notes were amended to extend the maturity date of each of the notes to July 1, 2009, to increase the interest rate to 10% (effective as of January 1, 2008), and to provide that each of the notes were to be convertible at the election of Mr. Ratering into 11,580,090 shares of the Company’s Common Stock at a conversion rate of $0.08 per share.
The company leased its facilities in Fountain Valley, California (Newhope Street Property) from Dr. A Nobles, an officer of the Company. On August 2, 2004, the officer sold a majority interest in the Newhope Street Property to NV Properties LLC, a Nevada limited liability company. At the same time, NV Properties entered into a new lease with the Company on substantially the same economic terms as the prior lease between the Company and the officer of the Company. During the fiscal year 2007, Dr. Nobles, CEO of the Company, was a member with a 20.1051% interest in NV Properties and served as one of its three managers.
NOTE 13. LEGAL PROCEEDINGS
On February 16, 2005, Millenium Holding Group, Inc. filed a complaint against Prior Sutura in the United States District Court, District of

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Nevada, Case No. CV-S 05-0356-JCM-LRL, alleging, among other things, that Prior Sutura conspired with Fusion Capital, to breach the implied covenant of good faith and fair dealing in connection with its termination of a merger agreement with Millenium. In March, 2007, the Company was successful in its motion for Summary Judgement in this action. All that remains is resolution of the Company’s counterclaims against Millenium for payment of $60,000 due under a Promissory Note in favor of the Company. The Company expects to resolve its counterclaims in this matter in the near term.
On June 30, 2005, certain stockholders of Prior Sutura filed two separate, but related, complaints in the Superior Court of the State of California, County of Orange-Central Justice Center. The Company and the primary plaintiffs in the two actions (Synapse Fund I, Synapse Fund II and Go Industries, Inc.) held settlement discussions to resolve the disputes raised in these two complaints, and reached an agreement in principal to settle the litigation between the parties. The settlement agreement was approved by the Superior Court on June 1, 2007. Among other terms, as part of the settlement agreement the Company delivered to Synapse Fund I, LLC, for the benefit of all plaintiffs, a convertible secured promissory note in the principal amount of $400,000. The settlement agreement also contained certain covenants of Messrs. Nobles and Ratering and mutual releases between the parties. The convertible secured promissory note bears interest at 8% per annum, payable quarterly in arrears, and may be paid in capital stock at a conversion rate of $0.08 per share. The principal amount of the note, together with any accrued but unpaid interest will be due and payable in eighteen (18) months or may be converted pursuant to the terms of the note at the rate of $0.15 per share. Lastly, in connection with the settlement agreement, the Company has agreed to provide the plaintiffs with rights to have the shares issuable upon conversion of principal or interest due under the note to be registered for resale pursuant to the Securities Act of 1933 if at any time any Whitebox affiliate exercises its rights to require shares of the Company to be registered.
On July 5, 2007, a shareholder filed a complaint against the Company and Dr. Nobles, an officer of the Company entitled Pham v. Nobles, et al. (Orange County (California) Superior Court Case No. 07CC07644). Plaintiff has asserted causes of action for breach of contract, fraud and negligent misrepresentation against both the Company and Dr. Nobles. The Company filed an answer to Plaintiff’s complaint on October 31, 2007. The Parties then agreed that Plaintiff’s claims against the Company are subject to a written arbitration agreement and have therefore agreed that the case be stayed and submitted to binding arbitration. On January 31, 2008, the court stayed this case pending binding arbitration and set an order to show cause hearing as to why the case should not be dismissed for July 9, 2008. Plaintiff has not yet filed an arbitration demand nor initiated the arbitration process. The Company intends to vigorously defend all claims brought against it in this matter.
NOTE 14. STOCKHOLDER’S DEFICIT
COMMON STOCK
As part of the Side agreement of August 25, 2006 signed between the Company and Whitebox , the Company had the right to pay all or any portion of future scheduled interest payments due under Whitebox I,II and III in

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
shares of Registrant’s common stock, par value $0.001, at a conversion rate equal to the greater of (i) $0.08 per share; or (ii) the average of the daily closing bid prices for the Company’s Common Stock over a period of 30 consecutive trading days, with the last day of such 30 day period to be the trading day immediately prior to the day in which a Interest Payment is due. A “trading day” is (x) a day on which the Common Stock is traded on the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ SmallCap Market or OTC Bulletin Board (all “Trading Markets”), or (y) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets, LLC (or any similar organization or agency succeeding to its function of reporting prices).
On March 31, 2007 the company elected to issue 5,331,250 shares at a price of $.08 to Whitebox in payment of $426,500 in interest expenses for the 1st Quarter of 2007.
On June 30, 2007 the company elected to issue 5,331,250 shares at a price of $.08 to Whitebox in payment of $426,500 in interest expenses for the 2nd Quarter of 2007.
The Agreement of December 13, 2006 for the financing of Whitebox V and Whitebox VI gave Sutura the right to pay all or any portion of future scheduled interest payments due under Whitebox V and VI in shares of Sutura’s common stock, par value $0.001, at a conversion rate equal to the greater of (i) $0.045 per share; or (ii) the average of the daily closing bid prices for the Company’s Common Stock over a period of 30 consecutive trading days, with the last day of such 30 day period to be the trading day immediately prior to the day in which a 2007 Interest Payment is due.
On March 31, 2007 the company elected to issue 614,242 shares at a price of $.07163 to Whitebox in payment of $ 44,000 in interest expenses for the 2nd Quarter of 2007.
On June 30, 2007 the company elected to issue 751,624 shares at a price of $.07983 to Whitebox in payment of $ 60,000 in interest expenses for the 2nd Quarter of 2007.
The terms of the Synapse settlement note stipulate that the Company has the right to pay all or any portion of future scheduled interest payments due under the note in shares of Registrant’s common stock, par value $0.001, at a conversion rate equal to the greater of (i) $0.08 per share; or (ii) the average of the daily closing bid prices for the Company’s Common Stock over a period of 30 consecutive trading days, with the last day of such 30 day period to be the trading day immediately prior to the day in which a Interest Payment is due.
On June 30, 2007 the company elected to issue 33,333 shares at a price of $.08 to Synapse in payment of $2,667 in interest expenses for the 2nd Quarter of 2007.
On November 21, 2007, the Company entered into a Common Stock Purchase Agreement with GrootKasteel, B.V., a Dutch company, pursuant to which GrootKasteel purchased 1,420,455_shares of the Company’s common stock, par value $0.001 per share, at a purchase price of $.0704 per share. Gauss N.V. holds 100% of the ownership interests of GrootKasteel. Dr. Anthony Nobles and Egbert Ratering, each an officer and director of the Company, jointly own Gauss N.V.
NOTE 15. STOCK BASED COMPENSATION

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In February 1999, the Company adopted the 1999 Stock Option Plan (1999 Plan) and in 2001 the 2001 Stock Option Plan (2001 Plan). Under the terms of these plans, incentive stock and non-statutory stock Options to purchase 48,815,000 shares of the Company’s common stock are available for grant to directors, employees, consultants and advisors. Vesting of the options in both plans commences on the grant date and options generally vest at a rate of 25% per year and expire within 10 years of date of grant for the 1999 plan and within 5 years for the 2001 plan.
On January 6, 2006, the entire Board of Directors of the Company unanimously approved the Sutura, Inc. 2006 Stock Option Plan. The number of shares of the Company’s common stock subject to the plan may not exceed 20,000,000. The plan may be administered by the board of directors or by a committee thereof and permits the issuance of non-qualified stock options to employees, officers, directors and consultants of the Company and incentive stock options only to employees of the Company. The board or committee administering the plan has broad authority to determine the amount and vesting terms of any option grant.
On May 8, 2007 the entire Board of Directors also unanimously approved the issuance of non-qualified options to employees, directors and consultants of the Company to purchase 2,300,000 shares of the Company’s common stock pursuant to the plan. All of these options have an exercise price of $0.07 ,are subject to a four year vesting period whereby 25% of the granted options vest at the end of the first year following the grant date, and the remaining option amounts vest in equal quarterly installments over the next following three years.
On July 2, 2007 the entire Board of Directors unanimously approved a further issuance of non-qualified options to employees, directors and consultants of the Company to purchase 100,000 shares of the Company’s common stock pursuant to the 2006 Stock Option Plan. All of these options have an exercise price of $0.07, are subject to a four year vesting period whereby 25% of the granted options vest at the end of the first year following the grant date, and the remaining option amounts vest in equal quarterly installments over the next following three years.
Under the modified prospective approach, compensation cost recognized for the fiscal year 2007 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006 that have vested subsequent to January 1, 2006, and compensation cost for all shared-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard.
We use the Black-Scholes option-pricing model to estimate fair value of stock-based awards with the following weighted average assumptions:

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years ended December 30
	2007	2006
Expected life (years)	10	10
Expected stock price volatility	95%-191%	95%-191%
Weighted average stock price volatility	115%	115%
Expected dividend yield	0	0
Risk-free interest rate	4.10%-4.80%	4.10%-4.80%
Expected volatility, weighted average volatility and expected life are based on our historical experience. Expected dividend yield was not considered in the option pricing formula since we do not pay dividends and have no current plans to do so in the future. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.
The fair value of the options issued on May 8, 2007 and July 2, 2007 using the Black Scholes method is $176,898. This amount will be expensed over the 4 year vesting period of the options.
In the year ending December 31, 2007 an amount of $330,528 was expensed as employee option expenses and $167,273 as non employee option expense respectively.
The following table summarizes the outstanding options activity for the twelve months ended December 31, 2007 as follows:

			Weighted
			average
			remaining	Aggregate
		Weighted	contractual	Intrinsic
	Total	price	term (years)	Value
OUTSTANDING, December 31, 2006	42,617,899	$0.103	3.9	$493,159

Granted in 2007	2,400,000	$0.0700
Cancelled in 2007	—	—
Exercised in 2007	—	—

OUTSTANDING, December 31, 2007	45,017,899	$0.101	3.0	$691,890

Exercisable at December 31, 2007	38,749,774	$0.094	2.0	$691,890
NOTE 16. WARRANTS
During the year ended December 31, 2006, new warrants were granted to Whitebox IV while Warrants of Whitebox II and III were reduced to $ 0.45

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

			Remaining	Aggegrate
			Life in	Intrinsic
	Total	Price	Years	Value
Warrants issued in 2004	6,311,951	$0.6259	1.3	$
Warrants Fusion	1,220,565	0.4464	2.3
Warrants Whitebox I	14,423,512	0.4541	1.7
Warrants Whitebox II	1,666,667	0.4500	2.2
Warrants Whitebox III	1,609,197	0.4500	2.7
Warrants Whitebox IV	10,400,000	0.0913	4.0
Cancelled in 2007	—	—	—
Exercised in 2007	—	—	—

Outstanding December 2007	35,631,891	$0.3780	2.4	$—

NOTE 17. LITIGATION SETTLEMENT
On December 21, 2006, the Company filed a patent infringement lawsuit against Abbott Laboratories, Inc. and Perclose, Inc. in the United States District Court for the Eastern District of Texas. In its Complaint, the Company asserted that Abbott Laboratories and Perclose have been infringing on Sutura’s patents for vascular and cardiovascular suturing. Abbott Laboratories and Perclose responded to the complaint denying the allegations and asserting certain infringement claims against the Company. On December 3, 2007, the Company, Abbott Laboratories and Abbott Vascular Inc. entered into a Settlement, License and Release Agreement to settle and resolve that certain patent infringement lawsuit entitled Sutura, Inc. v. Abbott Laboratories and Perclose, Inc., Civil No. 2:06-CV-536 (TJW), brought in the United States District Court for the Eastern District of Texas. The Settlement License and Release Agreement provided, among other things, for a cross license of certain patents between the parties and a one-time payment by Abbott Laboratories to the Company in the amount of $23,000,000. This amount was received by the Company as of December 14, 2007.
NOTE 18. SUBSEQUENT EVENTS (RESTATEED)
Recent Conversions of Debt-to-Equity by Whitebox Affiliates
Effective April 2, 2008, the following affiliates of Whitebox Advisors, LLC converted portions of convertible debt held by each such entity into an

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
aggregate of 65,165,775 shares of the Company’s Common Stock, par value $0.001 per share, as indicated below:

Whitebox Convertible Arbitrage Partners, L.P. –	25,859,437
Whitebox Hedged High yield Partners, L.P. -	20,687,550
Whitebox Intermarket Partners, L.P. -	8,275,012
Pandora Select Partners, L.P. -	10,343,775
On November 3, 2008, the Company entered into a binding Letter of Intent (the “Letter”) providing for the sale of all of the Company’s non-cash assets and $3.0 Million of its cash and cash equivalents to Nobles Medical Technologies, Inc., a Delaware corporation (“Buyer”), in exchange for a cash payment of $6.75 Million (the “Acquisition”). Anthony Nobles, an officer and director of the Company, is also an officer, director and shareholder of the Buyer. The Letter provides that the obligation of the parties to effect the Acquisition shall be subject to the execution by the parties of a definitive agreement containing customary and appropriate terms for a transaction of the type contemplated, and that the parties agree to use best efforts to negotiate and execute such a definitive agreement on or before December 15, 2008.
On December 12, 2008, the Company entered into a definitive Asset Purchase Agreement (the “Agreement”) with Buyer providing for the Acquisition. The closing of the Acquisition (the “Closing”) is subject to certain conditions which include, among other things, the approval of Registrant’s stockholders (“Stockholder Approval”). From the date of the Agreement until the earlier of the Closing or the termination of the Agreement, Registrant has agreed that it will not, and will use its reasonable best efforts to cause its representatives not to, directly or indirectly (i) solicit, seek, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, sale of substantial assets, sale of shares of more than 10% of the outstanding equity securities, in each case of Registrant, or similar transaction involving Registrant, other than the transactions contemplated by the Agreement (any of the foregoing, an “Acquisition Proposal”); provided, however, that nothing contained in the Agreement shall prevent Registrant or its board of directors (the “Board”) from furnishing information to, or entering into discussions or negotiations with, or otherwise facilitate any inquiries of, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person, or modifying or withdrawing its approval and authorization of the transactions contemplated thereby or approving and authorizing an unsolicited bona fide written Acquisition Proposal, if and only to the extent that the Board believes in good faith (after consultation with its financial and legal advisors) that such action is required for the Board to comply with its fiduciary duties to the stockholders of Seller under applicable law.
The Agreement may be terminated prior to the Closing by: (a) the written agreement of Buyer and Registrant; (b) the non-breaching party following (i) discovery of any material inaccuracy of any representation or warranty of the other party contained in the Agreement, or (ii) any material breach of any covenant of the other party in the Agreement if such breach remains uncured ten days after providing notice thereof (c) Buyer or Registrant if

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
the Closing has not occurred on or prior to February 28, 2009; provided that the right to terminate the Agreement shall not be available to any party whose breach of any provision of the Agreement results in the failure of the Closing to occur on or prior to such date; (d) Registrant if the fairness opinion as to the Acquisition is withdrawn by the issuing party; (e) Registrant if Registrant’s Board shall have withdrawn its authorization and approval of the Agreement and the transactions contemplated thereby based upon receipt of an Acquisition Proposal; (f) Buyer if the (i) Registrant’s Board shall have withdrawn its authorization and approval of the Agreement and the transactions contemplated thereby based upon receipt by Registrant’s Board of an Acquisition Proposal, and (ii) the Closing has not occurred on or prior to February 27, 2009; and (g) Buyer if the Stockholder Approval has not been obtained within five (5) business days following (i) notification from the Securities and Exchange Commission (“SEC”) that it has no comments (or no further comments) on the materials required to be distributed to the stockholders of Registrant pursuant to the regulations of the SEC, or (ii) the expiration of the applicable waiting period following the initial filing of such materials with the SEC without receipt of comments from the SEC on such materials.
If Buyer terminates the Agreement due to (i) discovery of a material inaccuracy of a representation or warranty of Registrant contained in the Agreement, (ii) a material breach of a covenant of Registrant, (iii) the Registrant’s Board having withdrawn its authorization and approval of the Agreement and the transactions contemplated thereby based upon receipt by Registrant’s Board of an Acquisition Proposal and the Closing having not occurred on or prior to February 27, 2009, or (iii) the Stockholder Approval having not been obtained within five (5) business days following notification from the SEC that it has no comments (or no further comments) on the materials required to be distributed to the stockholders of Registrant pursuant to the regulations of the SEC, or the expiration of the applicable waiting period following the initial filing of such materials with the SEC without receipt of comments from the SEC on such materials, or if Registrant terminates the Agreement because the fairness opinion as to the Acquisition is withdrawn by the issuing party or due to Registrant’s Board having withdrawn its authorization and approval of the Agreement and the transactions contemplated thereby based upon receipt of an Acquisition Proposal, Registrant will pay Buyer an amount equal to $500,000.
Since November 3, 2008 and pursuant to a letter agreement between the parties, Buyer and its designated representatives have been managing and been in charge of the operations and day-to-day business of Registrant, subject to such general oversight by Registrant’s Board of Directors as is required for the Board to exercise its fiduciary duties. Buyer is required to conduct the operations of Seller within a budgetary maximum spending limit of $500,000 (the “Closing Budget”) from November 3, 2008 until December 15, 2008. After December 15, 2008, the Closing Budget increases to $1,000,000, but may be increased up to $1,500,000 at the Buyer’s election if Buyer consents to increase the potential termination fee that it may be required to pay beyond $1,000,000 up to the amount of the Closing Budget. The expenses subject to the Closing Budget do not include transaction expenses, certain expenses incurred by or at the direction of the Registrant’s officers and directors, depreciation, amortization, interest expense or income tax expense. If Registrant terminates the Agreement due to discovery of a material inaccuracy of a representation or warranty of Buyer contained in the Agreement of a material breach of a covenant of

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Buyer, Buyer will pay a termination fee equal to amount of the actual expenses (excluding the expenses that are excluded from the Closing Budget) incurred by Registrant from November 3, 2008 to the date of the termination of the Agreement.
Repricing of note to officer
The Company, as successor to Prior Sutura, currently owes Mr. Ratering, an officer and director of Registrant, the principal amounts of $516,091 and $410,317 pursuant to two promissory notes. In 2007, each of the notes bore simple interest at 8% and were to be due and payable on December 31, 2007. The accrued interest on such notes as of December 31, 2007 was $41,287 and $32,825 respectively. On January, 17, 2008 each of the notes were amended to extend the maturity date of each of the notes to July 1, 2009, to increase the interest rate to 10% (effective as of January 1, 2008), and to provide that each of the notes were to be convertible at the election of Mr. Ratering into 11,580,090 shares of the Company’s Common Stock at a conversion rate of $0.08 per share.
Past Officer Litigation
On March 18, 2007, David R. Teckman filed a lawsuit against The Company and Dr Anthony A. Nobles in the District Court, Fourth Judicial District, County of Hennepin, Minnesota, alleging breach of contract, breach of covenant of good faith and fair dealing, unjust enrichment and similar allegations pertaining seeking damages and compensation relating to the recent termination of his employment relationship with the Company. On April 14, 2008, Mt Teckman dismissed the lawsuit without prejudice.
Loan from Whitebox and Repayment
On December 12, 2007, the Registrant issued an unsecured Promissory Note in the principal amount of $100,000 to Pandora Select Partners, L.P., a British Virgin Islands limited partnership, an affiliate of Whitebox Advisors, LLC. The principal balance the note bore a one-time interest charge of Two Thousand Dollars ($2,000). The Company paid the outstanding amounts of principal and interest due under this note on January 15, 2008.
Patent Infringement Litigation
On December 21, 2006, the Company filed a patent infringement lawsuit against Abbott Laboratories, Inc. and Perclose, Inc. in the United States District Court for the Eastern District of Texas. In its Complaint, the Company asserted that Abbott Laboratories and Perclose have been infringing on Sutura’s patents for vascular and cardiovascular suturing. Abbott Laboratories and Perclose responded to the complaint denying the allegations and asserting certain infringement claims against the Company. On December 3, 2007, the Company, Abbott Laboratories and Abbott Vascular

SUTURA INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Inc. entered into a Settlement, License and Release Agreement to settle and resolve that certain patent infringement lawsuit entitled Sutura, Inc. v. Abbott Laboratories and Perclose, Inc., Civil No. 2:06-CV-536 (TJW), brought in the United States District Court for the Eastern District of Texas. The Settlement License and Release Agreement provided, among other things, for a cross license of certain patents between the parties and a one-time payment by Abbott Laboratories to the Company in the amount of $23 million.